Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

among

STEPSTONE GROUP INC.

ALTO MERGER SUB 1, INC.

ALTO MERGER SUB 2, INC.

GREENSPRING ASSOCIATES NEWCO, LLC

GREENSPRING BACK OFFICE SOLUTIONS NEWCO, LLC

STEPSTONE GROUP LP

GREENSPRING ASSOCIATES, INC.

GREENSPRING BACK OFFICE SOLUTIONS, INC.

the SELLERS signatory hereto,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Seller Representative

Dated as of July 7, 2021

i

(Continued)

(Continued)

Exhibit A-1	Form of GA Stockholder Consent and Agreement
Exhibit A-2	Form of GBOS Stockholder Consent and Agreement
Exhibit B	Form of A&R RRA
Exhibit C	Form of A&R SSGLP LPA

(Continued)

Page
Exhibit D	Form of Class C Exchange Agreement
Exhibit E	Form of Earnout Addendum
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of A&R Parent Stockholders Agreement
Exhibit H-1	Form of Consent Notice – Separately Managed Account Clients
Exhibit H-2	Form of Consent Notice – Private Fund Clients

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT, dated as of July 7, 2021 (this “Agreement”), is between StepStone Group Inc., a Delaware corporation (“Parent”), Alto Merger Sub 1, Inc., a Delaware corporation (the “NewCo 1”), Alto Merger Sub 2, Inc., a Delaware corporation (the “NewCo 2”), Greenspring Associates NewCo, LLC, a Delaware limited liability company (the “NewCo 3”), Greenspring Back Office Solutions NewCo, LLC, a Delaware limited liability company (the “NewCo 4”), StepStone Group LP, a Delaware limited partnership (“SSGLP”), Greenspring Associates, Inc., a Delaware corporation (“GA Inc.”), Greenspring Back Office Solutions, Inc., a Delaware corporation (the “GBOS, Inc.”), the other Sellers signatory hereto and Shareholder Representative Services LLC, solely in its capacity as the initial Seller Representative hereunder.

RECITALS

A. Immediately prior to the occurrence of the Mergers on the terms set forth herein, each of the partners of Greenspring Associates LP, a Delaware limited partnership (“GALP”) (other than GA Inc.) and each of the members of Greenspring Back Office Solutions, LLC, a Delaware limited liability company (“GBOS”) (other than GBOS Inc.), desire to contribute (i) all of the limited partner interests of GALP (the “GALP Interests”) held by them and (ii) all of the limited liability company membership interests of GBOS (the “GBOS Units”) held by them, to SSGLP, in each case in exchange for cash and certain Class C Units of SSGLP (as defined in the A&R SSGLP LPA, the “SSGLP Units”), which are or will become exchangeable into shares of Class A Common Stock, par value $0.001 per share, of Parent (the “Parent Class A Common Stock”) in accordance with the terms of the A&R SSGLP LPA and the Class C Exchange Agreement.

B. The boards of directors of each of NewCo 1 and GA Inc. have (i) determined that the merger of NewCo 1 with and into GA Inc. (the “GA Merger”), with GA Inc. surviving the GA Merger as a direct and wholly-owned subsidiary of Parent, would be advisable and fair to, and in the best interests of, their respective stockholders, and (ii) approved the GA Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

C. The boards of directors of each of NewCo 2 and GBOS Inc., have (i) determined that the merger of NewCo 2 with and into the GBOS Inc. (the “GBOS Merger”), with GBOS Inc. surviving the GBOS Merger as a direct and wholly-owned subsidiary of Parent, would be advisable and fair to, and in the best interests of, their respective stockholders, and (ii) approved the GBOS Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the DGCL.

D. The managing member or board of directors of each of GA Inc. and NewCo 3, as applicable, have (i) determined that the merger of GA Inc. with and into NewCo 3 (the “NewCo 3 Merger”), with NewCo 3 surviving the NewCo 3 Merger as a direct and wholly-owned subsidiary of Parent, would be advisable and fair to, and in the best interests of, their respective members or stockholders, as applicable and (ii) approved the NewCo 3 Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Limited Liability Company Act of the State of Delaware (the “Act”) or the DGCL, as applicable.

E. The managing member or board of directors of each of GBOS Inc. and NewCo 4, as applicable, have (i) determined that the merger of GBOS Inc. with and into NewCo 4 (the “NewCo 4 Merger” and together with GA Merger, the GBOS Merger and the NewCo 3 Merger, the “Mergers”), with NewCo 4 surviving the NewCo 4 Merger as a direct and wholly-owned subsidiary of Parent, would be advisable and fair to, and in the best interests of, their respective members or stockholders, as applicable and (ii) approved the NewCo 4 Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Act or the DGCL, as applicable.

F. Based on the recommendation of the board of directors of GA Inc. that the GA Merger would be advisable and fair to, and in the best interests of, its stockholders, as promptly as practicable following the execution and delivery of this Agreement, it is expected that the holders (the “GA Stockholders”) of 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of GA Inc. (the “GA Common Stock”) shall approve and adopt this Agreement and the GA Merger in accordance with Sections 228 and 251 of the DGCL by delivering a GA Stockholder Consent and Agreement in substantially the form of Exhibit A-1 (the “GA Stockholder Consent and Agreement”).

G. Based on the recommendation of the board of directors of GBOS Inc. that the GBOS Merger would be advisable and fair to, and in the best interests of, its stockholders, as promptly as practicable following the execution and delivery of this Agreement, it is expected that the holders (the “GBOS Stockholders”) of 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of GBOS Inc. (the “GBOS Common Stock”) shall approve and adopt this Agreement and the GBOS Merger in accordance with Sections 228 and 251 of the DGCL by delivering a GBOS Stockholder Consent and Agreement in substantially the form of Exhibit A-2 (the “GBOS Stockholder Consent and Agreement”).

H. For U.S. federal income tax purposes, it is intended that (i)(A) the GA Merger and the Newco 3 Merger and (B) the GBOS Merger and the Newco 4 Merger, in each case, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a “plan of reorganization” for purposes of the Code with respect to each Merger and (ii) the Contribution and Exchange Transactions, taken together, be treated as a series of exchanges under Section 721(a) of the Code to the extent received in exchange for the Unit Consideration and as a sale under section 1001 of the Code to the extent received in exchange for Cash.

I. Parent expects to use the proceeds of the Financing, if any, to acquire interests in GA Inc. and GBOS Inc. through the Mergers, with the Financing being treated as a “qualified liability” (within the meaning of Treasury Regulations Section 1.707-5(a)(6) and 1.163-8T).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“A&R RRA” shall mean the Amended and Restated Registration Rights Agreement (as amended from time to time) of Parent, substantially in the form of Exhibit B hereto.

“A&R SSGLP LPA” shall mean the Ninth Amended and Restated Limited Partnership Agreement of SSGLP (as amended from time to time), substantially in the form of Exhibit C hereto.

“Action” means any claim, action, suit, inquiry, proceeding, examination, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Consideration” means the aggregate amount, if any, payable to the Sellers pursuant to Section 2.11 and the Earnout Addendum.

“Adjustment Escrow Amount” means $750,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Allocated Share” shall mean the Percentage set forth on the Consideration Allocation Schedule.

“Ancillary Agreements” means the GA Stockholder Consent and Agreement, the GBOS Stockholder Consent and Agreement, the Escrow Agreement, the A&R Parent Stockholders Agreement, the Class C Exchange Agreement, the Earnout Addendum and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Antitrust Filing Fees” means all filing fees paid to Governmental Authorities for the filings under the HSR Act and any other applicable Antitrust Law in connection with the transactions contemplated herein.

“Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, each as amended, and any other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restricting or lessening of competition or restraint of trade.

“Applicable Accounting Principles” means GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, that in the event of a conflict between GAAP and consistent application with the preparation of the Balance Sheet, GAAP shall prevail. For the avoidance of doubt, in the event that the Closing Date occurs on a day that is not the last day of a regular quarterly reporting period (a “Quarterly Period”) of the Group Companies, for purposes of calculating the Merger Consideration and its components hereunder, the amount of revenue of the Group Companies shall be determined on a pro rata basis based on the total revenue attributable to such Quarterly Period multiplied by a fraction, the numerator of which is the number of days that have elapsed in such Quarterly Period from the first day of such Quarterly Period through and including the date that is immediately prior to the Closing Date and the denominator of which is the number of days in the entire Quarterly Period.

“Base Stock Consideration” means 12,643,556.47 shares of Parent Class A Common Stock.

“Base Stock Consideration Value” means $433,265,600.00.

“Base Unit Consideration” means 3,114,723 SSGLP Units.

“Base Unit Consideration Value” means $106,734,400.00.

“Base Date” means March 31, 2021.

“Base Date Revenue Run Rate” means, with respect to any Client, the dollar amount set forth opposite such Client’s name under the heading “Revenue Run Rate” on Schedule 1.1(a) of the Disclosure Letter, as may be adjusted pursuant to Section 5.19.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Track Record” means all rights to the investment performance, performance record and financial history of the Group Companies since their inception, and all documentation related to such performance and history, including all records required to be prepared or maintained by the Group Companies or their respective Affiliates under applicable Law in order to demonstrate or substantiate such performance and history.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, the Consolidated Appropriations Act, 2021 and any related or successor legislation, guidance, rules and regulations promulgated thereunder relating to COVID-19.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Group Companies required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Group Companies as of such date prepared in accordance with GAAP (including any uncleared checks and drafts issued to a Group Company that have been deposited or are in the possession of a Group Company), net of (i) any outstanding checks, wires and bank overdrafts of the Group Companies and (ii) any restricted cash of the Group Companies, including any security deposits, customer deposits or other cash collateral of the Group Companies.

“Class C Exchange Agreement” means that certain Class C Exchange Agreement, substantially in the form of Exhibit D, to be entered and effective on the Closing Date, between SSGLP, Parent and each of former holders of GALP Interests and GBOS Units, which shall provide for, among other things, the terms and conditions of the conversion of SSGLP Units into shares Parent Class A Common Stock.

“Client” means any Person to which a Group Company directly or indirectly provides Investment Services pursuant to an Investment Contract, including each Private Fund and each Separately Managed Account Client, but, for the avoidance of doubt, excluding Private Fund Investors.

“Closing Date Cash Consideration” means the Closing Date Consideration minus the Base Stock Consideration Value minus the Base Unit Consideration Value minus any portion of the Excess Cash Amount that Parent elects to pay in the form of shares of Parent Class A Common Stock or SSGLP Units pursuant to Section 2.2 or Section 2.7.

“Closing Date Consideration” means (a) (i) $725,000,000, plus (ii) the Estimated Cash, plus (iii) the Estimated Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Estimated Working Capital Underage, if any, minus (vi) the Adjustment Escrow Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Expense Fund, minus (ix) the Specified Bonus multiplied by (b) the Closing Date Client Consent Percentage.

“Closing Date Client Consent Percentage” means the fraction, expressed as a percentage (which, for the avoidance of doubt, may not be greater than 100%), having a numerator equal to the Closing Date Revenue Run Rate and a denominator equal to the Total Revenue Run Rate.

“Closing Date Revenue Run Rate” means, on an aggregate basis, the Base Date Revenue Run Rate of all Consenting Clients.

“Closing Working Capital Overage” shall mean the amount, if any, by which the Closing Net Working Capital is greater than Target Net Working Capital. If the Closing Net Working Capital is equal to or lower than Target Net Working Capital, then Closing Working Capital Overage shall be zero.

“Closing Working Capital Underage” shall mean the amount, if any, by which the Closing Net Working Capital is less than Target Net Working Capital. If the Closing Net Working Capital is equal to or greater than Target Net Working Capital, then Closing Working Capital Underage shall be zero.

“Consent” means any consent, approval, authorization, waiver, permit, grant, agreement, exemption, or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Consenting Client” means Clients for which the Group Companies have received Consents (or are deemed to have received Consents) in accordance with Section 5.7, as applicable, prior to the Closing; provided, that: (A) if a Client has multiple accounts with the Group Companies and provides (or is deemed to have provided) its Consent with respect to certain of those accounts but does not provide (and is not deemed to have provided) its Consent with respect to other of those accounts, then, such Client shall be deemed to be a Consenting Client with respect to those accounts for which it has provided (or is deemed to have provided) its Consent and shall not be deemed to be a Consenting Client with respect to those accounts for which such Client has not provided (and is not deemed to have provided) its Consent; and (B) a Client shall not be a Consenting Client with respect to an account of such Client if, prior to the Closing, such Client: (x) withdraws its assets under management with respect to such account (provided, that if a Client withdraws a portion of its assets under management such Client shall only be deemed a Consenting Client with respect to the remaining assets under management and the Revenue Run Rate attributable to such Consenting Client for purposes of determining the Closing Date Revenue Run Rate shall be calculated based upon such remaining assets under management); (y) provides notice to a Group Company or the Sellers that such Client is terminating, or intends to terminate, such account; or (z) after providing its Consent, withdraws its Consent.

“Contract” means any legally binding contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Financial Assistance Program” means any financial assistance program implemented by any Governmental Authority in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof), including the Families First Act, the CARES Act and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and subsequent guidance issued in respect thereof, and any other similar or additional federal, state, local, or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act, the Occupational Safety and Health Administration and the Center for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“Directly Held Entities” means Greenspring Crossover I GP, LLC, Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring Opportunities GP II, LLC, Greenspring GP VII, Ltd., Greenspring GP VIII, Ltd., Greenspring GP VIII SARL, Greenspring FF-GP, LLC, Greenspring FF-GP II, LLC and Greenspring FF-GP II, Ltd.

“Earnout Addendum” means that certain Earnout Addendum in the form of Exhibit E.

“Earnout Payment” has the meaning set forth in the Earnout Addendum.

“Earnout Period” has the meaning set forth in the Earnout Addendum.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“Equity Securities” means, with respect to any Person, any share, interest, participation or other (however designated) equity interest in such Person, including (a) capital stock, membership interests and partnership interests, (b) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, (c) any bond, debenture or other Indebtedness having the right to vote with the equity holders of such Person or convertible or exchangeable for securities having the right to vote with the equity holders of such Person and (d) any warrant, option, convertible or exchangeable security, or other rights to purchase or otherwise acquire any of the foregoing.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with any Group Company and that, together with any Group Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Seller Representative and the Escrow Agent, substantially in the form attached as Exhibit F hereto.

“Estimated Working Capital Overage” shall mean the amount, if any, by which the Estimated Net Working Capital is greater than Target Net Working Capital. If the Estimated Net Working Capital is equal to or lower than Target Net Working Capital, then Estimated Working Capital Overage shall be zero.

“Estimated Working Capital Underage” shall mean the amount, if any, by which the Estimated Net Working Capital is less than Target Net Working Capital. If the Estimated Net Working Capital is equal to or greater than Net Working Capital, then Estimated Working Capital Underage shall be zero.

“Excess Cash Amount” means the excess, if any, of (i) (A) the Closing Date Consideration minus (B) the Base Stock Consideration Value minus (C) the Base Unit Consideration Value over (ii) $185,000,000.

“Expense Fund Amount” means $250,000.

“Expense Fund” means the Expense Fund Amount deposited with the Seller Representative, as such amount may be increased or decreased.

“Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, Representatives and agents, and the respective successors and assigns of each of the foregoing.

“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any related commitments to purchase or otherwise provide the Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements, indentures or similar agreements (including the definitive agreements executed in connection with the Financing Commitments (and the related fee letters) or any such related commitments) relating thereto.

“Fund Documents” means with respect to a Client that is a Private Fund, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association, or similar governing document governing the operations of any entities that comprise such Private Fund, as well as the then-current offering documents (if any) of such pooled vehicle.

“Fundamental Representations” means the representations set forth in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.3(a)(ii), Section 3.4 and Section 3.23.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“GALP Partners” means the limited partners and the general partner of GALP.

“GBOS Members” means GBOS Inc. and Eric Thompson.

“Government Stimulus Payments” means any proceeds or amounts received from or in connection with (a) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (b) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (c) any similar programs in any state, local or non-U.S. jurisdiction.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Group Companies” means GA Inc., GBOS, Inc., GALP, GBOS, each Directly Held Entity or any of their respective Subsidiaries.

“Group Company Employees” means, collectively, officers, directors and employees of any Group Company, or their respective Subsidiaries, and all other individual service providers of any Group Company or their respective Subsidiaries.

“Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials, mold, and petroleum and petroleum products or any fraction thereof.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby): (i) the unpaid principal amount of accrued interest, premiums, penalties and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement), in each case, in respect of (A) all indebtedness for borrowed money of the Group Companies, including indebtedness evidenced by notes, debentures, letters of credit, bonds or other similar instruments, and (B) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements; (ii) all obligations under finance or capital leases with respect to which any Group Company is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions (other than trade payables incurred in the ordinary course of business); (iv) all liabilities with respect to any current or former employee, officer, manager or director of any Group Company that arise before or on the Closing Date, including any earned and unpaid salary or other guaranteed payments (in each case, whether or not accrued), any earned deferred compensation, any liability in respect of earned and unpaid bonuses (payable in cash or otherwise, whether or not accrued) for the prior fiscal year and for the period commencing on first day of the fiscal year and ending on the Closing Date, and any employment Taxes payable by any Group Company with respect to the foregoing; (v) unpaid management fees or other amounts owed by the Group Companies to any Seller or any Related Party of any Seller; (vi) with respect to any Group Company, unpaid distributions to members or partners which are declared or contractually obligated under the Organizational Documents of such Group Company to be paid at or prior to Closing; (vii) all deposits and monies received in advance, deferred revenue (as determined in accordance with GAAP) or deferred rental obligations of the Group Companies; (viii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Group Company; (ix) any and all unpaid Pre-Closing Taxes, which shall not be less than zero; (x) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act or other applicable Law, to the extent not included in the calculation of Closing Net Working Capital as finally determined pursuant to Section 2.11; (xi) all liabilities in respect of underfunding of the Defined Benefit Plan with respect to accruals up to the Closing Date or, if later, the termination date of the Defined Benefit Plan; (xii) all liabilities or obligations set forth on Schedule 1.1(b) of the Disclosure Letter and (xiii) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which any Group Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Investment Contract” means any investment advisory, investment sub-advisory, investment management, or similar Contract pursuant to which a Group Company provides Investment Services to any Person, including, any limited partnership agreement, limited liability company agreement or equivalent document governing a Private Fund, and any side letter or similar undertaking with or to any investor in a Private Fund.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, social media accounts, social media handles, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, Technology, product roadmaps, business plans, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Investment Services” means any services that (i) involve acting as or being an investment advisor within the meaning of the Advisers Act or any similar Law and performing activities related or incidental thereto (including investment sub-advisory services), (ii) involve providing investment management or investment supervisory services, (iii) involve providing assistance, guidance or advice regarding possible investments or the allocation of investments and performing activities related or incident thereto that does not involve acting as or being an investment adviser within the meaning of the Advisers Act or (iv) involve creating customized investment solutions, model portfolios or indices that does not involve acting as or being an investment adviser within the meaning of the Advisers Act.

“knowledge,” with respect to the Group Companies, means the actual knowledge of the Persons listed on Schedule 1.1(c) of the Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to any Group Company or which any Group Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Marketing Period” means, unless otherwise agreed to by Parent and GA Inc., the first period of 15 consecutive Business Days after the date of this Agreement throughout which Parent shall have the Required Information; provided, that:

(i) November 25, 2021 and November 26, 2021 shall not be deemed to be Business Days for purposes of calculating such 15-Business Day period;

(ii) if such 15-Business Day period has not ended on or prior to August 20, 2021, then such 15-Business Day period shall not commence prior to September 7, 2021 and if such 15-Business Day period has not ended on or prior to December 17, 2021, then such 15-Business Day period shall not commence prior to January 4, 2022; and

(iii) the Marketing Period shall not be deemed to have commenced if, at any time after the date of commencement thereof and prior to the completion of the Marketing Period, (a) prior to the completion of such 15 consecutive Business Day period, the auditors providing an audit opinion with respect to any of the financial statements contained in the Required Information shall have withdrawn such audit opinion in which case the Marketing

Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by such auditors or another nationally-recognized public accounting firm or (b) there shall have been communicated to Parent or publicly announced any intention to restate any historical financial information included in the Required Information or the Sellers or Group Companies shall be aware of an error or omission in the Required Information that could reasonably be expected to require restatement of any historical financial statements included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or it has been determined that no restatement shall be required under GAAP;

provided, further, that if the Marketing Period under the Financing Commitments has ended (whether by waiver or otherwise) prior to the end of the Marketing Period under this Agreement, the Marketing Period under this Agreement shall end concurrently.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations of the Group Companies, taken as a whole; provided, however, that a Material Adverse Effect shall not include any event, change, occurrence or effect to the extent attributable to (A) changes or developments generally affecting the economy or the financial, commodities or securities markets, in the United States or globally, including effects on the industry in which the Group Companies operate, (B) changes in the political climate, the outbreak or escalation of hostilities or any acts of war or terrorism, social unrest, strikes, natural disaster, epidemics, pandemics, other outbreaks of infectious disease, including in each case COVID-19, or other “acts of God”, (C) changes in any applicable Laws or applicable accounting regulations or principles (or interpretations thereof) after the date hereof, (D) in and of itself, the failure by the Group Companies to meet any internal or other projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the underlying reason for such failure to meet such projections, budgets, plans, or forecasts may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred) or (E) any action taken by or at the written request of Parent or any action not taken at the written request of Parent; provided, however, that in the cases of the foregoing clauses (A) through (C), except to the extent any of the events, changes, circumstances, occurrences, effects or state of facts materially and disproportionately impact the Group Companies, as compared to the other companies in the industries in which the Group Companies operate.

“Merger Consideration” means (i) the Closing Date Consideration, plus (ii) any Additional Consideration (including any consideration payable to the Sellers under the terms of the Earnout Addendum).

“Net Working Capital” means, as at a specified date (and without duplication of any amount included in the definition of Indebtedness, Cash or Transaction Expenses that are reflected in the calculation of the Closing Date Consideration, including any adjustments pursuant to Section 2.11), an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Group Companies, minus (ii) the consolidated current liabilities of the Group Companies, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles and in a manner consistent with the calculation of Net Working Capital attached hereto as Schedule 1.1(d) of the Disclosure Letter; provided, however, for the avoidance of doubt, (i) Net Working Capital shall exclude any amounts relating to or included in Cash, Indebtedness, Transaction Expenses or items relating to Taxes (including current or deferred) to the extent such amounts are reflected in the calculation of the Merger Consideration (to avoid any double-counting with any other adjustments) and (ii) the consolidated current assets of the Group Companies shall include the amount of overfunding of the Defined Benefit Plan immediately following the termination of the Defined Benefit Plan.

“Offering Information” means, such historical financial statements regarding the Group Companies of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of equity securities, which shall have been reviewed or audited, as applicable, by the Group Companies’ auditors in accordance with applicable accounting standards and, in any event, shall include (i) audited balance sheets and related statements of operations, comprehensive income, stockholders’ or members’ equity and cash flows of each of GA Inc., GBOS Inc., GALP and GBOS, in each case, prepared in accordance with GAAP, for the two most recent fiscal years that shall have ended at least 60 days prior to the Closing Date (together with the unqualified audit reports of the independent accountants for, as applicable, GA Inc., GBOS Inc., GALP and GBOS) and (ii) unaudited balance sheets and related statements of operations, comprehensive income, stockholders’ or members’ equity and cash flows of GA Inc., GBOS Inc., GALP and GBOS, in each case, prepared in accordance with GAAP, for each fiscal quarter and corresponding year-to-date period (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date.

“Order” means any order, injunction, judgment, or ruling of any Governmental Authority.

“Organizational Documents” means the certificate of incorporation and by-laws of a corporation, the certificate of formation and operating agreement of a limited liability company, the certificate of partnership and partnership agreement of a general or limited partnership, the declaration or agreement of trust and by-laws of a trust, and the similar organizational or constituent documents of any other Person other than a natural person.

“Owned Real Property” means all real property owned by the Group Companies, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parent Client” means any Person to which Parent directly or indirectly provides Investment Services, including any Private Fund or separately managed account.

“Parent Employees” means, collectively, officers, directors and employees of Parent or any of its Subsidiaries, and all other individual service providers of Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations of Parent, SSGLP and their respective Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any event, change, occurrence or effect to the extent attributable to (A) changes or developments generally affecting the economy or the financial, commodities or securities markets, in the United States or globally, including effects on the industry in which Parent and its Subsidiaries operate, (B) changes in the political climate, the outbreak or escalation of hostilities or any acts of war or terrorism, social unrest, strikes, natural disaster, epidemics, pandemics, other outbreaks of infectious disease, including in each case COVID-19, or other “acts of God”, (C) changes in any applicable Laws or applicable accounting regulations or principles (or interpretations thereof) after the date hereof, (D) in and of itself, the failure by Parent to meet any internal or other projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the underlying reason for such failure to meet such projections, budgets, plans, or forecasts may be deemed to constitute a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred) or (E) any action taken by or at the written request of GA Inc., any Group Company, the Sellers or any action not taken at the written request of a Group Company; provided, however, that in the cases of the foregoing clauses (A) through (C), except to the extent any of the events, changes, circumstances, occurrences, effects or state of facts materially and disproportionately impact Parent, as compared to the other companies in the industries in which Parent and its Subsidiaries operate.

“Pass-Through Tax Returns” shall mean Tax Returns reporting the operations of any Group Company for which the items of income, deductions, credits, gains or losses reported on such Tax Returns are passed through to the direct or indirect beneficial owner(s) of such Group Company under applicable Law. Pass-Through Tax Returns shall not include any Tax Return with respect to which a Group Company is itself considered an entity that is legally responsible for the payment of Tax shown as due on such Tax Return under applicable Law (for instance, a Tax Return with respect to an entity that is otherwise classified as an S corporation, partnership or is disregarded for U.S. federal income Tax purposes will not be a Pass-Through Tax Return if such entity would be responsible for the payment of Taxes shown on such Tax Return, other than in connection with any “imputed underpayment” within the meaning of Section 6225 of the Code).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor organization.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Plans” means (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, equity option, equity purchase, restricted equity, phantom equity, equity or equity-based, incentive, deferred compensation, retention, change in control, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance, consulting, independent contractor or other contracts or agreements to which any Group Company is a party, with respect to which any Group Company has or could reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by any Group Company for the benefit of any current or former Group Company Employee; (ii) each pension plan subject to Title IV of ERISA for which any Group Company could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; and (iii) each pension plan subject to Title IV of ERISA in respect of which any Group Company could reasonably be expected to incur liability under Section 4212(c) of ERISA; excluding, in each case, any plan, program, agreement or other arrangement maintained outside of the United States and required by applicable Law or regulation (e.g., government mandated severance plans or social benefits).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) of, or imposed on, the Group Companies for each Pre-Closing Tax Period, including any Taxes relating to an adjustment by the IRS in the amount of any item of income, gain, loss, deduction or credit of any Group Company, or any member’s distributive share thereof, that results in an “imputed underpayment” as described in Section 6225(b) of the Code, (ii) Taxes required to be paid as a result of an election, if any, pursuant to Section 965(h) of Code (including any such Taxes that are required to be paid with respect to any post-Closing Tax Period) and (iii) Taxes attributable to any inclusion under Section 951(a) or Section 951A of the Code in the gross income of Parent or its Affiliates at the end of the taxable year of any Group Company that includes, but does not end on, the Closing Date as a result of income accrued, transactions effected or investments made on or prior to the Closing Date.

“Private Fund” means any investment vehicle that is not registered for public sale in the United States or any other jurisdiction for which any Group Company or Parent (as the context requires) provides Investment Services or acts as the sponsor, general partner, managing member, or in any similar capacity (including any master fund, feeder fund, parallel fund, single investor fund, alternative investment vehicle, co-investment vehicle or similar investment vehicle).

“Private Fund Investor” means any limited partner or equity investor in a Private Fund.

“QSub” means a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, manager, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past three years has served as a director, executive officer, manager, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Required Information” means (i) audited consolidated balance sheets of Greenspring Associates, LLC and its Consolidated Subsidiaries, for the three most recent fiscal years that shall have ended at least 60 days prior to the Closing Date and the related audited consolidated statements of operations, changes in members’ equity, and income of Greenspring Associates, LLC and the Consolidated Subsidiaries for the periods then ended, together with all related notes and schedules thereto; (ii) the unaudited consolidated balance sheet of Greenspring Associates, LLC and the Consolidated Subsidiaries, and the related consolidated statements of operations, changes in members’ equity and income of Greenspring Associates, LLC and its Subsidiaries, together with all related notes and schedules thereto, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date; (iii) audited balance sheets and related statements of operations, comprehensive income, stockholders’ or members’ equity and cash flows of each of GA Inc., GBOS Inc., GALP and GBOS, in each case, prepared in accordance with GAAP, for the two most recent fiscal years that shall have ended at least 60 days prior to the Closing Date and (iv) unaudited balance sheets and related statements of operations, comprehensive income, stockholders’ or members’ equity and cash flows of GA Inc., GBOS Inc., GALP and GBOS, in each case, prepared in accordance with GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (iii) above and at least 40 days prior to the Closing Date.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers” means the GA Stockholders, the GBOS Stockholders, the GALP Partners and the GBOS Members.

“Separately Managed Account Client” means any Client other than a Private Fund.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Specified Bonus” means the amount of cash set forth on the Consideration Allocation Schedule (which amount shall not exceed $3,700,000) plus any employer Taxes payable in connection therewith.

“Stock Consideration” means a number of shares of Parent Class A Common Stock equal to (i) the Base Stock Consideration plus (ii) any additional shares of Parent Class A Common Stock issued by Parent pursuant to Section 2.7 on the Closing Date.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person; provided, that for the avoidance of doubt, Subsidiaries shall not include Clients or their Subsidiaries.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Net Working Capital” means $850,000.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement (Exchanges), dated as of September 18, 2020, by and among StepStone Group Inc., StepStone Group LP, and each of the other persons and entities parties thereto

“Tax Return” means any return, election, designation, declaration, report, claim for refund, estimate, information return, statement, filing or any other document of any nature whatsoever relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, including any return, declaration, report or other statement provided or required to be provided to any Person for compliance with sections 1471-1474 of the Code (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof).

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of a similar kind (including any amounts resulting from the failure to file any Tax Return) (whether imposed directly or through withholding and whether or not disputed), together with any interest and any penalties, additions to tax or other similar additional amounts with respect thereto (or attributable to the nonpayment thereof); (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person, other than any agreement or arrangement not primarily related to Taxes and entered into in the ordinary course of business.

“Technology” means any or all of the following: (i) works of authorship including Software, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and Websites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

“Total Revenue Run Rate” means $73,534,253, as may be adjusted pursuant to Section 5.19.

“Transaction Expenses” means, without duplication of any amount included in the definition of Indebtedness or Net Working Capital that are reflected in the calculation of the Closing Date Consideration (including any adjustments pursuant to Section 2.11), the aggregate amount of any and all fees and expenses, incurred or payable by or on behalf of, or paid or to be paid directly by, the Group Companies or any Person that any Group Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Sellers) in connection with the process of selling the Group Companies or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements (including any process run by or on behalf of the Group Companies in connection with such transaction) or the performance or consummation of the transactions contemplated hereby or thereby, including: (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority, Client Consents or third parties on behalf of any Group Company in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (v) any change of control payments, bonuses, severance, termination, retention obligations or similar payments payable in cash by any Group Company in connection with the transactions contemplated hereby (for the avoidance of doubt, excluding (1) any Merger Consideration, (2) the acceleration of the vesting or payment of any Equity Securities, and (3) any severance or other payments (A) arising as a result of the termination of any Group Company Employee (1) by Parent or any of its Affiliates on or after the Closing Date or (2) by the Group Companies prior to the Closing Date at the express and written direction of Parent or (B) put into place by Parent or by the Group Companies at Parent’s written request), including any employer Taxes payable in connection therewith; (vi) 100% of the Pre-Closing Transfer Taxes and 50% of the Other Transfer Taxes, in accordance with Section 5.8; and (vii) the cost of the D&O Tail Policy and the E&O Tail Policy; provided, that the Specified Bonus shall not be a Transaction Expense.

“Transaction Parent Stock Price” means $34.2677 per share of Parent Class A Common Stock.

“Treasury Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit Consideration” means a number of SSGLP Units equal to (i) the Base Unit Consideration, plus (ii) any additional SSGLP Units issued by SSGLP pursuant to Section 2.2 on the Closing Date.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
A&R Parent Stockholders Agreement	2.5(c)
Act	Recitals
Adviser Compliance Policies	3.8(f)
Affirmative Consent	5.7(b)(ii)
Agreement	Preamble
Balance Sheet	3.6(b)
Bankruptcy and Equity Exception	3.2(a)
Beneficial Ownership Regulation	5.14(a)(ii)
Business	5.12
Business IP	3.14(c)
Certificate of Merger	2.3(b)
Certificates of Merger	2.3(b)
Closing	2.3(a)
Closing Cash	2.11(a)
Closing Date	2.3(a)
Closing Indebtedness	2.11(a)
Closing Net Working Capital	2.11(a)
Closing Transaction Expenses	2.11(a)
Code	Recitals
Company Indemnified Parties	5.9(c)
Company Registered IP	3.14(e)
Confidentiality Agreement	5.6
Consideration Allocation Schedule	2.10(b)
Consolidated Subsidiaries	3.6(a)
Continuing Employee	5.9(d)
Contribution and Exchange Transactions	2.2(b)
Copyrights	1.1
D&O Tail Policy	5.9
Data Room	8.7
Debt Payoff Letter	2.9(b)(iii)
Defined Benefit Plan	5.16
DGCL	Recitals
Disclosure Letter	Article III
Dissenting Shares	2.8
E&O Tail Policy	5.9
Estimated Cash	2.10
Estimated Closing Statement	2.10
Estimated Indebtedness	2.10
Estimated Net Working Capital	2.10
Estimated Transaction Expenses	2.10
Exchange Act	4.4(a)
Final Closing Statement	2.11(a)
Financial Statements	3.6(a)
Financing	4.7
Financing Commitments	4.7

GA Common Stock	Recitals
GA Effective Time	2.3(b)
GA Inc.	Preamble
GA Merger	Recitals
GA Shares	2.7(a)
GA Stockholder Consent and Agreement	Recitals
GA Stockholders	Recitals
GA Surviving Corporation	2.1(a)
GA Surviving Entity	2.1(c)
GALP	Recitals
GALP Contribution and Exchange	2.2(a)
GALP Interests	Recitals
GBOS	Recitals
GBOS Common Stock	Recitals
GBOS Contribution and Exchange	2.2(b)
GBOS Effective Time	2.3(b)
GBOS Interim Financial Statements	3.6(a)
GBOS Merger	Recitals
GBOS Shares	2.7(b)
GBOS Stockholder Consent and Agreement	Recitals
GBOS Stockholders	Recitals
GBOS Surviving Corporation	2.1(b)
GBOS Surviving Entity	2.1(d)
GBOS Units	Recitals
GBOS, Inc.	Preamble
Group Company Closing Certificate	6.3(d)
Gunderson	8.19(a)
HSR Act	3.3(b)
Independent Accounting Firm	2.11(c)
Intended Merger Tax Treatment	5.8(h)(i)
Intended Tax Treatment	5.8(h)(i)
Interim Financial Statements	3.6(a)
Interim Period	5.2
Investment Company Act	3.21(a)
IRS	3.10(b)
Losses	5.15(a)
Marks	1.1
Material Contracts	3.17(a)
Mergers	Recitals
Morgan Stanley	3.23
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Negative Consent Notice	5.7(b)(iii)
Net Adjustment Amount	2.11(f)(i)
NewCo 1	Preamble
NewCo 2	Preamble

NewCo 3	Preamble
NewCo 3 Effective Time	2.3(b)
NewCo 3 Merger	Recitals
NewCo 4	Preamble
NewCo 4 Effective Time	2.3(b)
NewCo 4 Merger	Recitals
Notice of Disagreement	2.11(b)
Offering	5.14(b)
Other Transfer Taxes	5.8(f)
Parent	Preamble
Parent Benefit Plans	5.9(f)
Parent Class A Common Stock	Recitals
Parent Closing Certificate	6.2(d)
Parent Indemnified Parties	5.15(a)
Parent Prepared Returns	5.8(c)
Parent Related Parties	7.3(c)
Parent SEC Documents	4.4(a)
Patents	1.1
Payoff Indebtedness	2.9(a)(iii)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Personal Information	3.20(a)
PPP Loan	3.15(x)
Pre-Closing Transfer	5.17
Pre-Closing Transfer Taxes	5.8(f)
Privacy Laws	3.20(a)
Private Fund Financial Statement	3.21(n)
Proprietary Software	3.14(h)
Proskauer	8.19
Rev. Proc. 2018-12	5.9(e)(iii)
Reverse Termination Fee	7.3
RIAs	3.8(c)
S Corporation Status Relief Request	5.8(g)
Sanctions	3.8(s)
SEC	3.8(f)
Seller Prepared Returns	5.8(c)
Seller Representative	2.14(a)
SSGLP	Preamble
SSGLP Units	Recitals
Tax Accounting Firm	5.8(a)
Termination Date	7.1(f)
Trade Secrets	1.1
Transfer Taxes	5.8(f)

ARTICLE II

THE MERGER

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement, at the GA Effective Time and in accordance with the DGCL, NewCo 1 shall be merged with and into GA Inc. pursuant to which (x) the separate corporate existence of NewCo 1 shall cease, (y) GA Inc. shall be the surviving entity in the GA Merger (thereinafter, the “GA Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent and (z) all of the properties, rights, privileges, powers and franchises of GA Inc. and NewCo 1 will vest in the GA Surviving Corporation, and all of the debts, liabilities, obligations and duties of GA Inc. and NewCo 1 will become the debts, liabilities, obligations and duties of the GA Surviving Corporation;

(b) Upon the terms and subject to the conditions of this Agreement, at the GBOS Effective Time and in accordance with the DGCL, NewCo 2 shall be merged with and into GBOS Inc. pursuant to which (x) the separate corporate existence of NewCo 2 shall cease, (y) GBOS Inc. shall be the surviving entity in the GBOS Merger (thereinafter, the “GBOS Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent and (z) all of the properties, rights, privileges, powers and franchises of GBOS Inc. and NewCo 2 will vest in the GBOS Surviving Corporation, and all of the debts, liabilities, obligations and duties of GBOS Inc. and NewCo 2 will become the debts, liabilities, obligations and duties of the GBOS Surviving Corporation; and

(c) Upon the terms and subject to the conditions of this Agreement immediately following the GA Effective Time, and in accordance with the DGCL and the Act, the GA Surviving Corporation shall be merged with and into NewCo 3 pursuant to which (x) the separate corporate existence of the GA Surviving Corporation shall cease, (y) NewCo 3 shall be the surviving entity in the NewCo 3 Merger (thereinafter, the “GA Surviving Entity”) and shall continue its existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent and (z) all of the properties, rights, privileges, powers and franchises of the GA Surviving Corporation and NewCo 3 will vest in the GA Surviving Entity, and all of the debts, liabilities, obligations and duties of the GA Surviving Corporation and NewCo 3 will become the debts, liabilities, obligations and duties of the GA Surviving Entity.

(d) Upon the terms and subject to the conditions of this Agreement, immediately following the GBOS Effective Time, and in accordance with the DGCL and the Act, the GBOS Surviving Corporation shall be merged with and into NewCo 4 pursuant to which (x) the separate corporate existence of the GBOS Surviving Corporation shall cease, (y) NewCo 4 shall be the surviving entity in the NewCo 4 Merger (thereinafter, the “GBOS Surviving Entity”) and shall continue its existence under the laws of the State of Delaware as a wholly owned Subsidiary of Parent and (z) all of the properties, rights, privileges, powers and franchises of the GBOS Surviving Corporation and NewCo 4 will vest in the GBOS Surviving Entity, and all of the debts, liabilities, obligations and duties of the GBOS Surviving Corporation and NewCo 4 will become the debts, liabilities, obligations and duties of the GBOS Surviving Entity.

(e) The parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL and DLLCA.

Section 2.2 Contributions and Exchanges.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately prior to the GA Effective Time, the GALP Partners, other than GA Inc., shall contribute all of the GALP Interests held by them to SSGLP, free and clear of all Encumbrances (other than Encumbrances that the GALP Interests are subject to under applicable securities Laws) in exchange for the portion of the Closing Date Cash Consideration and the Base Unit Consideration allocated to such GALP Partner on the Consideration Allocation Schedule (collectively, the “GALP Contribution and Exchange”), plus an additional number of SSGLP Units or an additional amount of cash (as determined in the sole discretion of Parent) with a value equal to such GALP Partner’s Allocated Share of the Excess Cash Amount, if any, plus any Additional Consideration allocated to such GALP Partner on the Consideration Allocation Schedules.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately prior to the GBOS Effective Time, the GBOS Members, other than GBOS Inc., shall contribute all of the GBOS Units held by them to SSGLP, free and clear of all Encumbrances (other than Encumbrances that the GBOS Units are subject to under applicable securities Laws), in exchange for the portion of the Closing Date Cash Consideration and the Base Unit Consideration allocated to such GBOS Member on the Consideration Allocation Schedule (collectively, the “GBOS Contribution and Exchange”, and together with the GALP Contribution and Exchange, the “Contribution and Exchange Transactions” ), plus an additional number of SSGLP Units or an additional amount of cash (as determined in the sole discretion of Parent) with a value equal to such GBOS Member’s Allocated Share of the Excess Cash Amount, if any, plus any Additional Consideration allocated to such GBOS Member on the Consideration Allocation Schedules.

(c) For the avoidance of doubt, (1) under no circumstance shall SSGLP be required to issue SSGLP Units in excess of the Base Unit Consideration and (2) if Parent elects to issue SSGLP Units in lieu of paying cash with respect to the Excess Cash Amount payable to the GALP Partners or the GBOS Members, the SSGLP Units shall be valued by dividing the amount of the Excess Cash Amount that Parent elects to pay to the GALP Partners or the GBOS Members in SSGLP Units by the Transaction Parent Stock Price (rounded down to the nearest SSGLP Unit).

Section 2.3 Closing; Effective Time.

(a) The closing of the Contribution and Exchange Transactions and the Mergers (the “Closing”) shall be held via electronic exchange of documents on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time or on such other date as the parties mutually may agree in writing; provided, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), the Closing shall occur on the date following such satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) that is the earlier to occur of (a) a Business Day during the Marketing Period to be specified by Parent on no less than three (3) Business Days prior written notice to GA Inc. and (b) the second (2nd) Business Day following the final day of the Marketing Period. The day on which the Closing actually takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificates of merger in customary form be executed and filed with the Secretary of State of the State of Delaware with respect to the Mergers (each, a “Certificate of Merger” and together the “Certificates of Merger”). The Mergers shall become effective upon the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the parties shall agree and as shall be specified in the applicable Certificate of Merger. The date and time when the GA Merger shall become effective is herein referred to as the “GA Effective Time.”. The date and time when the GBOS Merger shall become effective is herein referred to as the “GBOS Effective Time.”. The date and time when the NewCo 3 Merger shall become effective is herein referred to as the “NewCo 3 Effective Time.”. The date and time when the NewCo 4 Merger shall become effective is herein referred to as the “NewCo 4 Effective Time.”

Section 2.4 Effects of the Mergers. The Mergers shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL and the Act.

Section 2.5 Surviving Entity Organizational Documents; Parent Stockholders Agreement.

(a) At the GA Effective Time, the certificate of incorporation and bylaws of GA Inc. as in effect immediately prior to the GA Effective Time, shall become the certificate of incorporation and bylaws of the GA Surviving Corporation until thereafter amended in accordance with their terms and the DGCL.

(b) At the GBOS Effective Time, the certificate of incorporation and bylaws of GBOS Inc. as in effect immediately prior to the GBOS Effective Time, shall become the certificate of incorporation and bylaws of the GBOS Surviving Corporation until thereafter amended in accordance with their terms and the DGCL.

(c) At the NewCo 3 Effective Time, the limited liability company operating agreement of NewCo 3 as in effect immediately prior to the NewCo 3 Effective Time, shall be the limited liability company operating agreement the GA Surviving Entity until thereafter amended in accordance with its terms.

(d) At the NewCo 4 Effective Time, the limited liability company operating agreement of NewCo 4 as in effect immediately prior to the NewCo 4 Effective Time, shall be the limited liability company operating agreement the GBOS Surviving Entity until thereafter amended in accordance with its terms.

(e) Effective as of the later of GA Effective Time or the GBOS Effective Time, the Stockholders Agreement of Parent, dated as of September 18, 2020, shall be amended and restated in substantially the form of Exhibit G (the “A&R Parent Stockholders Agreement”).

Section 2.6 Directors; Officers.

(a) From and after the GA Effective Time, (a) directors of GA Inc. serving immediately prior to the GA Effective Time shall be directors of the GA Surviving Corporation until the earlier of their resignation or removal or until its successor is duly elected and qualified, as the case may be and (b) the officers of GA Inc. serving immediately prior to the GA Effective Time shall be the officers of the GA Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) From and after the GBOS Effective Time, (a) directors of GBOS Inc. serving immediately prior to the GBOS Effective Time shall be directors of the GBOS Surviving Corporation until the earlier of their resignation or removal or until its successor is duly elected and qualified, as the case may be and (b) the officers of GBOS Inc. serving immediately prior to the GBOS Effective Time shall be the officers of the GBOS Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c) From and after the NewCo 3 Effective Time, (a) the managing member of NewCo 3 serving immediately prior to the NewCo 3 Effective Time shall be the managing member of the GA Surviving Entity until the earlier of its resignation or removal or until its successor is duly elected and qualified, as the case may be and (b) the officers of NewCo 3 serving immediately prior to the NewCo 3 Effective Time shall be the officers of the GA Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(d) From and after the NewCo 4 Effective Time, (a) the managing member of NewCo 4 serving immediately prior to the NewCo 4 Effective Time shall be the managing member of the GBOS Surviving Entity until the earlier of its resignation or removal or until its successor is duly elected and qualified, as the case may be and (b) the officers of NewCo 4 serving immediately prior to the NewCo 4 Effective Time shall be the officers of the GBOS Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7 Conversion of Equity Interests.

(a) At the GA Effective Time, by virtue of the GA Merger and without any further action on the part of any Person:

(i) the shares of GA Common Stock (each, a “GA Shares”) that are issued and outstanding immediately prior to the GA Effective Time shall be converted into the right of the GA Stockholders to receive, at the times specified in this Agreement, the portion of the Closing Date Cash Consideration and the Base Stock Consideration set forth on the Consideration Allocation Schedules, less the portion of the Specified Bonus allocated to such GBOS Stockholder on the Consideration Allocation Schedule, plus an additional number of shares of Parent Class A Common Stock or an additional amount of cash (as determined in the sole discretion of Parent) with a value equal to such GA Stockholder’s Allocated Share of the Excess Cash Amount, if any, plus (when and if payable) such GA Stockholder’s Allocated Share of Additional Consideration, if any, in each case, without interest; and

(ii) each share of capital stock of NewCo 1 issued and outstanding immediately prior to the GA Effective Time shall be converted into an share of capital stock of the GA Surviving Corporation.

(b) At the GBOS Effective Time, by virtue of the GBOS Merger and without any further action on the part of any Person:

(i) the shares of GBOS Common Stock (each, a “GBOS Shares”) that are issued and outstanding immediately prior to the GBOS Effective Time shall be converted into the right of the GBOS Stockholders to receive, at the times specified in this Agreement, the portion of the Closing Date Cash Consideration and the Base Stock Consideration set forth on the Consideration Allocation Schedule, less the portion of the Specified Bonus allocated to such GBOS Stockholder on the Consideration Allocation Schedule, plus an additional number of shares of Parent Class A Common Stock or an additional amount of cash (as determined in the sole discretion of Parent) with a value equal to such GBOS Stockholder’s Allocated Share of the Excess Cash Amount, if any, plus (when and if payable) such GBOS Stockholder’s Allocated Share of Additional Consideration, if any, in each case, without interest; and

(ii) each share of capital stock of NewCo 2 issued and outstanding immediately prior to the GBOS Effective Time shall be converted into an share of capital stock of the GBOS Surviving Corporation.

(c) At the NewCo 3 Effective Time, each share of capital stock of the GA Surviving Corporation issued and outstanding immediately prior to the NewCo 3 Effective Time shall be converted into a share of capital stock of the GA Surviving Entity.

(d) At the NewCo 4 Effective Time, each share of capital stock of the GBOS Surviving Corporation issued and outstanding immediately prior to the NewCo 4 Effective Time shall be converted into a share of capital stock of the GBOS Surviving Entity.

(e) For the avoidance of doubt, (1) under no circumstance shall Parent be required to issue shares of Parent Class A Common Stock in excess of the Base Stock Consideration and (2) if Parent elects to issue shares of Parent Class A Common Stock in lieu of paying cash with respect to the Excess Cash Amount payable to the GA Stockholders or the GBOS Stockholders, the shares of Parent Class A Common Stock shall be valued by dividing the amount of the Excess Cash Amount that Parent elects to pay to the GA Stockholders and the GBOS Stockholders, as applicable, in shares of Parent Class A Common Stock by the Transaction Parent Stock Price (rounded down to the nearest share of Parent Class A Common Stock).

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, GA Shares or GBOS Shares outstanding immediately prior to the GA Effective Time or the GBOS Effective Time, respectively, and held by a holder who is entitled to demand and has properly demanded appraisal for such GA Shares or GBOS Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such GA Shares or

GBOS Shares in the GA Merger or the GBOS Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If, after the GA Effective Time or the GBOS Effective Time, as applicable, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if he, she or it had been converted as of the GA Effective Time or the GBOS Effective Time, as applicable, into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.8, without interest. Each of GA Inc. and GBOS Inc. shall give Parent (a) prompt notice of any demands received by them for appraisal of GA Shares or GBOS Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by GA Inc. or GBOS Inc. relating to stockholders’ rights to appraisal with respect to the GA Merger or the GBOS Merger, as applicable, and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. Neither GA Inc. nor GBOS Inc. shall, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of GA Inc. or GBOS Inc., as applicable, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9 Certain Deliveries.

(a) At the Closing, Parent shall deliver, or cause to be delivered:

(i) to the Sellers, the Closing Date Cash Consideration, in accordance with the amounts set forth on the Consideration Allocation Schedule;

(ii) to the Escrow Agent for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount;

(iii) on behalf of the Group Companies, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.9(a)(iii) of the Disclosure Letter (the “Payoff Indebtedness”) pursuant to the applicable Debt Payoff Letter in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Group Companies and any of their respective Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv) on behalf of the Group Companies, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement;

(v) to the Seller Representative, an executed counterpart to the Escrow Agreement;

(vi) to the GA Stockholders and the GBOS Stockholders entitled to Stock Consideration, a copy of the A&R Parent Stockholders Agreement, duly executed by Parent and SSGLP;

(vii) to the GALP Partners and GBOS Members entitled to Unit Consideration, a copy of the Class C Exchange Agreement, the A&R SSGLP LPA and A&R RRA, duly executed by SSGLP and Parent;

(viii) to the GALP Partners and GBOS Members, the SSGLP Units set forth on the Consideration Allocation Schedule plus any additional SSGLP Units or cash that Parent elects to pay to such GALP Partners and GBOS Members in accordance with Section 2.2;

(ix) to the GA Stockholders and the GBOS Stockholders, the shares of Parent Class A Common Stock set forth on the Consideration Allocation Schedule, plus any additional shares of Parent Class A Common Stock that Parent elects to pay to such GA Stockholders and the GBOS Stockholders in accordance with Section 2.7, less the Specified Bonus;

(x) to the Seller Representative, for deposit into the Expense Fund, the Expense Fund Amount; and

(xi) to the applicable recipient, the amount of the Specified Bonus in accordance with the amount set forth in the Consideration Allocation Schedule.

(b) At or prior to the Closing, the Group Companies shall deliver:

(i) to Parent, all third party consents and estoppel certificates set forth on Schedule 2.9(b)(i) of the Disclosure Letter, in form and substance reasonably satisfactory to Parent;

(ii) to Parent, letters of resignation from the officers or directors of the Group Companies requested by Parent in writing at least five (5) Business Days prior to the Closing Date, in form and substance reasonably satisfactory to Parent;

(iii) to Parent, a payoff letter duly executed by each holder of Payoff Indebtedness, together with customary guaranty and lien releases relating to such Payoff Indebtedness, each in form and substance reasonably satisfactory to Parent (each such payoff letter, a “Debt Payoff Letter”);

(iv) to Parent, a certificate from each of GA Inc. and GBOS Inc. certifying that it is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code;

(v) to Parent, a duly executed and properly completed IRS Form W-9 from each of GA Inc, GBOS Inc., and each Seller;

(vi) to Parent, a duly executed questionnaire, in form and substance reasonably acceptable to Parent, from each Seller receiving a portion of the Stock Consideration or Unit Consideration affirming his, her or its status as an accredited investor;

(vii) to Parent, certificates representing the GA Shares and the GBOS Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(viii) to SSGLP, membership interest assignment agreements, or other instruments of transfer evidencing the transfer and assignment of all GALP Interests and GBOS Units to SSGLP, each in form and substance reasonably acceptable to Parent;

(ix) to Parent and SSGLP, a copy of the A&R Parent Stockholders Agreement, duly executed by each GA Stockholder and GBOS Stockholder entitled to Stock Consideration;

(x) to SSGLP, copies of the A&R SSGLP LPA, Class C Exchange Agreement and A&R RRA, each duly executed by each GBOS Member and each GALP Partner entitled to any portion of the Unit Consideration, and joinders to the Tax Receivable Agreement;

(xi) to SSGLP, a copy of the Class C Exchange Agreement, duly executed by each GBOS Member and each GALP Partner entitled to any portion of the Unit Consideration;

(xii) to Parent, evidence in form and substance satisfactory to Parent that, except as set forth on Schedule 2.9(b)(xii) of the Disclosure Letter, all accounts or contracts between any Group Company, on the one hand, and any Seller and its respective Related Parties, on the other hand, has been cancelled without any consideration or further liability to any party, effective as of immediately prior to the Closing; and

(xiii) to Parent, copies of the Client Consents (other than any Client Consents provided by so-called implied or negative consent) which evidence the satisfaction of the condition set forth in Section 6.3(f).

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account designated to the payor by the payee at least two Business Days prior to the applicable payment date.

(d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Parent Class A Common Stock shall be issued pursuant to this Agreement, no dividends or other distributions with respect to the Parent Class A Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former GA Stockholder or GBOS Stockholder who otherwise would be entitled to receive a fractional share of the Parent Class A Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of the Parent Class A Common Stock which such holder would otherwise be entitled to receive hereunder by (ii) the Transaction Parent Stock Price. The parties acknowledge that payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration.

Section 2.10 Closing Estimates and Consideration Allocation Schedule.

(a) At least five Business Days prior to the Closing Date, the Group Companies shall deliver to Parent a written statement (the “Estimated Closing Statement”) that includes (i) a calculation of the Closing Date Revenue Run Rate and (ii) a good-faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”), and (D) all Transaction Expenses that have been incurred and are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of immediately prior to the Closing and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein), and on the basis of the foregoing, a calculation of the Closing Date Consideration. The Estimated Closing Statement will be prepared in accordance with the Applicable Accounting Principles. The Group Companies shall provide Parent and its Representatives with reasonable access to the personnel, books, records, documents, and other information of the Group Companies prior to the Closing for purposes of assisting Parent and its Representatives in their review of the Estimated Closing Statement. The Group Companies shall consider in good faith any revisions proposed by Parent to the calculations set forth in the Estimated Closing Statement, and to the extent the Group Companies agree to any such revisions, the Estimated Closing Statement shall be modified to reflect such revisions; provided, however, that the Group Companies, the Seller Representative and the Sellers acknowledge and agree that Parent shall not be deemed to have agreed to any of the amounts or calculations set forth in the Estimated Closing Statement by virtue of having proposed any revisions (whether or not accepted) pursuant to the foregoing and the use of such Estimated Closing Statement (whether it includes any revisions proposed by Parent or not) shall not in any way prejudice Parent’s right to disagree with, dispute or change any amount or component of the Closing Date Consideration in the Final Closing Statement delivered by Parent pursuant to Section 2.11(a). For the avoidance of doubt, any failure of Parent to raise any objection or dispute with respect to the Estimated Closing Statement shall not in any way prejudice Parent’s right to disagree with, dispute or change any amount or component of the Closing Date Consideration in the Final Closing Statement delivered by Parent pursuant to Section 2.11(a).

(b) Concurrently with delivery of the Estimated Closing Statement, the Group Companies shall deliver to Parent a written schedule (the “Consideration Allocation Schedule”) which identifies each of the Sellers as of immediately prior to the Closing and sets forth: (i) the number, type and certificate number or other identifying number of the GA Shares, GBOS Shares, GALP Interests or GBOS Units held by each such Seller as of immediately prior to the Closing, (ii) the portion of the Closing Date Cash Consideration, Base Stock Consideration, Base Unit Consideration and any cash in lieu of fractional shares allocable their GA Shares, GBOS Shares, GALP Interests or GBOS Units, (iii) each Seller’s Allocated Share of the Excess Cash Amount, the Adjustment Escrow Amount, the Earnout Payment and the Expense Fund, (iv) for each “covered security” (as defined in Section 6045 of the Code), the acquisition date and tax basis of such security and (v) any required withholding (if any) with respect to each Seller. Notwithstanding anything to the contrary in this Article II, the Group Companies and the Seller Representative agree and acknowledge that Parent may rely on the Consideration Allocation Schedule for purposes of calculating all payments to be made under this Article II with respect to the portion of the Merger Consideration to be delivered to all Sellers. Notwithstanding anything in this Agreement to the contrary, upon making the aggregate payments or issuances of the Closing Date Consideration and any Additional Consideration in accordance with this Agreement and the Consideration Allocation Schedule, Parent shall be deemed to have satisfied its payment obligations under this Agreement and shall have no further obligations to any Person, including any Seller or its Related Parties, with respect to payment of any consideration under this Agreement or with respect to any Equity Securities of the Group Companies.

Section 2.11 Post-Closing Adjustment of Closing Date Consideration.

(a) Within 75 days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative (on behalf of the Sellers) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation of the actual (i) Net Working Capital (the “Closing Net Working Capital”), (ii) Indebtedness (the “Closing Indebtedness”), (iii) Cash (the “Closing Cash”), and (iv) Transaction Expenses that were incurred, accrued or due and remained unpaid (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as set forth in the Final Closing Statement. The Seller Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.11(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.11, the Applicable Accounting Principles or the other relevant definition herein.

(c) During the 15-day period following delivery of a Notice of Disagreement by the Seller Representative to Parent, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Seller Representative and Parent within such 15-day period shall be final and binding with respect to such items, and if the Seller Representative and Parent agree in writing on the resolution of each disputed item specified by the Seller Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. If the Seller Representative and Parent have not resolved all such differences by the end of such 15-day period, the Seller Representative and

Parent shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and the Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder; provided, however, that the foregoing shall not prohibit Parent or the Seller Representative from bringing any Action (including any Action seeking an injunction, specific performance, or other equitable relief) (i) in connection with an actual or threatened breach by a party of the terms and conditions set forth in this Section 2.11 or (ii) to enforce any final determination by the Independent Accounting Firm, in each case, in any court or other tribunal of competent jurisdiction and otherwise in accordance with Section 8.10. The Independent Accounting Firm, acting as an expert (and not as an arbitrator), shall consider only those items and amounts in the Seller Representative’s and Parent’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and the Closing Transaction Expenses that are identified as being items and amounts to which the Seller Representative and Parent have been unable to agree. The scope of the disagreements to be resolved by the Independent Accounting Firm shall be limited to fixing mathematical errors and determining whether the items that remain in dispute set forth in the Notice of Disagreement were determined in accordance with the Applicable Accounting Principles and the relevant definitions set forth herein. The parties acknowledge and agree that (A) the purpose of preparing the Final Closing Statement is to measure the components of Closing Date Consideration as set forth in Section 2.10 and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases for the purpose of preparing the Final Closing Statement or for the purpose of determining such components of the Closing Date Consideration, and (B) the Independent Accounting Firm shall make its determinations in accordance with this purpose. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be KPMG or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller Representative and Parent. The Seller Representative and Parent shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.

(d) The costs of any dispute resolution pursuant to Section 2.11(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers and Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) Parent, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Date Consideration contemplated by this Section 2.11 shall cause the Group Companies to, afford the Seller Representative and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the financial, tax and accounting personnel, properties, books and records of the Group Companies and to any other information reasonably requested solely and exclusively for purposes of preparing and reviewing the calculations contemplated by this Section 2.11 (subject to any applicable COVID-19 Measures). Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.11; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in customary form and substance reasonably acceptable to such accountants.

(f) The Closing Date Cash Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Working Capital Overage, minus the Estimated Working Capital Overage, minus (B) the Closing Working Capital Underage, minus the Estimated Working Capital Underage, plus (C) the Estimated Indebtedness, minus the Closing Indebtedness as finally determined pursuant to this Section 2.11, plus (D) the Closing Cash as finally determined pursuant to this Section 2.11, minus the Estimated Cash, plus (E) the Estimated Transaction Expenses, minus the Closing Transaction Expenses, as finally determined pursuant to this Section 2.11;

(ii) If the Net Adjustment Amount is positive, the Closing Date Cash Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Seller Representative and Parent shall deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount and instructing the Escrow Agent to pay all funds in the Adjustment Escrow Fund to the Sellers in the amounts (which, shall be in accordance with the Sellers’ respective Allocated Shares) and to the accounts, in each case, specified in such notice, and (B) Parent shall pay by wire transfer of immediately available funds an amount equal to the lesser of the Adjustment Escrow Amount and the Net Adjustment Amount to the Sellers (in accordance with the Sellers’ respective Allocated Shares). For the avoidance of doubt, under no circumstance shall Parent be required to pay to the Sellers an amount pursuant to this Section 2.11(f) that is greater than the Adjustment Escrow Amount and the Sellers right to payment of any upward adjustment of the Closing Date Cash Consideration shall be capped at an amount equal to the Adjustment Escrow Amount; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Date Cash Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Parent and the Seller Representative shall deliver a joint written notice to the Escrow Agent specifying the Net Adjustment Amount, and instructing the Escrow Agent to (A) pay the Net Adjustment Amount

out of the Adjustment Escrow Fund to Parent in accordance with the terms of the Escrow Agreement and (B), after the payment contemplated by the foregoing clause (A) is made, any remaining funds to the Sellers in accordance with their respective Allocated Shares. For the avoidance of doubt, the Adjustment Escrow Fund shall be the sole source of recourse of Parent with respect to the Net Adjustment Amount, including if the Adjustment Escrow Fund is insufficient to cover the entire amount payable to Parent pursuant to this Section 2.11(f).

(g) Payments in respect of Section 2.11(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.11 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

Section 2.12 Earnout Payments. In addition to the amounts payable to the Sellers at the Closing, the Sellers shall be eligible to receive from Parent the Earnout Payment (if any), based upon and subject to the terms and conditions set forth in the Earnout Addendum. For the avoidance of doubt, any Earnout Payment payable to the Sellers shall be reduced by any advisory fees payable to Morgan Stanley with respect to such Earnout Payment pursuant to that certain engagement letter between Morgan Stanley and Greenspring Associates, LLC, dated as of March 5, 2021. The parties acknowledge that the Earnout Payment, if any, is intended by the parties to be treated as part of the Merger Consideration and except as otherwise required by Law, the parties will treat any such Earnout Payment as an adjustment to the Merger Consideration for Tax purposes. Except as otherwise required by Law, the Sellers, the Group Companies and Parent agree not to take any position, including for federal, state, foreign or local Tax purposes that is inconsistent with the intent expressed in this Section 2.12.

Section 2.13 Withholding Rights. Each of Parent, the GA Surviving Entity, the GBOS Surviving Entity and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, the GA Surviving Entity, the GBOS Surviving Entity or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. Except with respect to withholding pursuant to the applicable Group Companies’ failure to deliver the certificates described in Section 2.9(b)(iv) and (b)(v) and withholding with respect to any payment treated as compensation subject to payroll Taxes for U.S. income Tax purposes (“Compensatory Payments”), but in all cases with respect to any Earnout Payment and Compensatory Payments made on the Closing Date, Parent shall (i) use commercially reasonably efforts to promptly provide GA Inc. (before the Closing) or the Seller Representative (after the Closing) with written notice of any amounts that Parent (or its agent, as applicable) intends to deduct or withhold from any amounts payable pursuant to this Agreement in advance of the payment thereof, (ii) use commercially reasonable efforts to cooperate in good faith with GA Inc. (before the Closing) or the Seller Representative (after the Closing) and the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (iii) provide GA Inc. (before the Closing) or the Seller Representative (after the Closing) or the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable law.

Section 2.14 Seller Representative.

(a) By the adoption of the Mergers and approval of this Agreement pursuant to the DGCL, the Act, the GA Stockholder Consent and Agreement and the GBOS Stockholder Consent and Agreement, and by receiving the benefits in connection herewith, including the consideration payable hereunder, the Sellers shall be deemed to have irrevocably appointed and constituted, and hereby irrevocably appoint and constitute Shareholder Representative Services LLC, as of the Closing, as representative, agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Sellers for all purposes in connection with this Agreement and the agreements ancillary hereto (the “Seller Representative”), including the full power and authority to act on the Sellers’ behalf as provided in Section 2.14(b). The Sellers, by approving this Agreement, further agree that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative, except as provided in Section 2.14(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Seller and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions, actions, consents and instructions by the Seller Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. Parent, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 shall be entitled to rely on any decision, action, consent or instruction of the Seller Representative as being the decision, action, consent or instruction of the Sellers, and Parent, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b) The Seller Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Ancillary Agreements; (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Section 2.11 hereof); (iii) authorize the disbursement to the Sellers any funds payable to the Sellers under this Agreement or the Ancillary Agreements (including pursuant to Section 2.11 hereof); (iv) withhold any amounts payable to the Sellers under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Sellers or the Seller Representative in the performance of their duties hereunder (including pursuant to Section 2.11 and Section 2.14 hereof); (v) execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements (without the prior approval of the Sellers); and (vi) take all other actions to be taken by or on behalf of the Sellers in connection with this Agreement and the Ancillary Agreements.

(c) The Seller Representative may resign at any time. In the event of the death, incapacity, resignation or removal of the Seller Representative, a new Seller Representative shall be appointed by Ashton Newhall (or, if Ashton Newhall is then unavailable, by Jim Lim), with the prior consent of Parent, not to be unreasonably withheld, conditioned or delayed. Notice of the appointment of such new Seller Representative shall be sent to Parent, such appointment to be effective upon the date such consent is received by Parent; provided, that until such notice is received, Parent, NewCo 1, NewCo 2, NewCo 3, NewCo 4, the GA Surviving Entity and the GBOS Surviving Entity, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Seller Representative as described in Section 2.14(a).

(d) The Seller Representative shall use the Expense Fund only for expenses incurred by the Sellers Representative in the performance of its duties in connection with this Agreement and the agreements ancillary hereto. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold the Expense Fund separate from its corporate funds and will not voluntarily make such funds available to creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities in connection herewith, the Seller Representative will cause (at the Sellers’ expense) the disbursement of any remaining balance of the Expense Fund to the Sellers (in accordance with their Allocated Shares), except, if any, in the case of payments to employees or former employees of the Group Companies for which employment tax withholding is required, which such amounts shall be delivered to Parent, the GA Surviving Entity or the GBOS Surviving Entity and paid through Parent’s or such surviving entity’s payroll processing service or system. For tax purposes, the Expense Fund will be treated as having been received, and voluntarily set aside, by the Sellers at the time of Closing. The parties agree that the Seller Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Expense Fund.

(e) The Seller Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Seller Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE GROUP

COMPANIES

Except as set forth in the corresponding sections or subsections of the Disclosure Letter attached hereto (collectively, the “Disclosure Letter”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Letter relates and each of which shall be incorporated by reference in any other Disclosure Letter as though fully set forth in such Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face), each of GA Inc., GBOS Inc. and the Sellers hereby severally represent and warrant to Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation as set forth in Schedule 3.1(a) of the Disclosure Letter, and has full power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Seller that is not a natural person is (i) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation as set forth in Schedule 3.1(a) of the Disclosure Letter, and has full power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Group Companies have heretofore furnished to Parent a complete and correct copy of the Organizational Documents, each as amended to date, of each Group Company. Such Organizational Documents are in full force and effect. No Group Company is in violation of any of the provisions of its Organizational Documents. The transfer books and minute books of each of GA Inc. and GBOS Inc. that have been made available for inspection by Parent prior to the date hereof are true and complete.

Section 3.2 Authority.

(a) Each of GA Inc., GBOS Inc., and each Seller has full power and authority (or, if such Seller is a natural person, legal capacity) to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the approval and adoption of this Agreement by the GA Stockholders and GBOS Stockholders representing a majority of the outstanding GA Shares or GBOS Shares, respectively. The execution, delivery and performance by each of GA Inc. and GBOS Inc. and each Seller of this Agreement and each of the Ancillary Agreements to which it will be party and the consummation by such Persons of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of GA Inc. and GBOS Inc., the general partner of GALP and the managers of GBOS. Except for the approval and adoption of this Agreement by the stockholders of GA Inc. and GBOS Inc. pursuant to the GA Stockholder Consent and Agreement and the GBOS Stockholder Consent and Agreement, respectively, and the approval and adoption of this Agreement by the general partner of GALP and the GBOS Members, no other corporate or other proceedings on the part of the GA Inc, GBOS Inc. or any Seller are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. The GA Stockholder Consent and Agreement and the GBOS Stockholder Consent and Agreement provides that it will be irrevocable upon delivery. The affirmative vote of the GA Stockholders and GBOS Stockholders representing a majority of the outstanding GA Shares and GBOS Shares, respectively, are the only votes of the holders of any securities of the GA Inc. or GBOS Inc. necessary to approve and adopt this Agreement and the Mergers, and the execution of the GA Stockholder Consent and Agreement and the GBOS Stockholder Consent and Agreement by GA Stockholders and GBOS Stockholders, respectively, representing a majority of the outstanding GA Shares and GBOS Shares, respectively, will constitute such approval. This Agreement has been, and upon their execution each of the Ancillary Agreements to which GA Inc., GBOS Inc., or any Seller will be a party will have been, duly executed and delivered by such Person and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which GA Inc., GBOS Inc., or the Sellers will be a party will constitute, the legal, valid and binding obligations of each such Person, enforceable against it in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(b) The boards of directors of each of GA Inc. and GBOS Inc., at meetings duly called and validly held at which all directors of GA Inc. and GBOS Inc., respectively, were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the GA Merger or the GBOS Merger (as applicable) and the other transactions contemplated hereby are fair to and in the best interests of GA Inc.’s and GBOS Inc.’s stockholders, respectively, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the GA Merger and the GBOS Merger, as applicable, (iii) directing that this Agreement be submitted to the GA Stockholders and GBOS Stockholders, respectively, for adoption and approval and (iv) resolving to recommend that the GA Stockholders and the GBOS Stockholder vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the GA Merger and the GBOS Merger, respectively, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of GA Inc., GBOS Inc. and the Sellers of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent Organizational Documents of such Person or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to such Person or any of its Subsidiaries or by which any property or asset of such Person or any of its Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of GA Inc., GBOS Inc., or any Seller under, or result in the creation of any Encumbrance on any property, asset or right of any such Person or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract (subject to obtaining the Client Consents required under the Investment Contracts as contemplated by Section 5.7) to which GA Inc., GBOS Inc., any Seller or any of their respective Subsidiaries is a party or by which GA Inc., GBOS Inc., any Seller or any of their respective Subsidiaries or any of their respective properties, assets or rights are bound or affected;

except, in the case of clause (ii) and (iii) above, for any such conflicts, violations, breaches or defaults that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b) No Group Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by GA Inc., GBOS Inc. or any Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of GA Inc., GBOS Inc., any Seller or any their respective Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the GA Certificate of Merger or the GBOS Certificate of Merger (as applicable) with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Closing will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization.

(a) Schedule 3.4(a)(i) of the Disclosure Letter sets forth (i) a complete and accurate list of all authorized Equity Securities of GA Inc., GBOS Inc., GALP, GBOS, each of the Directly Held Entities, and all record and beneficial holders of the issued and outstanding Equity Securities of each of the foregoing, indicating the respective number of GA Shares, GBOS Shares, GALP Interests, GBOS Units or Equity Securities of the Directly Held Entities (as applicable) held. Schedule 3.4(a)(ii) of the Disclosure Letter sets forth, for each Subsidiary of GA Inc., GBOS Inc., GALP or GBOS, the amount of its authorized capital stock or other Equity Securities, the amount of its outstanding capital stock or other Equity Securities and the record and beneficial holders of its outstanding capital stock or other Equity Securities. The Sellers, together with GA Inc. and GBOS Inc., collectively own 100% of the issued and outstanding Equity Securities of GALP and GBOS. The Persons set forth on Schedule 3.4(a)(i) of the Disclosure Letter own, collectively, 100% of the issued and outstanding Equity Securities of each of the Directly Held Entities.

(b) Except for the GA Shares, the GBOS Shares, the GALP Interests, the GBOS Units, and except as set forth in Schedule 3.4(a)(i) or (ii) or Schedule 3.4(b) of the Disclosure Letter, no Group Company has issued or agreed to issue any Equity Securities. Each outstanding share of capital stock or other Equity Security of each of the Group Companies is duly authorized, validly issued, fully paid and nonassessable (if applicable), and in the case of the Subsidiaries of GA Inc., GBOS Inc., GALP or GBOS, each such share or other Equity Security is owned by a Group Company, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered in compliance with all applicable Laws, including federal and state securities Laws. Except as set forth in Schedule 3.4(b) of the Disclosure Letter and except for rights granted to Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 under this Agreement, there are no outstanding obligations of any Group Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other Equity Securities of any Group Company. No shares of capital stock or other Equity Securities of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of any of the Group Companies or any Contract to which any Group Company is a party or by which a Group Company is bound, except as set forth in Schedule 3.4. There are no voting trusts, proxies, or other agreements or understandings with respect to the Equity Securities of any of the Group Companies. Except as set forth in Schedule 3.4 of the Disclosure Letter, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any equity interest in any of the Group Companies.

(c) As of the Closing Date, the Consideration Allocation Schedule is (i) true and complete and (ii) in accordance with the Organizational Documents of the Group Companies and all applicable Laws.

Section 3.5 Equity Interests. Except for the Group Companies listed on Schedule 3.4(a)(ii) of the Disclosure Letter, no Group Company directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person. No Group Company is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited consolidated balance sheet of Greenspring Associates, LLC and its Subsidiaries referenced therein (the “Consolidated Subsidiaries”) as at December 31, 2020, December 31, 2019, December 31, 2018, and the related audited consolidated statements of operations, changes in members’ equity, and income of Greenspring Associates, LLC and the Consolidated Subsidiaries for the periods then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of Greenspring Associates, LLC’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of Greenspring Associates, LLC and the Consolidated Subsidiaries as at March 31, 2021, and the related consolidated statements of operations, changes in members’ equity and income of Greenspring Associates, LLC and the Consolidated Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a)(i) of the Disclosure Letter. The unaudited balance sheet of GBOS as at March 31, 2021 and the related statement of operations of GBOS (collectively referred to as the “GBOS Interim Financial Statements”) have been provided to Parent prior to the date hereof and are attached hereto as Schedule 3.6(a)(ii) of the Disclosure Letter. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of Greenspring Associates, LLC and the Consolidated Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and income of Greenspring Associates, LLC and the Consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the omission of footnote disclosures and to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The GBOS Interim Financial Statements (i) have been prepared in accordance with the books and records of GBOS; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position, results of operations and income of GBOS as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to the omission of footnote disclosures and to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Except as and to the extent accrued or reserved against in the audited consolidated balance sheet of Greenspring Associates, LLC and the Consolidated Subsidiaries as at December 31, 2020 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”) or as reflected in the Interim Financial Statements or the GBOS Interim Financial Statements, no Group Company has any liability or obligation of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Group Companies or disclosed in the notes thereto, except for (i) Transaction Expenses, (ii) liabilities and obligations incurred under this Agreement or the Ancillary Agreements, (iii) executory performance obligations arising under Contracts to which the Group Companies are parties and (iv) for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Group Companies.

(c) The books of account and financial records of the Group Companies are correct and complete in all material respects and have been prepared and are maintained in accordance with sound accounting practice. The Group Companies maintain proper and adequate internal accounting controls. There are no significant deficiencies in the design or operation of the Group Companies’ internal controls over financial reporting which could adversely affect in any material respect the Group Companies’ ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and there has been no fraud, whether or not material, that involved management or other employees of the Group Companies who have a significant role in the Group Companies’ internal control over financial reporting. None of the Group Companies maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Group Companies have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) none of the Group Companies has taken any action that, if taken subsequent to the execution of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2. Since January 1, 2020, none of the Group Companies have in response to COVID-19 (i) deferred payment of, or modified payment terms with respect to, any accounts payable, Indebtedness, rent under any lease or other Contract, or requested any such deferment or modification from any third party or (ii) applied for or incurred any Government Stimulus Payments.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Group Companies is and has been since January 1, 2018, in compliance in all material respects with all Laws applicable to it (including applicable COVID-19 Measures). None of the Group Companies or any member of their senior leadership has received since January 1, 2018, nor is there any basis for, any written notice, order, complaint or other communication from any Governmental Authority or any other Person that a Group Company is not in compliance in any material respect with any Law applicable to it.

(b) The Group Companies hold all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Group Companies to carry on its business in all material respects as currently conducted (the “Permits”). Each Group Company is and, since January 1, 2018, has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of any Group Company, threatened. The Group Companies will continue to have the use and benefit of all Permits immediately following consummation of the transactions contemplated hereby.

(c) Those Group Companies identified as such in Schedule 3.8(c) of the Disclosure Letter is and has been, at all times required by applicable Law since January 1, 2018, registered as investment advisers under the Advisers Act or applicable state Law (if so required to be registered under the Advisers Act or applicable state Law) or exempt therefrom (collectively, the “RIAs”).

(d) Since January 1, 2018, each of the RIAs has been duly registered as investment advisers under the Advisers Act (and each such registration is in full force and effect) and are qualified and licensed as investment advisers in each state and other jurisdiction wherein they are required to be so qualified or licensed. Except for such registrations, none of the Group Companies or their respective officers, managers, directors or employees is, or is required to be, registered or appointed as an “investment adviser” or “investment adviser representative”.

(e) No Group Company and, to the knowledge of the Group Companies, no Person “associated” (as defined in the Advisers Act) with any Group Company, (i) is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or Person “associated” with a registered investment adviser, or (ii) is ineligible to rely on the safe harbor for private placements provided by Regulation D under the Securities Act of 1933, as amended, by reason of the “bad actor” disqualification provisions of Rule 506(d) of Regulation D or has engaged in any prior “bad actor” events that would be required to be disclosed under Rule 506(e) of Regulation D. Since January 1, 2018, no Group Company has received any written notice from any Governmental Authority alleging any such ineligibility or disqualification.

(f) Each RIA has adopted and implemented (and since January 1, 2018, has maintained) (i) a written policy regarding insider trading and the protection of material non-public information, as required by Section 204A under the Advisers Act, (ii) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (iii) such other compliance policies and procedures as are required or customary under any other applicable provisions of the Advisers Act, any rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, including, without limitation Rule 206(4)7 under the Advisers Act, or other Laws applicable to the Group Companies (collectively, the “Adviser Compliance Policies”). There have been no material violations or written allegations of violations of the Adviser Compliance Policies by an RIA or any of the “supervised persons,” as such term is defined under the Advisers Act, since January 1, 2018. True and correct copies of the Adviser Compliance Policies have been made available to Parent.

(g) Each RIA has designated a chief compliance officer responsible for, inter alia, implementing, administering and enforcing the Adviser Compliance Policies. Each RIA has reviewed, no less frequently than annually, the adequacy of such policies and procedures and the effectiveness of their implementation.

(h) Each employee of a RIA has executed an acknowledgement that he or she has received the Adviser Compliance Policies.

(i) Except with respect to Clients, none of the RIAs acts as investment adviser, investment sub-adviser, general partner, managing member, manager, or sponsor to any fund or as trustee of any trust that is exempt from registration as an investment company or in any similar capacity under the Advisers Act or any other comparable Law. As to each Client, there has at all times been in full force and effect an Investment Contract pursuant to which the applicable RIA was performing investment management, advisory or sub-advisory services for such Client, and each Contract pursuant to which the applicable RIA has received compensation or allocations of gain and/or income respecting their activities in connection with any of the Clients was duly approved and performed in all material respects in accordance with its terms and Law.

(j) (i) None of the Group Companies nor, to the Group Companies’ knowledge, any of their respective officers, managers, directors, or employees have been the subject of any investigations or disciplinary proceedings or Orders of any Governmental Authority arising under applicable securities laws, and no such disciplinary proceeding or Order is pending or, to the knowledge of the Group Companies, threatened; and (ii) none of the Group Companies nor, to the Group Companies’ knowledge, any of their respective officers, managers, directors, or employees have been permanently enjoined by the Order of any court or other Governmental Authority from engaging in or continuing any conduct or practice in connection with any activity.

(k) Except as set forth on Schedule 3.8(k) of the Disclosure Letter, no exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained by a Group Company from any Governmental Authority, nor are any requests for any such items pending by a Group Company.

(l) No Group Company nor any officer, manager, director or employee thereof, is required to be registered, licensed or qualified as a broker-dealer, broker-dealer agent, registered representative, sales person, transfer agent, commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker or insurance agency under applicable Law or is subject to any liability by reason of any failure to be so registered, licensed or qualified. No Group Company has received written notice from any Governmental Authority since January 1, 2018 of any Action concerning any failure to obtain any broker-dealer, broker-dealer agent, registered representative, sales person, transfer agent, commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker or insurance agency registration, license or qualification.

(m) To the Group Companies’ knowledge, no employee of any Group Company conducts investment management or investment advisory or sub-advisory activities except (i) as part of his or her employment with the applicable Group Company, (ii) managing his or her own investments or the investments of family members (including as an executor or similar agent), including as permitted by the family office exemption pursuant to Rule 202(a)(11)(G)-1 under the Advisers Act, or (iii) on behalf of charitable organizations as a member of a board or committee for which no compensation is paid.

(n) With respect to any material written report of examination (including any deficiency letter), inspection or investigation of a Group Company issued by any Governmental Authority since January 1, 2018, no Governmental Authority has informed such Group Company in writing that (a) any material deficiencies or violations noted in such examination, inspection or investigation reports have not been resolved to the satisfaction of such Governmental Authority and (b) it intends to take further action on any such matter. The Group Companies have made available to Parent copies of all correspondence with the SEC regarding the SEC’s current examination of the Group Companies.

(o) Since January 1, 2018, none of the Group Companies has, and, to the Group Companies’ knowledge, no director, trustee, officer or employee of any Group Company has, used any funds for campaign contributions that would cause any Group Company to be in violation of Rule 206(4)-5 of the Advisers Act.

(p) The Group Companies have made available to Parent a copy (current as of the date hereof) of the GALP’s Form ADV Parts 1, 2A and 2B, as filed with the SEC or delivered to Clients, as applicable. As of the date of each filing, amendment or delivery, as applicable, each part of each such Form ADV was accurate and correct in all material respects, did not omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made and complied in all material respects with applicable Law.

(q) Since January 1, 2018, the Group Companies have filed, on a timely basis, Form ADV, Form PF and all other required regulatory reports, schedules, forms, registrations and other documents in each case that are material to the Group Companies, as applicable, together with any amendments required to be made with respect thereto with (i) the SEC, (ii) any applicable domestic or foreign industry self-regulatory organization, and (iii) all other applicable federal, state or foreign governmental or regulatory agencies or authorities, and have paid all material fees and assessments due and payable in connection therewith; provided, that the foregoing does not apply to the filing of Tax Returns or payment of Taxes, which are addressed in Section 3.15 hereof. Each Client to which a Group Company provides Investment Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a person acting on behalf of such a plan or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (an “ERISA Client”), has been managed by the Group Company such that the Group Company in the exercise of such management is in compliance in all material respects with the applicable requirements of ERISA. Schedule 3.8(q) of the Disclosure Letter provides the identity of each ERISA Client.

(r) The Group Companies have instituted and maintain policies, procedures, and controls designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with applicable anti-bribery, anti-money laundering and sanctions Laws.

(s) None of the Group Companies nor any director, officer, Affiliate, agent, employee or other Person acting on behalf of any such Person, nor any Client, is a Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea and Syria).

Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Letter, there is no Action pending or, to the knowledge of the Group Companies, threatened in writing against any Group Company, or any of the directors, managers, general partners or officers of any Group Company in regards to their actions as such, including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures (whether regarding contractual, labor, employment, benefits or other matters). There is no Action pending or, to the knowledge of the Group Companies, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding material order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Group Companies, threatened investigation by, any Governmental Authority relating to any Group Company or any of their respective officers, managers, general partners or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. As of the date hereof, there is no Action by any Group Company pending, or which any Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Letter sets forth a true and complete list of each material Plan.

(b) Each Plan is in writing and is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof. The Group Companies have made available to Parent a true and complete copy of each such Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, if applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination or opinion letter for each such Plan or for any such Plan that is a standardized master and prototype or volume submitter plan, a favorable Internal Revenue Service advisory letter or opinion letter, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan and (vi) material communications with any Governmental Authority. Except as otherwise contemplated under this Agreement, none of the Group Companies has any binding commitment (A) to create or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code. The representations and warranties in this clause (b) are qualified by the disclosures set forth in Schedule 3.10(b) of the Disclosure Letter.

(c) None of the Plans referred to in Section 3.10(a) is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which any Group Company could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) or a plan defined in Section 413(c) of the Code. No Plan provides for, and no Group Company has any material liability with respect to or has made any promises with respect to, post-termination or retiree medical, disability or life insurance benefits to any current or former Group Company Employee except for health continuation coverage as required by applicable Law.

(d) Each Plan is now, and within the past six years has been, operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the past six years, each Group Company has performed all material obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan, nor do the Group Companies have any knowledge of any such material default or violation by any other party to any Plan. No Action is pending or, to the knowledge of the Group Companies, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and, to the knowledge of the Group Companies, no fact or event exists that would give rise to any such Action. The representations and warranties in this clause (d) are qualified by the disclosures set forth in Schedule 3.10(d) of the Disclosure Letter.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has received a timely favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified or (ii) has been established under a standardized master and prototype or volume submitter plan for which a favorable Internal Revenue Service advisory letter or opinion letter has been issued. No fact or event has occurred that could reasonably be expected to result in the loss of such qualified status of any such Plan.

(f) None of the Group Companies has and, to the knowledge of the Group Companies, no other Person has engaged in any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan that has given rise to a material liability of the Group Companies. Except as contemplated under this Agreement with respect to the Defined Benefit Plan, no Group Company or ERISA Affiliate has incurred any material liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and to the knowledge of the Group Companies, no fact or event exists that would give rise to any such material liability.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates or accrued in accordance with GAAP. As of the Closing Date, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA. No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan. The representations and warranties in this clause (g) are qualified by the disclosures set forth in Schedule 3.10(g) of the Disclosure Letter.

(h) There are no material Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Group Companies, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to any Group Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof. No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Group Companies, the subject of an audit, investigation or examination by any Governmental Authority.

(i) Except as set forth in Schedule 3.10(i) of the Disclosure Letter, each Plan that could be a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any material tax, interest or penalty thereunder.

(j) The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, alone or in combination with other events, does not and will not (i) entitle any current or former Group Company Employee to severance benefits or any other payment or benefit; (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any Group Company Employee; (iii) result in the forgiveness of indebtedness for any Group Company Employee; or (iv) result in the funding of any trust with respect to any Plan. The Group Companies are not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code. The representations and warranties in this clause (j) are qualified by the disclosures set forth in Schedule 3.10(j) of the Disclosure Letter.

(k) None of the Group Companies (i) has amended its Plans in response to COVID-19, (ii) has experienced a partial plan termination as the result of any employee reductions, or (iii) is obligated to indemnify any party or provide any tax gross-ups with respect to taxes imposed under Section 409A or 4999 of the Code.

Section 3.11 Labor and Employment Matters.

(a) No Group Company is a party to any labor or collective bargaining Contract that pertains to employees of the Group Companies. There are no, and since January 1, 2018 have been no, organizing activities or collective bargaining arrangements that would reasonably be expected to affect the Group Companies pending or under discussion with any labor organization or group of employees of the Group Companies. There is no, and since January 1, 2018 there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of Group Companies, threatened against or affecting the Group Companies (including as a result of COVID-19 or COVID-19 Measures), nor is there any basis for any of the foregoing. There are no pending or, to the knowledge of the Group Companies, threatened union grievances or union representation questions involving employees of any of the Group Companies. None of the Group Companies has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.

(b) Each Group Company is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors; provided, that the foregoing is without limitation to the provisions of subsections (g), (h) and (i) of this Section 3.11. None of the Group Companies is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Group Companies, threatened with respect to any of the Group Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Group Companies have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from the Group Company Employees and are not liable for any arrears of wages, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor; provided, that the foregoing does not apply to the withholding or payment of Taxes, which are addressed in Section 3.15 hereof. The Group Companies have paid in full to all their respective Group Company Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits or other compensation due to or on behalf of such employees.

(d) None of the Group Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. No Group Company or any of member their respective senior leadership teams has received since January 1, 2018 any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to Group Companies and, to the knowledge of the Group Companies, no such investigation is in progress.

(e) Except as set forth on Schedule 3.11(e) of the Disclosure Letter, to the knowledge of the Group Companies, as of the date of this Agreement, no current employee of vice president level or above or officer of any of the Group Companies intends, or is expected, to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f) Except as set forth on Schedule 3.11(f) of the Disclosure Letter, since January 1, 2018, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Group Companies, threatened against any Group Company or any of their respective employees in their capacities as such, (ii) to the knowledge of the Group Companies, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) none of the Group Companies have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their employees.

(g) Except as set forth on Schedule 3.11(g) of the Disclosure Letter, since January 1, 2020, as related to COVID-19, no Group Company has (i) taken any material action with respect to any Group Company Employees, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures or (iii) experienced any material employment-related liability.

(h) Each of the Group Companies is in compliance in all material respects with all COVID-19 Measures applicable to any location in which such Group Company operates. To the extent a Group Company is requiring employees to perform in-person work in any locations subject to a health and safety order, such Group Companies’ requirements for in-person services meet the standards set forth in the current order. The Group Companies have also documented any work-related injury and illness to the extent required by OSHA.

(i) None of the Group Companies have received in writing any complaints or concerns (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) regarding the Group Companies’ reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging that any Group Company failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

Section 3.12 Title to, Sufficiency and Condition of Assets.

(a) The Group Companies have good and valid title to or a valid leasehold interest in all of their material assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Group Companies constitute all of the material assets necessary for the Group Companies to carry on their respective businesses as currently conducted. None of the material assets owned or leased by the Group Companies is subject to any Encumbrance, other than (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (ii) landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Group Companies consistent with past practice, (iii) zoning restrictions, any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Group Companies as currently conducted, (iv) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (v) mortgages and security interests securing Indebtedness which will be released at the Closing, and (vi) liens relating to the transferability of securities under applicable securities Laws (collectively, “Permitted Encumbrances”). The Group Companies exclusively own or otherwise have an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance records of the Clients or composites of performance records of multiple Clients, including all data and other information underlying and supporting such records.

(b) Other than the Directly Held Entities, except as set forth in Schedule 3.12(b) of the Disclosure Letter, as of the date hereof, none of the Sellers own (other than indirectly through a Group Company) any Person that is used or engaged in, or is currently contemplated to be used or engaged in, the business and operations of the Group Companies, or that otherwise provides any Investment Services to any Client, or owns or manages any entity that provides any Investment Services to any Client.

(c) All material tangible assets owned or leased by the Group Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.13 Real Property.

(a) Schedule 3.13(a) of the Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each Group Company has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Group Companies, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any Group Company or, to the knowledge of the Group Companies, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by any Group Company or, to the knowledge of the Group Companies, any other party thereto. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by any Group Company for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Group Companies as currently conducted.

Section 3.14 Intellectual Property.

(a) Schedule 3.14 of the Disclosure Letter sets forth a true and complete list of all registered and unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to any Group Company, identifying for each whether it is owned by or exclusively licensed to a Group Company.

(b) No registered Mark identified on Schedule 3.14 of the Disclosure Letter has been or is now involved in any opposition or cancellation proceeding and no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.14 of the Disclosure Letter has been or is now involved in any interference, reissue or reexamination proceeding and no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) The Group Companies exclusively own, free and clear of Encumbrances, all Intellectual Property identified on Schedule 3.14 of the Disclosure Letter and all other Intellectual Property used in or otherwise necessary for the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of any Group Company, all of the other activities or operations of any Group Company, and the conduct of the Group Companies’ businesses as they are currently and proposed to be conducted, in each case, other than Intellectual Property that is licensed to the Group Companies by a third party licensor pursuant to a written license agreement that remains in effect (collectively, the “Business IP”). No Group Company has received any notice or claim challenging its ownership of any of the Intellectual Property owned (in whole or in part) by such Group Company, nor to the knowledge of any Group Company is there a reasonable basis for any claim that a Group Company does not so own any of such Intellectual Property.

(d) Each Group Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Business IP and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of such Group Company. All current and former employees, consultants and contractors of the Group Companies have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Group Companies standard forms.

(e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14 of the Disclosure Letter (“Company Registered IP”) are valid and subsisting and, to the knowledge of the Group Companies, enforceable, and no Group Company has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. No Group Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of any Group Company, and all of the other activities or operations of the Group Companies, do not infringe, misappropriate, violate, dilute or otherwise constitute the unauthorized use of, and have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and no Group Company has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Group Companies, is there a reasonable basis therefor. None of the Business IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Group Companies. To the knowledge of the Group Companies, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to any Group Company in a material manner.

(g) No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the consummation of the Closing, Parent shall succeed to all of the Intellectual Property rights necessary for the development, marketing and sale of the products and services of the Group Companies, and the conduct of the Group Companies’ businesses as they are currently and proposed to be conducted, and all of such rights shall be exercisable by Parent to the same extent as by the Group Companies prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Group Companies in the conduct of their businesses is threatened, pending or reasonably foreseeable.

(h) No Software that is owned or purported to be owned by any Group Company (“Proprietary Software”) is subject to any license that: (i) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Group Companies to use, transfer or distribute any such Proprietary Software.

(i) The execution, delivery and performance by the Group Companies of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any Group Company’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by any Group Company.

Section 3.15 Taxes.

(a) Except as set forth on Schedule 3.15(a) of the Disclosure Letter, (i) the Group Companies have duly and timely filed all income and other material Tax Returns required to be filed by or with respect to them under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws and (ii) the Group Companies have made available to Parent correct and complete copies of all U.S. federal income and other material Tax Returns for Tax periods ending on or after December 31, 2017.

(b) The Group Companies have timely paid all income and other material Taxes due and owing by any of them (whether or not shown on or required to be shown on any Tax Return), including installments or prepayments of Taxes which are required to have been paid to any Governmental Authority pursuant to applicable Law, and have timely withheld or deducted and paid over to the appropriate Governmental Authority in full all material Taxes that were required to be withheld or deducted from amounts paid or owing or deemed paid or owing or benefits given to any employee, stockholder, creditor or other third party.

(c) None of the Group Companies has (i) waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return, other than a valid automatic extension of the applicable filing dates, or (ii) consented to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension of time is currently outstanding.

(d) No Tax audits or assessments or administrative or judicial proceedings are pending or are proposed or threatened in writing with respect to any of the Group Companies, and there are no matters under discussion, audit or appeal with any Governmental Authority with respect to Taxes of any of the Group Companies.

(e) All deficiencies asserted or assessments made or proposed against any of the Group Companies with respect to Taxes have been timely paid in full or withdrawn.

(f) [Reserved.]

(g) There are no Encumbrances for Taxes, other than Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”, on any of the assets of, or equity interests in, any of the Group Companies.

(h) No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Group Companies do not file Tax Returns that the Group Companies are or may be subject to taxation by that jurisdiction, which claim has not been resolved. Since July 1, 2018, none of the Group Companies is, or has been, a resident for Tax purposes in any jurisdiction other than the jurisdiction in which it was organized, and does not and has not had, any branch, agency, permanent establishment or other taxable presence in any such jurisdiction.

(i) None of the Group Companies (i) has any liability for the Taxes of any Person other than any other Group Companies under Treasury Regulations section 1.1502-6 (or any similar provisions of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, or (ii) is party to or bound by and has any obligations under any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar Contract (other than any such contract entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes).

(j) No Group Company has distributed stock of another Person, nor has any Group Company had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code in the past two years.

(k) None of the Group Companies have engaged in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2) or any similar provisions of U.S. state or local or non-U.S. Law that has not been disclosed in the relevant Tax Returns of the Group Companies.

(l) Except as set forth on Schedule 3.15(l) of the Disclosure Letter, (i) other than with respect to GA Inc.’s and GBOS Inc.’s original elections to be taxed as S corporations, none of the Group Companies have requested or received a written ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority or made or filed any election, designation or similar filing with respect to Taxes of the Group Companies and (ii) the amount of Tax chargeable to the Group Companies does not depend, and has not depended, on any concession, agreement or other formal or informal arrangement with any Governmental Authority.

(m) The Pre-Closing Taxes of the Group Companies (i) did not, as of the date of the Balance Sheet, exceed the accrued liability for Taxes (other than any accrued liability for deferred Taxes established solely to reflect timing differences between income for financial statement purposes and income for Tax purposes) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and transactions (other than the transactions contemplated by this Agreement) through the Closing Date in accordance with the past custom and practice of the Group Companies in filing their Tax Returns.

(n) None of the Group Companies (nor Parent or any of its Subsidiaries by reason of their ownership of the Group Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (i) under section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date, (v) use of an impermissible method of accounting for a Pre-Closing Tax Period, (vi) “subpart F income” or “global intangible low-taxed income” within the meaning of Sections 951 or 951A of the Code (or any corresponding or similar provision of law) of any Group Company attributable to a Pre-Closing Tax Period or (vii) a COVID-19 Financial Assistance Program.

(o) The assets of the Group Companies are not, and have never been, U.S. real property interests within the meaning of section 897 of the Code. None of the Group Companies is or has been a “U.S. real property holding corporation” within the meaning of section 897 of the Code.

(p) No Person holds GA Shares, GBOS Shares, GALP Interests or GBOS Units that are or on issuance were non-transferable or subject to a substantial risk of forfeiture within the meaning of section 83 of the Code with respect to which a valid election under section 83(b) of the Code has not been made.

(q) For U.S. federal, and, if applicable, state and local, income tax purposes, each of GA Inc. and GBOS Inc. is, and at all times since its formation has been, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. No Governmental Authority has challenged the effectiveness of any of the elections described in this Section 3.15(q).

(r) Neither GA Inc. nor GBOS Inc. is liable for any Tax under Section 1374 of the Code (and will not become liable for any such Tax in connection with the transactions contemplated by this Agreement) and neither has, in the past five (5) years, (i) acquired assets from another corporation in a transaction in which the Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (ii) acquired the stock of any corporation that was a qualified subchapter S subsidiary.

(s) For U.S. federal, and, if applicable, state and local, income tax purposes, each of GALP and GBOS (i) is, and at all times since formation has been, properly classified as a partnership that is not a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (ii) has not made, and will not make, an election pursuant to Treasury Regulation Section 301.7701-3(c) or otherwise to be classified as a corporation for U.S. federal, state or local income Tax purposes. Each of GALP and GBOS has not elected to apply the rules set forth in Title XI of the Bipartisan Budget Act of 2015, as amended, to any taxable periods beginning prior to January 1, 2018.

(t) Schedule 3.15(t) of the Disclosure Letter sets forth a list of the entity classification of each Subsidiary of GALP and/or GBOS for U.S. federal income tax purposes, and, unless otherwise noted, each entity has had such classification at all times since its incorporation or formation, as applicable.

(u) Each of the Group Companies has duly and timely collected all material amounts on account of any material Taxes, including sales, use or transfer taxes, goods and services, value added, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it and complied in all material respects with all applicable Tax Laws relating to information reporting and record retention.

(v) Each of the Group Companies has provided reasonable documentation or other proof of compliance with any applicable Tax incentive, Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

(w) No Group Company that is incorporated in a jurisdiction outside of the United States (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code; or (iii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn.

(x) The Group Companies have not applied for or received funds from any lender pursuant to a loan (each, a “PPP Loan”) under the Federal Paycheck Protection Program provided in Section 7(a) of the Small Business Act of 1953 or other similar loan from a Governmental Authority that, in each case, has not been repaid in full. All information submitted to a lender, the Small Business Administration or any other Governmental Authority by the Group Companies in connection with an application for any PPP Loan or other similar loan pursuant to the CARES Act or other similar sources of federal, state and local COVID-19 related relief was true and correct at the time of submission, including any and all certifications made by any Group Company on any application form submitted in connection therewith.

(y) None of the Group Companies has (i) deferred the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order or any COVID-19 Financial Assistance Program, or (iii) utilized available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

(z) None of the Group Companies has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent either Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.16 Environmental Matters. Since January 1, 2018, each Group Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of or liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials; and (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of any Group Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by any Group Company which could give rise to any material liability or corrective or remedial obligation of any Group Company under any Environmental Laws.

Section 3.17 Material Contracts.

(a) Schedule 3.17(a) of the Disclosure Letter sets forth a complete and correct list of all Contracts of the following nature to which a Group Company is a party or by which any Group Company is bound (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Letter being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s or sales representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing Indebtedness;

(iii) any Contract pursuant to which any Group Company has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of any Seller or any Group Company;

(vi) any employment or consulting Contract with a Group Company Employee that provides a base salary or base wages in excess of $100,000;

(vii) any Contract pursuant to which any Group Company has an outstanding obligation to grant any severance or termination pay or benefits (in cash or otherwise) to any employee or individual consultant or contractor;

(viii) any Contract or Plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(ix) any Contract that limits, or purports to limit, the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of any Group Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(x) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Group Companies’ businesses, consistent with past practices;

(xi) any Contract concerning or consisting of a partnership, limited partnership, limited liability company, or joint venture agreement;

(xii) any Contract that grants, or agrees to grant, any Person a right to “most favored nation” terms;

(xiii) any Investment Contract or Fund Document;

(xiv) any finder’s agreement or arrangement for soliciting, distributing, selling or promoting Investment Services to Clients;

(xv) any custody or sub-custody arrangement, transfer agent agreement, sub-advisory agreement, administrative and accounting agreement, shareholder services agreement, distribution agreement, securities lending agreement, prime brokerage or other brokerage-related agreements or similar agreement;

(xvi) any Contracts providing for “fee for services”, “adviser pay” or similar supplemental payment arrangements;

(xvii) any Contracts with respect to any carried interest participation or similar opportunity to participate in the profits or performance of any Client or commingled vehicle by any director, officer or employee of the Group Companies;

(xviii) any Contracts involving a sharing of profits or expenses or payments based on revenues, profits, or the assets under management of the Group Companies or any Client, or the sharing of another Person’s expenses, or Contracts for the limiting, capping, offset, or reimbursement of fees, expenses, or other payments that any Group Company receives from a Client or another Person;

(xix) any soft dollar arrangements and agreements and any directed brokerage agreement, agreement with proxy voting services, pricing agencies, market data providers or other information providers;

(xx) any Contract relating to the settlement of any administrative or judicial proceedings entered into since January 1, 2018, or pursuant to which there are any material continuing obligations;

(xxi) any Contracts that contain a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any of the Group Companies by a Clients; and

(xxii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $200,000 on an annual basis or in excess of $500,000 over the current Contract term or (B) has a term greater than one year and cannot be cancelled by the Group Companies without penalty or further payment and without more than 90 days’ notice.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. No Group Company or, to the knowledge of the Group Companies, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has any Group Company received any claim of any such breach, violation or default; provided, that the foregoing is without limitation to the provisions of subsection (c) of this Section 3.17. The Group Companies have delivered or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto (other than the economic exhibits with respect to general partner agreements under clause (xvii) above).

(c) No Group Company has received any written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

Section 3.18 Affiliate Interests and Transactions.

(a) Except as set forth in Schedule 3.18 of the Disclosure Letter, no Related Party of any Seller or any Group Company: (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or client of the Group Companies; or (ii) has a financial interest in any transaction with any Group Company or involving any assets or property of any Group Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) Except as set forth in Schedule 3.18 of this Agreement and certain of the Ancillary Agreements, there are no Contracts by and between the Group Companies, on the one hand, and any Related Party of the Group Companies or any Seller, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Group Companies (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Group Companies to, and no Group Company is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of any Group Company or any Seller.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Group Companies, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due beyond any applicable grace period. No Group Company has received notice of, nor to the knowledge of the Group Companies is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000 in the aggregate.

Section 3.20 Privacy and Security.

(a) Each of the Group Companies comply (and require and monitor the compliance of applicable third parties) in all material respects with all applicable U.S., state, foreign and multinational Laws (including Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and the California Consumer Privacy Act) relating to privacy or data security, and reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Group Companies’ respective Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Group Companies or any of their respective business partners; (ii) non-personally identifiable information (including such Personal Information of visitors who use the Group Companies respective Websites, suppliers, clients and distributors), whether any of same is accessed or used by any Group Company or any of their respective business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b) The Group Companies post all policies with respect to the matters set forth in Section 3.20(a) on their respective Websites in conformance with Privacy Laws. No Group Company uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(c) (i) To the Group Companies’ knowledge, the advertisers and other Persons with which any of the Group Companies have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) no Group Company serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) no Group Company has received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of the Group Companies’ respective tracking technologies.

(d) The Group Companies take all commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. In the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the Software, Systems or Websites used by the Group Companies, which have caused material disruption to the business of the Group Companies. The Group Companies provide for the back-up and recovery of material data and have implemented disaster recovery plans, procedures and facilities and, as applicable, has taken all steps to implement such plans and procedures.

Section 3.21 Clients.

(a) Since inception, none of the Group Companies has acted as a sponsor, investment adviser, investment sub-adviser, general partner, management member, manager or in any similar capacity to any investment company (or series thereof) registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), business development company that has elected to be regulated as such under the Investment Company Act, or any other publicly-offered pooled investment vehicle.

(b) Schedule 3.21(b) of the Disclosure Letter sets forth a true and complete list, as of the date of hereof, of each Client of the Group Companies and, for each such Client as of the date hereof:

(i) such Client’s name, together with a list of each account advised by the Group Companies on behalf of such Client;

(ii) whether such Client is a Private Fund or a Separately Managed Account Client;

(iii) the manner of Consent required to be made or obtained, or other action required to be taken, by the Group Companies in each case so that the Investment Contract or a new Investment Contract in substantially the form of the applicable Investment Contract in effect as of the date hereof, will be in full force and effect between a Group Company and such Client as of immediately following the Closing;

(iv) the amount of the assets under management for such Client, on both an account-by-account basis and in the aggregate for all accounts, based on the fair market value of assets calculated as of 4:00 p.m. New York City time on the Base Date in accordance with applicable Laws and the terms of the applicable Investment Contract;

(v) the fee rate of such Client (the contractual rate) as of the Base Date and as of the date hereof; and

(vi) the aggregate amount of capital the Group Companies are committed to invest in such Client that has not been invested as of the Base Date.

(c) Schedule 3.21(c) of the Disclosure Letter sets forth, with respect to each Private Fund, the aggregate capital commitments, the aggregate contributed capital, the aggregate capital account value, the aggregate remaining capital commitments and the fee schedule in effect (including any applicable fee waivers or discounts), in each case as of June 30, 2021.

(d) Except for the Clients set forth on Schedule 3.21(b) of the Disclosure Letter, the Group Companies: (i) are not a party to any Investment Contract with; (ii) do not provide Investment Services to; and (iii) do not receive any advisory, sub-advisory, asset-based, or performance fee, or any other profit participation, equity return, or other income from, any Person. Except as set forth on Schedule 3.21(d) of the Disclosure Letter, no controversy, disagreement, or dispute exists or, to the knowledge of the Group Companies, is threatened, by or between a Group Company and any Client or Private Fund Investor.

(e) The Group Companies and the Private Funds are and at all times since January 1, 2018 have been in compliance with all provisions commonly referred to as “most favored nation” provisions, commitments and obligations in respect of each Private Fund Investor. Each of the Private Funds is in compliance in all material respects with its investment objectives and policies and the terms and conditions of its governing documents and Investment Contract.

(f) No Client or Private Fund Investor has given written notice to the Group Companies or the Sellers of its intention to: (A) terminate any of its accounts or reduce its relationship with the Group Companies; (B) initiate a search for a replacement investment adviser or sub-adviser; (C) reduce the fee schedule or rates under any Investment Contract; or (D) withdraw any amount of the assets under management from any of its accounts.

(g) Each Private Fund has been duly organized and is validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” is in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted. All outstanding interests of each Client have been issued, offered and sold in compliance with Law.

(h) Each Client has (as applicable) a separate prime broker, custodian or trustee which is a third-party entity independent of the applicable RIA and such Client’s assets are managed in compliance with the requirements of Rule 206(4)-2 under the Advisers Act. Each investment portfolio managed by the Group Companies on behalf of a Client has sufficient collateral to support its current borrowing.

(i) No Group Company is liable in connection with, on behalf of, or for any obligations of any Client relating to the Client’s Indebtedness or investments.

(j) Except as disclosed on Schedule 3.21(j) of the Disclosure Letter, since January 1, 2018, there have been no defaults by any Private Fund Investor on its payment or other material obligations with respect to any Private Fund and, to the knowledge of the Group Companies, no Private Fund Investor has expressed its intent to fail to fund a payment obligation to a Private Fund.

(k) Each Private Fund holds all material Permits that are required in order to permit such Private Fund to carry on its respective business as presently conducted, and all such Permits are in full force and effect.

(l) No Private Fund is subject to or in default with respect to any Order relating to any aspect of the business, properties or assets of such Client.

(m) No Private Fund is charged with or, to the knowledge of the Group Companies, threatened with any violation of any provision of any Law, which in each case would give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of any of the RIAs.

(n) Except as disclosed in Schedule 3.21(n) of the Disclosure Letter, for each Private Fund, the Seller has provided to Parent true and complete copies of (i) the most recent regularly prepared unaudited balance sheet of such Private Fund and the related unaudited and reviewed statements of income, equity and cash flows for the period then ended and (ii) the most recent audited balance sheet of such Private Fund and the related statements of income, equity and cash flows for the fiscal year then ended (each hereinafter referred to as a “Private Fund Financial Statement”). Such annual audited Private Fund Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Private Fund as at and for the respective periods then ended, and have been prepared in accordance with GAAP.

(o) Each Private Fund has (i) duly and timely filed all income and other material Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws, (ii) timely paid all income and other material Taxes, including all installments on account of Taxes for the current year, due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), including installments or prepayments of Taxes which are required to have been paid to any Governmental Authority pursuant to applicable Law, and (iii) complied in all material respects with its obligations to timely withhold or deduct and pay over to the appropriate Governmental Authority all Taxes required to be withheld or deducted from amounts paid or owing or deemed paid or owing to any partner, member or third party.

(p) 100% of the amounts that any Group Company is committed to invest in any Client has been committed to be funded directly or indirectly by the GALP Partners and/or other limited partners or members of the direct general partners of the Clients who are not themselves a Group Company (provided, however, for the avoidance of doubt, it is understood and agreed that such commitments by the GALP Partners and/or other limited partners or members of the direct general partners of the Clients will be funded in whole or in part by way of “deemed contributions” and/or promissory notes, all in accordance with the applicable governing agreements of the Clients and their direct general partners, and all without any reduction to such Person’s compensation).

Section 3.22 Track Record. Except as set forth in Schedule 3.22 of the Disclosure Letter, the Group Companies exclusively own and have the exclusive right to use, the Business Track Record. The Group Companies maintain the appropriate documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all portfolios in the Business Track Record (current and historical performance results) in compliance with all applicable Law (including Rule 204-2(a)(16) under the Advisers Act). All of the investments reflected in the Business Track Record were made, directly or indirectly, by the Clients. All Business Track Records provided, presented or made available by or on behalf of the Group Companies to any investor prospective investor or contained in any marketing materials complied with Law in all material respects.

Section 3.23 Brokers. Except for Morgan Stanley & Co., LLC (“Morgan Stanley”), the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Group Company.

Section 3.24 Investment Intent. The Stock Consideration and the Unit Consideration is being obtained by the Sellers for their own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws. The Sellers are fully capable of understanding and evaluating the risks associated with the ownership of the Stock Consideration and the Unit Consideration. The Sellers understand and acknowledge that the securities comprising the Stock Consideration and the Unit Consideration to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.

Section 3.25 Unclaimed Property. No Group Company is or may be liable for any amounts under any escheat, unclaimed property or similar provision.

Section 3.26 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED BY THE GROUP COMPANIES HEREUNDER, NEITHER THE SELLERS, THE GROUP COMPANIES NOR ANY OTHER PERSONS MAKE ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE GROUP COMPANIES, THE BUSINESS OF THE GROUP COMPANIES, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY INFORMATION FURNISHED OR MADE AVAILABLE TO PARENT OR ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON FOR THEIR BENEFIT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED BY THE GROUP COMPANIES HEREUNDER, THE GROUP COMPANIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY PARENT OR ITS AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS DELIVERED TO PARENT AND/OR MADE AVAILABLE IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE GROUP COMPANIES, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT OR OTHERWISE RESTRICT IN ANY RESPECT ANY CLAIM FOR KNOWING AND INTENTIONAL FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, SSGLP, NEWCO 1, NEWCO 2, NEWCO 3 AND NEWCO 4

Except as disclosed or reflected in the Parent SEC Documents, Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 hereby represent and warrant to the Sellers, GA Inc. and GBOS Inc., as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization. Each of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 is an entity duly organized or formed, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. Each of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent, the general partner of SSGLP, the boards of directors of NewCo 1 and NewCo 2, the managing members of NewCo 3 and NewCo 4 and by Parent as the sole stockholder or member of NewCo 1, NewCo 2, NewCo 3 and NewCo 4. No proceedings on the part of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 will be a party will have been, duly executed and delivered by Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 will be a party will constitute, the legal, valid and binding obligations of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4, as applicable, enforceable against Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4, as applicable, in accordance with their respective terms except as limited by the Bankruptcy and Equity Exceptions.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Organizational Documents of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4;

(ii) conflict with or violate any Law applicable to Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 2 is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 to consummate, or prevent or materially delay, the Mergers, the Contribution and Exchange Transactions or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) None of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) the filings of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws and (iv) the filings described on Schedule 4.3 of the Disclosure Letter.

Section 4.4 SEC Filings.

(a) All reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2021 and prior to the date of this Agreement (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K, collectively, the “Parent SEC Documents”), have been filed and complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Exchange Act applicable to such Parent SEC Documents. The Parent SEC Documents, when read together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to Parent SEC Documents.

(b) The consolidated financial statements of Parent included or incorporated by reference in Parent SEC Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

Section 4.5 Issuance of Equity Consideration. The Stock Consideration and Unit Consideration being delivered by Parent and SSGLP, respectively, hereunder is and shall be duly authorized and validly issued. Following the issuance of the Stock Consideration and the Unit Consideration pursuant to Section 2.9, the Sellers shall acquire good, valid and marketable title to the applicable portions of the Stock Consideration and Unit Consideration, free and clear of any Encumbrances, other than Encumbrances to which the Stock Consideration and Unit Consideration is subject under applicable securities Laws, Encumbrances applicable to the Stock Consideration or the Unit Consideration under the A&R Parent Stockholders Agreement, the A&R SSGLP LPA or the Class C Exchange Agreement (as applicable) or Encumbrances created by the Sellers. The Stock Consideration and the Unit Consideration will be issued in compliance in all material respects with all applicable federal and state securities Laws.

Section 4.6 Absence of Certain Changes. Since March 31, 2021: (a) Parent and SSGLP have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

Section 4.7 Financing. Parent has delivered to the Group Companies true and complete copies of (a) an executed commitment letter (as the same may be amended in accordance with Section 5.13, the “Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided bridge financing in the amount set forth therein (the “Financing”) and (b) the fee letter referred to in the Financing Commitments (provided that fee amounts, market flex and other terms may be redacted in a customary manner so long as none of the redacted provisions adversely affect the total amount of, the availability of or impose additional conditions on the availability of the Financing). As of the date of this Agreement, none of the Financing Commitments has been amended or modified and no such amendment or modification is contemplated (except as permitted by Section 5.13), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto (except to the extent that enforceability may be limited by the applicable Bankruptcy and Equity Exceptions). As of the date of this Agreement, there are no side letters, other agreements, contingencies or conditions precedent to the obligations of counterparties to the Financing Commitments to provide the Financing or that would permit such counterparties to reduce the total amount of the Financing, except as set forth or described in the Financing Commitments. There are no conditions precedent related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments. Parent has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds of the Financing and the cash or cash equivalents held by Parent, as of the Closing, will be sufficient to enable Parent to pay in cash all amounts required to be paid by them in cash on the Closing Date in connection with the transactions contemplated hereby and to pay their respective related fees and expenses.

Section 4.8 Brokers. Except for the fees payable to J.P. Morgan Securities LLC by Parent in connection with this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, NewCo 1, NewCo 2, NewCo 3 or NewCo 4.

Section 4.9 Assets and Liabilities. NewCo 1, NewCo 2, NewCo 3 and NewCo 4 have been formed solely for the purpose of this Agreement and have not conducted any business prior to the date hereof and have, and prior to the Closing Date, will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Stockholder Consent and Agreement. Within six hours after the execution of this Agreement, GA Inc. and GBOS Inc. shall deliver to Parent the GA Stockholder Consent and Agreement and the GBOS Stockholder Consent and Agreement, respectively, executed by 100% of the GA Stockholders and 100% of the GBOS Stockholders, respectively.

Section 5.2 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Article VII (the “Interim Period”), unless Parent shall otherwise agree in writing, the business of the Group Companies shall be conducted only in the ordinary course of business consistent with past practice; and each of GA Inc., GBOS Inc., GALP and GBOS shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to: (i) preserve substantially intact the business organization and assets of the Group Companies; (ii) keep available the services of the current officers, employees and consultants of the Group Companies; (iii) preserve the current relationships of the Group Companies with customers, suppliers and other persons with which any of the Group Companies has significant business relations; and (iv) keep and maintain the assets and properties of the Group Companies in normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Article VII, except as set forth on Schedule 5.2 of the Disclosure Letter, no Group Company shall do, or propose to do, directly or indirectly, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend, modify, waiver any provision under or otherwise change its Organizational Documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock or other Equity Securities of the Group Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in any of the Group Companies or (ii) any properties or assets of the Group Companies, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Securities or ownership interest or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) except for the Mergers, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Group Companies or any Private Fund, or otherwise alter any Group Company’s corporate structure;

(g) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall any Group Company (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(h) organize, sponsor or become an investment adviser or subadviser to any investment vehicle or Person, other than the Clients;

(i) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any Group Company’s rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;

(j) other than as required by applicable Law or the terms of this Agreement or any Plan in effect as of the date hereof, (i) grant any current or former Group Company Employee any increase in compensation, bonus or other benefits, other than increases in the ordinary course consistent with practice for Group Company Employees with total annual compensation of less than $100,000, (ii) grant or pay to any current or former Group Company Employee any bonus, incentive compensation, severance, change in control or termination pay, or modifications thereto or increases therein, (iii) adopt or enter into any collective bargaining agreement or other labor union contract, (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Plan or (v) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Plan, in each case for the benefit of any current or former Group Company Employee;

(k) (i) terminate the employment or engagement of any Group Company Employee other than for cause or poor performance consistent with past practice or (ii) hire or engage any individual who would be a Group Company Employee, other than (A) individuals with total annual compensation of less than $100,000 and (B) to fill vacancies identified to Parent as of the date hereof or created as a result of resignations or terminations in accordance with the preceding clause (i);

(l) enter into any Contract with any Related Party of any Group Company;

(m) adopt or make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;

(n) amend or modify the fee rate payable under any Contract with any Client;

(o) agree to reduce, waive, grant any concession with respect to, cap or subject to rebate the compensation paid by any Client, or change any “fee for services” arrangement;

(p) sell, transfer, assign, pledge, hypothecate or otherwise dispose of any material assets of any Client in any secondary sale;

(q) except as contemplated under Section 5.8(g), make, revoke or modify any material Tax election, commence, settle or compromise any Tax liability or any audit, claim or proceeding relating to Taxes, file (or cause to be filed) any Tax Return other than in the ordinary course of business on a basis consistent with past practice and in accordance with Section 5.8, surrender any right to a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any valid automatic extension of the due date of a Tax Return); enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes (other than an agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), or fail to pay Taxes when due;

(r) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(t) commence, settle, compromise or resolve any Action involving any liability for money damages in excess of $50,000 or that otherwise imposes any non-monetary restrictions on the Group Companies or involves an admission of wrong-doing on behalf of any Group Company;

(u) enter into any Contract with any Governmental Authority; or

(v) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.3 Access to Information. During the Interim Period, the Group Companies shall afford Parent and its Representatives with reasonable access (including for inspection and copying), upon reasonable advance written notice and at reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Group Companies, and shall furnish Parent with such financial, operating and other data and information as Parent may reasonably request in connection with the transactions contemplated hereby; provided, however, that the Group Companies shall not be required to disclose any information to Parent or its Representatives if such disclosure would reasonably be expected to (a) violate applicable Law, (b) waive any attorney-client or other legal privilege or (c) breach any Contract (provided, that in each case, the Group Companies shall use reasonable best efforts to make such disclosures in a manner that would not otherwise violate any such Law, waiver any such privilege or breach any such Contract). During the Interim Period, to the extent permitted by applicable Law, the Group Companies shall keep Parent updated as promptly as practicable regarding the status of any Action or examination relating to the Group Companies, in each case, by a Governmental Authority that is pending as of the date hereof or initiated after the date hereof, including any examination or investigation of the Group Companies by the SEC. To the extent permitted by applicable Law, the Group Companies shall promptly notify Parent of any substantive communication received from any Governmental Authority in connection with any such Action or examination or any request or demand made by any Governmental Authority with respect to any such Action or examination and, to the extent reasonably practicable, shall give Parent the opportunity to review, and consider in good faith any comments by, Parent prior to sending any written communication to any Governmental Authority in connection with any such Action or examination, or responding to any such communication, request or demand.

Section 5.4 Exclusivity. GA Inc., GBOS Inc. and each Seller agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article VII, GA Inc., GBOS Inc., and each Seller shall not, and shall take all action necessary to ensure that none of Group Companies or any of their respective Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, consider, encourage or accept any proposal or offer than constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Each of GA Inc., GBOS Inc. and each Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. GA Inc., GBOS Inc., and each Seller shall notify Parent promptly, but in any event within 24 hours, in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Parent shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the material terms and conditions of such Acquisition Proposal, inquiry or other contact. None of GA Inc., GBOS Inc., or any Seller shall, and each such Person shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Group Company is a party, without the prior written consent of Parent. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the transactions contemplated by this Agreement): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of any Group Company or material assets of any Group Company (other than assets to be sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to any Group Company or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Group Company.

Section 5.5 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated January 12, 2021 between Parent and Greenspring Associates, LLC (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) For a period of five years following the Closing Date, the Sellers shall not, and each Seller shall cause its Affiliates and shall direct its Representatives not to, divulge or convey to any third party, any Confidential Information; provided, that the Sellers or their respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as a Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies Parent of the existence, terms and circumstances surrounding such request and consults with Parent on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Group Companies or the transactions contemplated hereby (other than (1) data or information that is or becomes available to the public other than as a result of a breach of this Section 5.5) (2) any information obtained following the Closing on a non-confidential basis from a third party or (3) any information independently developed without reference to Confidential Information.

(c) Notwithstanding anything herein to the contrary, following Closing, the Seller Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Seller Representative and to the Sellers, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto.

Section 5.6 Reasonable Best Efforts; Further Assurances.

(a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements as set forth on Schedule 5.6, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law as set forth on Schedule 5.6 of the Disclosure Letter and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, prior to the Closing, the Group Companies shall permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Group Companies shall not settle or compromise any such claim, suit or cause of action without Parent’s written consent.

(b) Except as otherwise provided in Section 5.7, the Group Companies shall, and shall cause their respective Subsidiaries to, give promptly such notice to third parties and to use commercially reasonable efforts to obtain such third party consents if reasonably requested by Parent in writing. Parent shall cooperate with and assist the Group Companies in giving such notices and obtaining such consents and estoppel certificates; provided, however, that none of the parties shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that it in its sole discretion may deem adverse to the interests of Parent or any of the Group Companies.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Parent to agree or commit to take, and none of the Sellers or the Group Companies shall agree or commit to take, any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Parent, any Group Company or any of their respective Affiliates or (ii) limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Group Companies or any of their assets or businesses or any of Parent’s or its Affiliates’ other assets or businesses.

Section 5.7 Client Consents.

(a) With respect to each Client, the Group Companies shall, in accordance with applicable Law and the applicable Investment Contracts and Fund Documents, use its reasonable best efforts to obtain, prior to the Closing, the necessary Client Consents to the “assignment” (as defined in the Advisers Act) of each Investment Contract (including, as applicable, with respect to Clients that are pooled investment vehicles, the consent of any applicable requisite percentage of the board of directors, advisory committee, investment committee, or investors therein). Within 10 days following the date of this Agreement, the Group Companies shall, after consultation with Parent, send a Consent notice:

(i) in the form of Exhibit H-1 to those Separately Managed Account Clients whose Investment Contracts require affirmative Consent to be assigned; and

(ii) in the form of Exhibit H-2-1 or Exhibit H-2-2, as applicable, modified as appropriate to reflect the applicable provisions of the Fund Documents for each Private Fund, to the investors in the Private Funds (including, as applicable, the consent of any applicable requisite percentage of the board of directors, advisory committee, investment committee, or investors therein).

(b) The parties agree that any consent required for the “assignment” (as defined under the Advisers Act) or continuation of any Investment Contracts with a Client shall be deemed given for all purposes under this Agreement:

(i) for each Client that is a Private Fund, upon receipt of the affirmative consent of a majority-in-interest of the investors in such Private Fund and all parallel and feeder funds (for the avoidance of doubt, calculated on an aggregate basis including the applicable Private Fund and all parallel and feeder funds), or such other form of approval as may be required under the applicable Organizational Documents of such Private Fund, as specified in Schedule 3.21(b) of the Disclosure Letter;

(ii) for each Client that is a Separately Managed Account Client, if written or other affirmative consent (“Affirmative Consent”) is expressly required under the respective Investment Contract, upon receipt of such Affirmative Consent in accordance with the terms of such Investment Contract;

(iii) if consent other than Affirmative Consent is permitted under applicable Law and the terms of the applicable Investment Contract (1) upon receipt of a written consent from the applicable Client, or (2) if no such written consent is received, if 45 days (or such longer period in the applicable Investment Contract) shall have passed since the sending of a written notice (a “Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the notice sent to such Client pursuant to Section 5.7(a) above) informing such Client (1) of the Group Companies’ intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Advisers Act) of such Client’s Investment Contract, (2) the intention of the Group Companies to continue to provide Investment Services pursuant to such Investment Contract with such Client after the Closing if such Client does not terminate such Investment Contract or affirmatively object to the “assignment” of such Contract prior to the Closing, and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such Investment Services for a period of at least 45 days (or such longer period in the applicable Investment Contract) after the sending of the Negative Consent Notice without termination;

(iv) if the applicable Investment Contract terminates at Closing, the Client has (1) waived such termination in writing, or (2) entered into a new Investment Contract with the adviser that will not terminate at Closing with such terms and conditions that are the same in all material respects as the existing Investment Contract.

(v) Notwithstanding the foregoing clauses (i), (ii), (iii) or (iv) above, no Consent shall be deemed to have been given in respect of a Client for any purpose under this Agreement if, at any time prior to the Closing, such Client notifies a Group Company that such Client has not consented to the “assignment” of such Client’s Investment Contract or has terminated or intends to terminate such Investment Contract (and such notice has not been withdrawn or superseded).

(c) The Group Companies shall not amend, reduce, or otherwise adjust any fee rate set forth in any Investment Contract without Parent’s prior written consent or offer any other modification of an Investment Contract or other inducement that would, in any case, reduce the Closing Date Revenue Run Rate attributable to such Client or otherwise materially and adversely affect the economic value of such Client relationship or materially modify any other term, except as consented to or directed by Parent in writing.

(d) Parent shall be provided with reasonable opportunity prior to distribution to review and comment on all substantive consent materials to be distributed to any Client (with such comments to be considered by Sellers for inclusion in good faith and not to be unreasonably rejected).

(e) In connection with obtaining Consents under this Section 5.7, the Sellers shall keep Parent reasonably informed of the status thereof and the Sellers shall promptly advise Parent as promptly as practicable if any Client notifies any Group Company, any of the Sellers or any of their Affiliates has not so consented or has terminated, or intends to terminate, its Investment Contract, or intends to materially reduce its investment relationship with a Group Company.

(f) Prior to the Closing, if requested to do so by Parent, the Group Companies shall use their reasonable best efforts, in accordance with applicable Law and the applicable Investment Contracts and Organizational Documents, to obtain the Consents necessary to amend or obtain a waiver under the Investment Contracts of the Clients listed on Schedule 5.7(f) of the Disclosure Letter with respect to the matters set forth thereon. Parent shall, and shall cause its Affiliates to, cooperate with the Sellers and the Group Companies in seeking the Consents described in this Section 5.7(f). In connection with obtaining such Consents, the Group Companies shall provide to Parent for review and approval in advance of distribution the proposed forms of amendment, wavier or consent. The Group Company shall: (i) keep Parent reasonably informed of the status of obtaining such Consents (including any conditions requested and providing copies of correspondence relating to such requests), (ii) provide to Parent for review and comment in advance of distribution any other substantive notices or other substantive materials to be distributed by the Group Companies to Clients in order to obtain such Consents, and (iii) consider and use reasonable best efforts to incorporate any such comments prior to distribution.

Section 5.8 Tax Matters.

(a) Cooperation and Assistance. Each of the parties shall use commercially reasonable efforts to provide the other parties, at such parties’ sole cost and expense, with such cooperation and assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any Action relating to Taxes with respect to Pre-Closing Tax Periods. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. With respect to any Tax Returns of any Group Company that the Seller Representative is not responsible for preparation pursuant to this Agreement, Parent shall have the option to engage, or seek other assistance from, the historic Tax Return preparers for such Group Company (and Sellers shall use commercially reasonable efforts to facilitate any initial discussions between Parent and the Tax Return preparers) to the extent reasonably necessary to facilitate the filing of any such Tax Returns after the Closing Date. In connection with any Tax Returns required to be prepared by the Seller Representative pursuant to Section 5.8(b) and Section 5.8(c)(i), Parent shall, and shall cause the Group Companies and/or GA Surviving Entity and GBOS Surviving Entity to, use commercially reasonable efforts to facilitate the Seller Representative’s utilization of the Group

Companies’, GA Surviving Entity’s or GBOS Surviving Entity’s existing tax return preparation firm(s) (the “Tax Accounting Firm”), including (i) providing reasonable access to the Group Companies’, GA Surviving Entity’s and GBOS Surviving Entity’s books and records and accounting staff and (ii) taking such reasonable steps that are requested by the Seller Representative (at the Sellers’cost) as may be necessary to cause the Tax Accounting Firm to take direction from the Seller Representative; provided that, for the avoidance of doubt, Parent shall have no obligation to provide (or to provide access to) any Tax Return of Parent or of SSGLP.

(b) Pass-Through Tax Returns. The Seller Representative shall cause to be prepared, and the Group Companies shall cause to be filed, all Pass-Through Tax Returns for taxable periods that end on or before the Closing Date that are required to be filed after the Closing Date (giving effect to applicable extensions). All such Pass-Through Tax Returns shall be prepared in accordance with past practice except as otherwise required by applicable Law. The Seller Representative shall provide to Parent a draft of each such Pass-Through Tax Return (together with schedules, statements and supporting documentation) for its review and comment at least thirty (30) days prior to the due date of such Pass-Through Tax Return; provided, that in the case of any disputed items between Seller Representative and Parent that cannot be resolved after good faith efforts, the Seller Representative’s position shall prevail. The Sellers Representative will provide finalized copies of all such Tax Returns to Parent.

(c) Non-Pass-Through Tax Returns.

(i) The Seller Representative shall cause to be prepared, consistent with past practice except as otherwise required by applicable Law, all Tax Returns other than Pass-Through Tax Returns, for the Group Companies for taxable periods that end on or before the Closing Date that are required to be filed after the Closing Date (giving effect to applicable extensions) (“Seller Prepared Returns”). The Seller Representative shall provide to Parent a draft of each Seller Prepared Return (together with schedules, statements and supporting documentation) at least thirty (30) days prior to the due date of such Seller Prepared Return that is an income Tax Return and, at least five (5) days prior to the due date of any other Seller Prepared Return. Parent shall file or cause to be filed all Seller Prepared Returns as so prepared (subject to reasonable revisions by Parent). For the avoidance of doubt, the Seller Prepared Returns shall not include any Pass-Through Tax Returns or Parent Prepared Returns.

(ii) Parent shall prepare or cause to be prepared, consistent with past practice except as otherwise required by applicable Law, all Tax Returns, other than Pass-Through Tax Returns, for the Group Companies for all Straddle Periods that are required to be filed after the Closing Date on or before the Final Closing Statement becoming final and binding pursuant to Section 2.11 (giving effect to applicable extensions) (“Parent Prepared Returns”). Parent shall provide to Seller Representative a draft of each Parent Prepared Return (together with schedules, statements and supporting documentation) at least thirty (30) days prior to the due date of such Parent Prepared Return that is an income Tax Return and, at least ten (10) days prior to the due date of any other Parent Prepared Return (to the extent practicable). Parent shall accept all comments of the Seller Representative that it determines are reasonable. Parent shall file or cause to be filed all Parent Prepared Returns as so prepared. For the avoidance of doubt, the Parent Prepared Returns shall not include any Pass-Through Tax Returns or Seller Prepared Returns.

(d) Straddle Period. For any Straddle Period, Taxes shall be allocated to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, business and occupation, income, payroll, employment or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Group Companies at the end of the Closing Date (unless otherwise required by applicable Tax Law); and (ii) in the case of any Taxes other than those described in clause (i), the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The tax year of each Subsidiary of the Group Companies that is a “controlled foreign corporation” within the meaning of Section 957 of the Code shall be assumed to end on the Closing Date and an interim closing of the books method shall be applied with respect thereto.

(e) Push Out Election. If the IRS makes any adjustment that would result in an “imputed underpayment” to either GALP or GBOS within the meaning of Section 6225 of the Code for a taxable period ending on or before the Closing Date, GALP or GBOS, as applicable, shall timely and properly make the election (to the extent available) to “push out” any adjustments to the GALP Partners or GBOS Members, as applicable, under Section 6226 and any corresponding state and local Law or otherwise take any permissible steps which may be necessary to cause the Sellers, and not Parent, bear in full the burden of any such adjustment, including any interest, penalties and additions to Tax.

(f) Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, property, registration and similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the Pre-Closing Transfer (“Pre-Closing Transfer Taxes”) shall be borne 100% by the Sellers as a Transaction Expense and any other Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement (other than the Pre-Closing Transfer) (“Other Transfer Taxes”) shall be borne 50% by the Sellers as a Transaction Expense, on the one hand, and 50% by Parent, on the other hand. The party customarily responsible under applicable Law shall timely file any Tax Return with respect to such Transfer Taxes and the non-filing party will cooperate in the preparation and execution of any such Tax Returns and other documentation. The parties hereto shall reasonably cooperate in connection with the filing of any such Tax Returns for Transfer Taxes including joining in the execution of such Tax Returns to the extent permissible and appropriate.

(g) S Corporation Matters. Notwithstanding anything to the contrary in this Section 5.8 and Section 5.2, in the event that any Governmental Authority reasonably determines before the Closing Date that the S corporation election of GA Inc. or GBOS Inc., and/or any Subsidiary’s QSub election, is invalid or has terminated on or before the Closing Date, other than in connection with the transactions hereunder, GA Inc. and GA Stockholders, in the case of GA Inc., and GBOS Inc. and GBOS Stockholders, in the case of GBOS Inc., shall use their best efforts to obtain from the Internal Revenue Service a waiver of the invalidity or termination on the grounds of inadvertency under Section 1362(f) of the Code and applicable Treasury Regulations (and any equivalent relief from state and local taxing authorities) (such a waiver, the “S Corporation Status Relief Request”); provided, however, that, prior to approaching any Governmental Authority and/or filing any document or other request in connection with an S Corporation Status Relief Request, GA Inc., the GA Stockholders, GBOS Inc. or the GBOS Stockholders (as applicable) shall provide such S Corporation Status Relief Request to Parent for its review and consent (not to be unreasonably withheld, conditioned or delayed). Each of GA Inc., GA Stockholders, GBOS Inc. and GBOS Stockholders shall take such reasonable steps, and make such reasonable adjustments, as may be reasonably required by the Internal Revenue Service pursuant to Section 1362(f)(3) and (4) of the Code and applicable Treasury Regulations to receive the S Corporation Status Relief Request. GA Stockholders, in the case of GA Inc., and GBOS Stockholders, in the case of GBOS Inc., shall bear all reasonable expenses of procuring the S Corporation Status Relief Request, including the legal, accounting and tax costs of taking such steps, and of making such adjustments as may be required by the Governmental Authority.

(h) Tax Treatment.

(i) The parties hereto intend that (A) (i)(a) the GA Merger and the Newco 3 Merger and (b) GBOS Merger and the Newco 4 Merger, in each case, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” under Section 368(a) of the Code (“Intended Merger Tax Treatment”) and (B) the Contribution and Exchange Transactions, taken together, be treated as a series of exchanges under Section 721(a) of the Code to the extent received in exchange for the Unit Consideration and as a sale under section 1001 of the Code to the extent received in exchange for Cash (collectively, the “Intended Tax Treatment”), and each shall use its reasonable best efforts to cause the Mergers and the Contribution and Exchange Transactions to qualify for the Intended Tax Treatment. The parties shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment unless required to do so by applicable Law. None of the parties shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Agreement) that would prevent the Mergers and the Contribution and Exchange Transactions from qualifying for the Intended Tax Treatment.

(ii) Parent, its Subsidiaries, the Group Companies, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the Mergers.

(iii) The parties acknowledge and agree that for purposes of determining the value of Parent Class A Common Stock to be received by stockholders of GA Inc. and GBOS Inc. pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (A) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 will be the average of the Daily Volume Weighted Average Prices as described in Section

4.01(1) of Rev. Proc. 2018-12; (B) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the ten (10) consecutive trading days ending two trading days prior to the date of this Agreement; (C) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be the NYSE; and (D) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The parties further agree that the valuation of Parent Class A Common Stock by reference to the methodology described in this Section 5.8(h) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.9 Employee Matters; Directors and Officers Insurance; Errors and Omissions Insurance.

(a) Parent shall cause the Group Companies to maintain offices in Owings Mills, Maryland on substantially the same basis maintained prior to the Closing Date, until the expiration of the Earnout Period.

(b) Group Company Employees that continue to be employed by the Group Companies after the Closing shall be eligible to participate in Parent’s Long-Term Incentive Plan and receive awards thereunder to the extent awards are granted by Parent’s board of directors thereunder. Any such awards shall be granted on terms and conditions that are substantially similar to similar awards granted to similarly situated employees of Parent. Nothing in this Section 5.9(b) shall be interpreted to obligate Parent or the board of directors of Parent to grant any awards under Parent’s Long-Term Incentive Plan and the board of directors of Parent shall retain sole discretion as to whether to grant any such awards after the Closing.

(c) For a period of six years from and after the Closing Date, Parent shall, and shall cause its Affiliates to, cause the Organizational Documents of the Group Companies (including their successors) to contain provisions no less favorable to the present and former directors and officers of any of the Group Companies (the “Company Indemnified Parties”) with respect to limitation of certain liabilities, exculpation, indemnification and advancement of expenses to directors or officers of the Group Companies than those that are set forth as of the date hereof in the Organizational Documents of the Group Companies, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Company Indemnified Parties.

(d) For a period of six years from the Closing Date, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and errors and omissions insurance maintained by the Group Companies or cause to be provided substitute policies or purchase or cause the Group Companies to purchase, a “tail policy,” (the “D&O Tail Policy” or the “E&O Tail Policy”, as applicable) in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date; provided, however, that after the Closing, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the current annual premium paid by the Group Companies in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Group Companies purchase a D&O Tail Policy or an E&O Tail Policy and the coverage thereunder costs more than 300% of the current annual premium for such policies, the Group Companies shall purchase the maximum amount of coverage that can be obtained for 300% of the current annual premium. The fees, costs and expenses incurred in connection with such “tail policy” shall be paid by the Group Companies and shall be deemed a Transaction Expense.

(e) During the Continuation Period, Parent shall provide or cause to be provided to each employee of the Group Companies who is employed immediately prior to the Closing and who continues in employment following the Closing with Parent or one of its Affiliates (each, a “Continuing Employee”), for so long as the Continuing Employee remains employed by Parent and its Affiliates, with (i) a total target cash compensation that is in each case no lower than the total target cash compensation provided to such Continuing Employee as of immediately prior to the Closing Date and (ii) benefits and other compensation at a level provided to similarly situated employees at Parent; provided, that each Continuing Employee will receive employer contributions under the Greenspring Associates Retirement Plan or a different tax-qualified defined contribution retirement plan maintained by Parent or one of its Affiliates with respect to the entire 2021 calendar year that are no less favorable than those employer contributions provided under the Greenspring Associates Retirement Plan. For purposes of this Agreement, the “Continuation Period” means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

(f) For all purposes under Parent’s and its Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date and, for purposes of any employee benefit plan or program that Parent adopts with respect to the Continuing Employees on or after the Closing Date (collectively, the “Parent Benefit Plans”), Parent shall give, or cause to be given, to each Continuing Employee, full credit for all purposes (including for purposes of eligibility to participate or receive benefits, vesting, benefit accrual, level of benefits and early retirement subsidies and including for purposes of any severance, vacation/paid time off, layoff and similar benefits and for any purposes as may be required under applicable Law but excluding for purposes of any incentive, equity or equity-based compensation) for his or her years of service with the applicable Group Company (and its predecessors) prior to the Closing Date to the same extent as such Continuing Employee was (or would have been) entitled, before the Closing Date, to credit for such service under the corresponding Plan, other than for benefit accrual purposes under any defined benefit pension plan (other than under the Defined Benefit Plan). In addition, Parent shall use commercially reasonable efforts to cause (i) to the extent eligible, each Continuing Employee to be immediately able to participate, without any waiting time, in any and all Parent Benefit Plans; (ii) all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan (to the extent such credit would have been given under comparable Plans prior to the Closing).

(g) After the date of this Agreement and prior to the Closing, if a current employee of vice president level or above or officer of any of the Group Companies terminates his or her employment relationship with the Group Companies, the Group Companies shall provide reasonably prompt notice of such termination to Parent.

Section 5.10 Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication to the employees, Clients, suppliers or other business relations of the Group Companies regarding the transactions contemplated herein, shall be issued or made without the joint approval of (i) Parent and (ii) prior to the Closing, GA Inc. or after the Closing, the Seller Representative, unless (A) required by Law (including, for the avoidance of doubt, the applicable rules and requirements of the Nasdaq Global Select Market, the SEC and Antitrust Laws) or (B) such disclosure contains only information previously disclosed publicly by the parties. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not restrict any party from taking any actions required or permitted by Section 5.7 and shall cease to apply to Parent, its Affiliates or the Group Companies upon and after the Closing (except that Parent shall not disclose the allocation of the Merger Consideration to specific Sellers unless (A) required by Law (including, for the avoidance of doubt, the applicable rules and requirements of the Nasdaq Global Select Market, the SEC and Antitrust Laws) or (B) such disclosure contains only information previously disclosed publicly by the parties). Notwithstanding anything herein to the contrary, following Closing and the public announcement of the Mergers, the Seller Representative shall be permitted to announce that it has been engaged to serve as the Seller Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.11 Seller Release. Effective as of the Closing, each Seller, on its own behalf and on behalf of such Seller’s past, present and future equity holders, partners, members, Affiliates, employees, directors, officers and managers and their respective successors and assigns claiming by or through such Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Group Companies, Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 and the Parent Related Parties, from any and all claims (including any derivative claim on behalf of any Person), Actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out of, relating to, against or in any way connected with any Group Company, in respect of (1) any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, (2) any payments made in accordance with the Consideration Allocation Schedule (or any inaccuracies or errors set forth in the Consideration Allocation Schedule), including any claim that a Seller has not received the same type of class of Merger Consideration as any other Seller, or its pro rata share of the

Merger Consideration, or (3) in respect of its ownership of the GA Shares, GBOS Shares, GALP Interests or GBOS Units; provided, that the foregoing release does not extend to, include or restrict or limit in any way, and the Sellers hereby reserve their rights, if any, to pursue any and all claims, actions or rights that they may now or in future have solely on account of their rights (a) under this Agreement or any other documents entered into in connection herewith, (b) under any applicable liability insurance policy covering the directors, officers and/or similar functionaries of the Group Companies or any Seller in respect of any right to indemnification or advancement of expenses pursuant to any of the Organizational Documents of the Group Companies or the Sellers, (c) under the Group Companies’ currently-existing written employee benefit plans, health insurance plans and retirement plans, (d) with respect to any claims for unpaid salary, benefits and reimbursements of expenses for services actually provided during the most recent pay period prior to the Closing or (e) under any claim that may not be waived as a matter of Law.

Section 5.12 Non-Compete; Non-Solicitation; Non-Disparagement.

(a) For a period of one year following the end of the Earnout Period, other than as set forth on Schedule 5.12(a) of the Disclosure Letter, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in any business that provides products or services of the kind provided by the Group Companies or Parent as of the Closing Date (the “Business”), or perform management, executive, advisory or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with, any business or Person that competes in whole or in material part with the Business; provided, that the foregoing shall not prohibit or restrict a Seller from (1) engaging in investment activities through such Person’s family office and/or personal investment vehicle subject to compliance with Parent’s internal allocation, conflicts of interest and other policies or (2) being employed by any Person that generates (collectively with its Affiliates) less than twenty-five (25%) of its consolidated revenue from the Business, but only to the extent such Seller does not allocate any of its professional time or job duties to any division, group or activities of such Person that are engaged in the Business and otherwise complies with the provisions of this Section 5.12 and any other agreement between such Seller and Parent or its Affiliates;

(ii) solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Group Company Employee or a Parent Employee; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Group Company Employees or Parent Employees;

(iii) solicit any Person that is a Client, a Parent Client or a limited partner of or investor in any Private Fund or Parent Client for the purpose (which need not be the sole or primary purpose) of providing any Investment Services to any such Person;

(iv) perform any Investment Services for any Person that is a Client, a Parent Client or a limited partner of or investor in any Private Fund or Parent Client; or

(v) disparage Parent or any of its Affiliates (including any Group Company) in any way that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of Parent or any of its Affiliates (including any Group Company) with the public generally, or with any of their clients, suppliers or employees.

(b) Each Seller acknowledges that the covenants of such Seller set forth in this Section 5.12 are an essential element of this Agreement and that any breach by such Seller of any provision of this Section 5.12 will result in irreparable injury to Parent. Parent acknowledges that in the event of such a breach, in addition to all other remedies available at law, Parent shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.12 are reasonable and proper to protect the legitimate interest of Parent.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.12 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Parent the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.12 because taken together they are more extensive than necessary to assure to Parent the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.13 Financing.

(a) Parent shall use its commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Financing Commitments (including any flex provisions applicable thereto), including using commercially reasonable efforts to (A) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Parent in the Financing Commitments that are within its control (or obtain the waiver of conditions applicable to Parent contained in the Financing Commitments) and (B) maintain in full force and effect the Financing Commitments in accordance with the terms thereof.

(b) Parent shall give the Group Companies prompt notice (i) of the occurrence of any actual or threatened material breach by any party to the Financing Commitments of which becomes known by the senior management of Parent, (ii) of any termination of the Financing Commitments, (iii) of all or any material portion of the Financing becoming unavailable for any reason, (iv) of the receipt of any written notice or other written communication from any Financing Source Party with respect to any material dispute or disagreement between or among any parties to any Financing Commitments or the definitive agreements relating to the obligation to fund the Financing or (v) if Parent believes in good faith that it will not be able to obtain Financing in the manner contemplated by the Financing Commitments.

(c) Prior to the Closing, Parent shall not agree to any amendment, supplement, waiver or other modification of any provision under the Financing Commitments without the prior written consent of GA Inc. if such amendment, supplement, waiver or modification would (i) reduce the aggregate amount of the Financing, when taken together with the cash and cash equivalents of the Group Companies, to less than the amount required to fund the Closing Date Cash Consideration, (ii) impose new or additional conditions or expand any of the conditions to the receipt of the Financing or (iii) materially and adversely affect the ability of Parent to enforce its rights against the other parties to the Financing Commitments. For the avoidance of doubt, Parent may modify, amend or supplement the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles without modifying any other terms of the Financing Commitments. Upon any material amendment, supplement, waiver or other modification of the Financing Commitments, Parent shall promptly deliver a copy thereof to GA Inc.

(d) In the event that all or any material portion of the Financing becomes unavailable on the terms and conditions (including any market flex provisions applicable thereto but excluding any mandatory commitment reductions specified in the Financing Commitments) described in or contemplated by the Financing Commitments for any reason, Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange to obtain alternative financing in an amount (together with all other sources of cash that will be available to Parent on the Closing Date) sufficient to fund the Closing Date Cash Consideration, which would not contain conditions that are materially less beneficial to Parent, would not involve any conditions to funding the Financing of the type that are not contained in the Financing Commitments and would not reasonably be expected to prevent, impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement, in each case, as reasonably determined by Parent; provided that Parent shall not be required to pay any fees or expenses or incur any costs materially in excess of those contemplated by the Financing Commitments as in effect on the date hereof, in each case, as reasonably determined by Parent.

(e) Other than for purposes of Section 4.7, references herein to “Financing Commitments” shall include any commitment with respect to any alternative financing and include and mean such documents as amended, modified, supplemented or waived in compliance with this Section 5.13, and references to “Financing” shall include and mean the financing contemplated by such Financing Commitments, as amended, modified, supplemented or waived in compliance with this Section 5.13, as applicable.

Section 5.14 Financing Cooperation.

(a) The Sellers and the Group Companies shall, and shall cause their respective officers, directors, principals and employees to use their respective reasonable best efforts to:

(i) furnish to Parent and the Financing Sources, as promptly as reasonably practicable with financial and other pertinent information regarding the Sellers and the Group Companies as may be reasonably requested by Parent, including: (A) the Required Information, (B) the Offering Information and (C) all other financial data regarding the Group Companies required to permit Parent to prepare customary pro forma financial statements meeting the requirements of Article 11 of Regulation S-X under the Securities Act and, in the case of clauses (B) and (C), meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act, and, following the request of Parent, all other financial and other information regarding the Group Companies as is customarily required in connection with any Offering (as defined below);

(ii) deliver at least three Business Days prior to the Closing Date, all documentation and other information requested by Parent in writing to GA Inc. at least 10 Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”);

(iii) as promptly as reasonably practicable, inform Parent if any of the Sellers or Group Companies have knowledge of any facts, errors or omissions that could be expected to (x) require the restatement of any financial statements comprising a portion of the Required Information or Offering Information in order for such financial statements to comply with GAAP, (y) result in any of the Required Information or Offering Information containing any untrue statement of a material fact or omitting to state any material fact regarding the Group Companies or Greenspring Associates, LLC, as applicable, necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading or (z) result in any of the Required Information or Offering Information not being compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of equity or debt securities; and in each case provide appropriate updates to the Required Information or Offering Information such that no such restatement will be required, no such untrue statement of a material fact or omission to state a material fact will exist, and no such noncompliance will exist; and

(iv) as promptly as reasonably practicable, inform Parent if the auditors providing an audit opinion with respect to any of the financial statements contained in the Required Information or Offering Information shall have withdrawn such audit opinion.

(b) In addition, the Sellers and the Group Companies shall provide, and cause their respective officers, directors, principals and employees to provide, and use commercially reasonable efforts to cause their third-party Representatives to provide, at Parent’s sole cost and expense, to Parent all cooperation reasonably requested by Parent and/or the Financing Sources that is necessary, proper or advisable in connection with the arrangement of financing of Parent (including the Financing and/or other debt or equity offerings) in connection with the transactions contemplated hereby (each, an “Offering”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Group Companies), including using reasonable best efforts to do the following:

(i) comment on and assist with the preparation of (and, to the extent reasonably requested by the Parent and reasonably available to the Sellers and the Group Companies, providing information and materials to be used in the preparation of) customary offering documents (including prospectuses and prospectus supplements) for the Offerings, customary rating agency presentations, information memoranda, lender presentations, road show presentations and other customary marketing materials (and the Sellers hereby consent to the use of their and the Group Companies’ logos in connection therewith);

(ii) execute and deliver (or obtain from its advisors), customary certificates, authorization letters included in any information memorandum used in connection with the marketing of any financing, independent accounting firm consent and comfort letters and other similar items reasonably requested by the Parent, including, in any case, the consent of the independent accountants of the Group Companies to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 5.14(b) and the applicable audited annual financial statements of the Group Companies in any registration statement of the Parent filed with the SEC, if any, relating to any Offering and causing such independent accountants to (A) provide customary comfort letters (including “negative assurance” comfort and change period comfort, if appropriate) in connection with any Offering to the applicable underwriters, initial purchasers or placement agents and (B) participate in customary accounting due diligence calls with any such underwriters, initial purchasers or placement agents;

(iii) cooperate reasonably with the due diligence of the Financing Sources or any underwriters of any Offering to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of the Group Companies;

(iv) assist reasonably in preparation for and participation in marketing efforts (including lender meetings and calls), presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies;

(v) facilitate the pledge of collateral to the Financing Sources;

(vi) cooperate with Parent’s legal counsel in connection with preparation of perfection certificates, disclosure schedules, closing certificates and legal opinions; and

(vii) permit the reasonable use of the logos of the Group Companies in connection with the marketing any financing obtained by the Parent.

Section 5.15 Indemnification.

(a) From and after the Closing, and subject to the limitations in this Section 5.15, each of the GA Stockholders and the GBOS Stockholders, severally and not jointly, in proportion to their respective pro rata ownership percentages of each of GBOS Inc. and GA Inc., shall indemnify Parent and its Affiliates (including, for the avoidance of doubt, the Group Companies) and their respective successors and assigns (collectively, the “Parent Indemnified Parties”) against and hold them harmless from any and all actual damages, losses, charges, liabilities, demands, claims, Actions, costs, expenses, causes of actions, awards, Taxes, judgments, settlements, penalties and fines suffered or incurred by the Parent Indemnified Parties (collectively “Losses”) in connection with or resulting from the matters set forth on Schedule 5.15(a) of the Disclosure Letter.

(b) From and after the Closing, and subject to the limitations in this Section 5.15, each of the Sellers, severally and not jointly, in proportion to their respective Allocated Shares, shall indemnify the Parent Indemnified Parties (including, for the avoidance of doubt, the Group Companies) and their respective successors and assigns against and hold them harmless from any and all Losses suffered or incurred by the Parent Indemnified Parties in connection with or resulting from the matters set forth on Schedule 5.15(b)(i) or Schedule 5.15(b)(ii) of the Disclosure Letter.

(c) The Parent Indemnified Parties expressly reserve the right to seek indemnity or other remedy pursuant to Section 5.15(a) and Section 5.15(b), notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Parent, its Affiliates or any of their Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

(d) The Parent Indemnified Parties shall be required to bring a claim for indemnification pursuant to Section 5.15(a) no later than 90 days after the expiration of the statute of limitations applicable to any of the above described Losses. The Parent Indemnified Parties shall be required to bring any claim for indemnification pursuant to Section 5.15(b): (x) with respect to the matters set forth on Schedule 5.15(b)(i) of the Disclosure Letter, no later than three (3) years after the full and final resolution of the of the matters set forth on Schedule 5.15(b)(i) of the Disclosure Letter; and (y) with respect to the matters set forth on Schedule 5.15(b)(ii) of the Disclosure Letter, no later than 90 days after the expiration of the statute of limitations applicable to the underlying claim or Action giving rise to such Losses. None of the Sellers shall have any liability for indemnification under this Section 5.15 unless notice of an actual or threatened claim by a Governmental Authority is given to the Seller Representative prior to the expiration of the period set forth in the preceding sentence for the indemnification obligations of the GBOS Stockholders, the GA Stockholders or the other Sellers under this Section 5.15 (as set forth in the first sentence hereto) in which case the GBOS Stockholders’, the GA Stockholders’ or the other Sellers’ indemnification obligations under this Section 5.15 shall survive as to such Tax claim or other applicable Action has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(e) With respect to the matters set forth on Schedule 5.15(a) of the Disclosure Letter only, the Seller Representative shall control, at the Sellers’ expense, the defense of any Action or Tax claim for which the Parent Indemnified Parties may be indemnified pursuant to Section 5.15(a); provided, that (i) Parent shall have the right, at its expense, to reasonably participate in any such Action or Tax claim, (ii) the Seller Representative shall keep Parent reasonably informed of each stage of such Action or Tax claim, and (iii) the Seller Representative shall not pay, settle, compromise, discharge, litigate or otherwise dispose of any item subject to such Action or Tax claim without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent, at its own cost and expense, may control and contest any such Tax claim or Action that the Seller Representative would otherwise have the right to control under this Section 5.15(e), if the Seller Representative declines or fails to assume the defense and control of such Tax claim or Action in accordance with this Section 5.15(e); provided, that if Parent exercises its right to control any Tax claim or Action, Parent shall keep the Seller Representative reasonably informed of each stage of such claim or Action and Parent shall not pay, settle, compromise, discharge, litigate or otherwise dispose of any item subject to such Tax claim without obtaining the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) With respect to the matters set forth on Schedule 5.15(b)(i) of Schedule 5.15(b)(ii) of the Disclosure Letter, only Parent and its Affiliates shall control the defense of any Action or claim for Losses for which Parent or its Affiliates or their respective successors and assigns may be indemnified pursuant to this Section 5.15(b).

(g) Parent may, at its option, offset any Losses for which the Parent Indemnified Parties are entitled to be indemnified pursuant to Section 5.15(a) or Section 5.15(b) against (i) any Earnout Payment that becomes payable to any former GA Stockholder, GBOS Stockholder or any Seller pursuant to the Earnout Addendum or (ii) any amount owed by Parent, any Group Company or any of their respective Affiliates to any former GA Stockholder, GBOS Stockholder or any Seller after the Closing Date (whether in respect of a distribution of carried interest to such Seller, a distribution to such Seller as a limited partner or member of any Group Company (including a payment treated as a guaranteed payment for U.S. federal income tax purposes), or payment of regular employee compensation to such Seller). In furtherance of the foregoing, from and after the Closing, the Sellers and the Group Companies shall, at the direction of Parent, cause any distribution of carried interest or any other distribution to a GA Stockholder, a GBOS Stockholder or any Seller in its capacity as a partner or member of any Group Company or Private Fund, to be withheld and paid over to an account designated by Parent in order to offset Losses of the Parent Indemnified Parties in accordance with this Section 5.15(g), and any such withheld amount shall be treated as having been distributed in accordance with the applicable Organizational Document and Fund Documents of the Group Companies. From and after the Closing, the Sellers and the Group Companies shall, at the direction of Parent, cause the applicable Organizational Documents of the Group Companies to be amended or modified so as to effect the intents and purposes of this Section 5.15(g). For the avoidance of doubt, the withholding rights of Parent, the GA Surviving Entity, the GBOS Surviving Entity and the Escrow Agent under Section 2.13 shall apply to any amounts treated as having been distributed under this Section 5.15(g).

Section 5.16 Defined Benefit Plan. Prior to the Closing, GA Inc. shall (i) cause each participant in the Greenspring Associates Defined Benefit Plan (the “Defined Benefit Plan”) to become fully vested in the participant’s benefits under the plan, (ii) make such additional contributions as may be necessary to fully fund the Defined Benefit Plan, on a plan termination basis under applicable PBGC regulations, and (iii) adopt a resolution to terminate the Defined Benefit Plan effective as of the day immediately preceding the Closing Date or such later date as may be necessary to satisfy any PBGC, IRS or other notice or filing required or advisable under applicable Law. GA Inc. shall provide Parent with evidence reasonably satisfactory to Parent that the Defined Benefit Plan has been terminated pursuant to resolution of GA Inc.’s Board of Directors at least two (2) business days prior to the Closing Date; provided, that prior to terminating the Defined Benefit Plan, GA Inc. shall provide Parent with the form and substance of any applicable resolutions for review (and GA Inc. shall consider any of Parent’s comments in good faith). In connection with the termination of the Defined Benefit Plan, (i) the participants in the Defined Benefit Plan shall be provided distributions of plan benefits (including in a lump sum form) in accordance with, and subject to, the provisions of the Defined Benefit Plan and applicable Law, (ii) neither Parent nor any of its Affiliates shall take any action to unwind the termination of the Defined Benefit Plan without the consent of all of the participants, and (iii) Parent shall cooperate in good faith with the participants to allow the rollover of any eligible rollover distributions into a participant’s individual retirement account if the participant so elects.

Section 5.17 Pre-Closing Transfer of Entities. Immediately prior to the Closing, the owners of each Directly Held Entity shall transfer, assign and convey all of the Equity Securities in each of the Directly Held Entities to Greenspring Associates, LLC, free and clear of any Encumbrances (the “Pre-Closing Transfer”). Without limiting the foregoing, the applicable Sellers shall (i) keep Parent reasonably informed with respect to the Pre-Closing Transfer, (ii) provide Parent with drafts of the documentation to be entered into in connection with the Pre-Closing Transfer for Parent’s review and comment, and (iii) not amend, modify or change the Pre-Closing Transfer in any material respect without the consent of Parent.

Section 5.18 Transaction Expense Invoices. The Group Companies shall use their commercially reasonable efforts to deliver to Parent, reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee.

Section 5.19 Subsequent Client Commitments. The Base Date Revenue Run Rate and Total Revenue Run Rate shall be adjusted for any closings on capital commitments (but excluding any catch-up fees) with respect to a Client (after the execution of this Agreement and prior to the Closing) with the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

(c) Approval of GA and GBOS Stockholders. The Mergers shall have been approved by delivery of the GA Stockholder Consent and Agreement and the GBOS Stockholder Consent and Agreement, respectively, in accordance with Section 5.1.

(d) Listing. The shares of Parent Class A Common Stock issuable as Stock Consideration to the GBOS Stockholders and the GA Stockholders and the shares of Parent Class A Common Stock underlying the Unit Consideration issuable to the GALP Partners and the GBOS Members, in each case as provided for in Article II, shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of the Sellers and the Group Companies. The obligations of the Sellers, GA Inc. and GBOS Inc. to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by GA Inc., in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 contained in this Agreement or Parent Closing Certificate shall be true and correct (without giving effect to any limitations or qualifications as to “materiality” or “Material Adverse Effect” set forth therein) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where any failure of such representations and warranties to be so true and correct would not reasonably be expected to materially delay or materially restrict, or prohibit, Parent’s, SSGLP’s, NewCo 1’s, NewCo 2’s, NewCo 3’s or NewCo 4’s ability to consummate the transactions contemplated hereby. The representations and warranties of Parent and SSGLP set forth in Section 4.5 and Section 4.6(b) shall be true and correct as of the date hereof and as of the Closing Date as though made as of such time.

(b) Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by them in all material respects prior to or at the Closing.

(c) There shall not have occurred a Parent Material Adverse Effect since the date hereof.

(d) GA Inc. shall have received from Parent a certificate (the “Parent Closing Certificate”) to the effect set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c), signed by a duly authorized officer of Parent.

(e) Parent shall have delivered each of the documents and complied with each of the covenants set forth in Section 2.9(a).

(f) The Closing Date Client Consent Percentage shall be greater than 75%.

Section 6.3 Conditions to Obligations of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4. The obligations of Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

(a) Representations, Warranties and Covenants. The Fundamental Representations of GA Inc., GBOS Inc. and the Sellers contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The representations and warranties, other than the Fundamental Representations, of GA Inc., GBOS Inc. and the Sellers contained in this Agreement or the Group Company Closing Certificate shall be true and correct (without giving effect to any limitations or qualifications as to “materiality” or “Material Adverse Effect” set forth therein) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case, except where any failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect. The representation and warranty of GA Inc., GBOS Inc., and the Sellers set forth in Section 3.7(b) shall be true and correct as of the date hereof and as of the Closing Date as though made as of such time.

(b) Each of GA Inc., GBOS Inc. and the Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by it in all material respects prior to or at the Closing.

(c) There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d) Parent shall have received from the Sellers a certificate (the “Group Company Closing Certificate”) to the effect set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c), signed by a duly authorized officer of each of GA Inc., GBOS Inc., GALP and GBOS.

(e) The Seller Representative, GA Inc., GBOS Inc. and the Sellers, to the extent applicable, shall have delivered each of the documents set forth in Section 2.9(b) and GA Inc., GBOS Inc., and the Sellers, to the extent applicable, shall have complied with each of the covenants set forth in Section 2.9(b).

(f) The Closing Date Client Consent Percentage shall be greater than 85%.

(g) No event, change, circumstance, occurrence, effect, result or state of facts has occurred since the date of this Agreement that causes or gives rise to any “Key Person Notice” (or similarly defined event relating to the departure or decrease in time and attention of one or more employees of the Group Companies) being required under any Fund Documents.

(h) The Pre-Closing Transfer shall have occurred in accordance with the terms of Section 5.17.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and GA Inc.;

(b) by Parent, if GA Inc. or GBOS Inc. fails to deliver the GA Stockholder Consent and Agreement or the GBOS Stockholder Consent and Agreement, as applicable, to Parent as described in Section 5.1 within six hours after the execution of this Agreement;

(c) by GA Inc., if the Group Companies are not then in material breach of their obligations under this Agreement and Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by GA Inc.;

(d) by Parent, if Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 are not then in material breach of their obligations under this Agreement and a Group Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Parent;

(e) by either GA Inc. or Parent if the Mergers shall not have been consummated by January 31, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(e) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have primarily resulted in, the failure of the Merger to be consummated on or prior to the Termination Date; or

(f) by GA Inc. if (i) all of the conditions to Closing set forth in Sections 6.1 and 6.3 were satisfied or waived by Parent in writing as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, each of which would be satisfied or duly waived by Parent if the Closing Date were the date that the notice of termination of this Agreement is delivered by GA Inc. to Parent), (ii) Parent does not consummate the transactions contemplated by this Agreement on the day the Closing is required to occur pursuant to Section 2.2, (iii) GA Inc. has irrevocably confirmed to Parent in writing at least three (3) Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.1(f) that (A) all of the conditions to the Sellers’ and the Group Companies’ obligations to consummate the Closing have been fully satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been duly waived assuming a Closing would occur) and (B) the Group Companies are ready, willing and able to cause the Closing to occur on the date of such written notice and throughout the immediately subsequent three (3) Business Day period and (iv) Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 fail to complete the Closing within three (3) Business Days after the delivery of the confirmation by GA Inc. required by the foregoing clause (iii) above.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.22 and Section 4.8 relating to broker’s fees and finder’s fees, Section 5.5 relating to confidentiality, Section 5.10 relating to public announcements, Section 7.3 relating to the Reverse Termination Fee, Section 8.2 relating to fees and expenses, Section 8.6 relating to notices, Section 8.9 relating to third-party beneficiaries, Section 8.10 relating to governing law, Section 8.11 relating to submission to jurisdiction and this Section 7.2 and (b) no such termination shall relieve any Group Company or, subject to Section 7.3, Parent from any liability or damages arising out of a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or knowing and intentional fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to the Sellers or the Group Companies, any of their respective Affiliates or any of its or their direct or indirect equityholders hereunder or under the Financing Commitments or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach); provided, that the foregoing shall not preclude any liability of the Financing Source Parties to Parent under the terms of the Financing Commitments (and the related fee letters) or the Financing.

Section 7.3 Reverse Termination Fee; Limitation on Liability.

(a) In the event that this Agreement is terminated by GA Inc. pursuant to Section 7.1(c) or Section 7.1(f), Parent shall pay to GA Inc. (for distribution to the Group Companies) a fee equal to $36,250,000 (the “Reverse Termination Fee”). Payment of the Reverse Termination Fee shall be made as promptly as reasonably practicable after the valid termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(f) (and, in any event, within five (5) Business Days thereof) by wire transfer of same-day funds to the account designated by GA Inc. to Parent in writing. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times or for the occurrence of different events.

(b) Each of the parties hereto acknowledges and agrees that (i) the agreements contained in Section 7.3 are an integral part of this Agreement and the transactions contemplated hereby and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(f), the right to payment of the Reverse Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

(c) Notwithstanding anything to the contrary in this Agreement, if Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 breaches this Agreement (whether such breach is intentional and material, unintentional, willful or otherwise or is a willful breach) or fails to perform hereunder (whether such failure is intentional and material, unintentional, willful or otherwise or is a willful breach), (i) the Sellers’ and the Group Companies’ right to seek an injunction, specific performance or other equitable relief in accordance with the terms and limitations of Section 8.13; or (ii) GA Inc.’s right to terminate this Agreement and receive the Reverse Termination Fee if payable pursuant to Section 7.3(a), shall be the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Seller Representative, the Sellers, the Group Companies, any of their respective Affiliates or direct or indirect equityholders, or any other Person against Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3, NewCo 4 and any of their respective former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each of the foregoing, a “Parent Related Party,” and collectively, the “Parent Related Parties”) or the Financing Source Parties, for any losses arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement, the transactions contemplated herein or therein or otherwise; provided that in no event shall Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 have any monetary liability or obligations in connection with the transactions contemplated by this Agreement (including in the event of any material and willful breach) in the aggregate in excess of the amount of the Reverse Termination Fee and in no event shall the Seller Representative, the Sellers, the Group Companies or any Related Party of the Group Companies, the Sellers or the Seller Representative seek, directly or indirectly, to recover against any Parent Related Parties or Financing Source Parties, or compel payment by any Parent Related Parties or Financing Source Parties of, any damages or other payments whatsoever in connection herewith and in no event shall any Seller, any Group Company or any Related Party of the Seller Representative, the Sellers or any Group Company seek, directly or indirectly, to recover against Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 or compel payment by Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 of, any damages or other payments in excess of the amount of the Reverse Termination Fee in connection herewith.

(d) So long as this Agreement shall not have been terminated, GA Inc. shall be entitled to pursue both a grant of specific performance under Section 8.13(a) and the payment of the Reverse Termination Fee under Section 7.3(a), but under no circumstances shall the Seller Representative, any Seller or any Group Company be permitted or entitled to receive both a grant of specific performance under Section 8.13 and an award of money damages, including all or any portion of the Reverse Termination Fee.

(e) Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability or obligation to any of the Sellers, the Seller Representative or the Group Companies, any of its Affiliates or any of its or their direct or indirect equityholders relating to or arising out of this Agreement, the Financing Commitments or any other document in connection therewith or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and each of the Sellers and the Group Companies shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Financing Source Party; provided, that the foregoing shall not preclude any liability of the Financing Source Parties to Parent under the terms of the Financing Commitments (and the related fee letters) or the Financing.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. None of the representations or warranties in Article III or Article IV or in the Group Company Closing Certificate or the Parent Closing Certificate shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties after the Closing; provided, that nothing in this Section 8.1 shall be construed to modify, limit or supersede Section 3.26, Section 5.15 or Section 8.2. All covenants and agreements that contemplate performance (in whole or in part) at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed.

Section 8.2 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. Notwithstanding anything in this Agreement to the contrary, Parent shall pay and shall be solely responsible for the payment of all Antitrust Filing Fees.

Section 8.3 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors or other governing bodies at any time prior to the Closing (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the GA Stockholders or the GBOS Stockholders, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything in this Agreement to the contrary, Sections 7.2, 7.3(c), 7.3(e), 8.9, 8.11, 8.13(b) and 8.15 and this Section 8.3 (and any defined term or provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.2, 7.3(c), 7.3(e), 8.9, 8.11, 8.13(b) and 8.15 and this Section 8.3) may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 8.4 Extension. At any time prior to the Closing, the parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.5 Waiver. At any time prior to the Closing, the parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent, SSGLP, the GA Surviving Entity or the GBOS Surviving Entity, to:

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Attention: Jason Ment, President & Co-Chief Operating Officer

and Jennifer Ishiguro, Chief Legal Officer

E-mail: Jason.Ment@stepstonegroup.com and

Jennifer.Ishiguro@stepstonegroup.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Sean P. Griffiths; Andrew Kaplan

E-mail: SGriffiths@gibsondunn.com; AKaplan@gibsondunn.com

(b) if to GA Inc. or GBOS Inc., to:

Greenspring Associates

100 Painters Mill Road Suite 700

Owings Mills, MD 21117

Attention: Eric Thompson

E-mail: EThompson@gspring.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer

One Marina Park Drive

Suite 900

Boston, MA 02210

Attention: Jay Hachigian

E-mail: hach@gunder.com

(c) if to the Seller Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

E-mail: deals@srsacquiom.com

Section 8.7 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “to the extent” means the degree by which, and not “if.” The word “asset(s)” will be deemed to be followed by the words “tangible or intangible” unless otherwise specified. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America, and any amounts denominated in currency other than the lawful money of the United States of America on any date of determination shall be deemed to be the equivalent in dollars of such currency determined by using the prevailing foreign exchange rate provided by Bloomberg (or if not, as quoted on a similar service) at 9:00 a.m. New York time on such date. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. Whenever this Agreement states that any Seller, GA Inc. or GBOS Inc. has “made available” or “furnished” or otherwise provided any document to Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4, such statement means that such document was made available for viewing in the “virtual data room” for “Project Watson” hosted by Intralinks (the “Data Room”), as such materials were posted to the Data Room by 5:00 p.m. Eastern Time on the date that is one Business Day prior to the date hereof. The word “party” shall be deemed to be a reference to each signatory to this Agreement, unless otherwise expressly provided for herein.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 and NewCo 4 hereby acknowledge and agree that (i) except as expressly set forth in Article III or in the Group Company Closing Certificate, neither the Sellers, the Group Companies nor any other Person make any other representation or warranty, either express or implied, at law or in equity, regarding the Group Companies, the business of the Group Companies, this Agreement, the transactions contemplated hereby, or any information furnished or made available to Parent or its Affiliates, any of their respective representatives or any other person for their benefit in connection with the transactions contemplated hereby and (ii) neither Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3, nor NewCo 4 is relying on any representations or warranties by the Sellers, the Group Companies nor any other Persons other than those expressly set forth in Article III or in the Group Company Closing Certificate, provided that nothing herein shall limit Parent’s remedies in respect of knowing and intentional fraud with respect to any representations or warranties expressly set forth in Article III or in the Group Company Closing Certificate. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.9 No Third-Party Beneficiaries.

(a) Except for the rights and protections provided in Section 5.11 and Section 7.3 with respect to the Parent Related Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding the foregoing clause (a), (i) the provisions of Section 7.3(e) shall be enforceable against the Sellers, the Seller Representative and the Group Companies (but not Parent) by each Financing Source Party, (ii) the provisions of this Section 8.9 and Sections 7.2, 7.3(c), 7.3(e), 8.3, 8.11, 8.13(b), and 8.15 shall be enforceable against all parties to this Agreement by each Financing Source Party and (iii) each Financing Source Party shall be an express third-party beneficiary of Sections 7.2, 7.3(c), 7.3(e), 8.3, 8.11, 8.13(b) and 8.15 and this Section 8.9.

Section 8.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.11 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.11 shall be resolved by the Independent Accounting Firm as provided therein. Notwithstanding the foregoing and subject to the rights of the parties to the Financing Commitments under the terms thereof, none of the Sellers or the Group Companies or any of their respective Affiliates or direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with the Financing; provided, that the foregoing shall not preclude any liability of the Financing Source Parties to Parent under the terms of the Financing Commitments (and the related fee letters) or the Financing.

(b) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, the Financing, any Offering or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the United States District Court for the Southern District of New York, or, if such court lacks jurisdiction, the Supreme Court of the State of New York, County of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. Each of the Group Companies, the Seller Representative and the Sellers further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Financing, any Offering or the definitive agreements executed in connection therewith or the performance thereof; provided, that the foregoing shall not preclude any liability of the Financing Source Parties to Parent under the terms of the Financing Commitments (and the related fee letters) or the Financing.

Section 8.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of (i) Parent (in the case of an assignment by GA Inc., GBOS Inc. or any Seller) or (ii) before the Closing, GA Inc. or after the Closing the Seller Representative (in the case of this clause (ii), with respect to an assignment by Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent, SSGLP, NewCo 1, NewCo 2, NewCo 3 or NewCo 4 may assign this Agreement to any Affiliate of Parent without the prior consent of GA Inc. or the Seller Representative, as applicable; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.13 Enforcement.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the covenants or agreements of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or legal remedies may not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, subject to Section 8.13(b), each party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Subject to Section 8.13(b), any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, it is acknowledged and agreed that GA Inc. shall be entitled to seek specific performance of the obligation of Parent and SSGLP (as applicable) to cause the Closing Date Cash Consideration to be funded and the Stock Consideration and Unit Consideration to be issued only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been fully satisfied or duly waived in accordance with the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the full satisfaction or due waiver of those conditions assuming a Closing would occur); (ii) the Financing has been funded or will be funded at the Closing if the Closing Date Consideration is paid or issued by Parent and SSGLP at Closing; (iii) Parent is required to complete the Closing in accordance with Section 2.2 and Parent fails to complete the Closing in breach of Section 2.2; and (iv) GA Inc. has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is consummated, and Parent otherwise complies with its obligations hereunder, then the Closing will occur. For the avoidance of doubt, in no event shall the Group Companies and the Sellers be entitled to (A) receive both a grant of specific performance and any monetary damages hereunder and (B) enforce or seek to enforce specifically Parent’s, SSGLP’s, NewCo 1’s, NewCo 2’s, NewCo 3’s or NewCo 4’s obligation to consummate the transactions contemplated hereby if the Financing has not been funded.

Section 8.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE FINANCING SOURCE PARTIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS, THE FINANCING, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.17 Facsimile, .pdf or Electronic Signature. This Agreement may be executed by facsimile, .pdf or other electronic signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.18 No Presumption against Drafting Party. Each party hereto acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.19 Waiver of Conflicts Regarding Representation. Parent and the Group Companies hereby agree that, in the event that a dispute arises after the Closing between Parent (or the Group Companies and their successors) and the Seller Representative or any Seller to the extent relating to the transactions contemplated hereby, then Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”), which have been retained by the Group Companies to act as counsel in connection with the transactions contemplated hereby, may represent such Seller(s) and/or the Seller Representative in such dispute even though the interests of such Seller(s) or the Seller Representative may be directly adverse to Parent (or the Group Companies and their successors), and even though Gunderson may have represented the Group Companies in a matter substantially related to such dispute. Parent further agrees that, the communications among, on the one hand, Gunderson and/or and Proskauer Rose LLP (“Proskauer”) and, on the other hand, the Group Companies, any Seller or the Seller Representative that relate exclusively the transactions contemplated by this Agreement or the Ancillary Agreements that would, immediately prior to the Closing, be deemed to be attorney-client privileged communications thereof and would not be subject to disclosure to Parent in connection with any process relating to a dispute arising under or in connection with this agreement or otherwise, the attorney-client privilege and the exception of client confidence belongs solely to the Sellers and may be controlled only by the Seller Representative and shall not pass to (whether by operation of law or otherwise) or be claimed by Parent or its Affiliates, because the interests of Parent and its Affiliates were directly adverse to the Group Companies, such Seller(s) and/or the Seller Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Group Companies’ computer system or in documents in Group Companies’ possession. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Parent or the Group Companies and their successors, on the one hand, and a Person other than a party or a Seller, on the other hand, the Group Companies and their successors may assert the attorney-client privilege to prevent disclosure to such third party of any such information.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEPSTONE GROUP INC.

By:	/s/ Jason P. Ment
Name: Jason P. Ment
Title: President and Co-Chief Operating Officer

Alto Merger Sub 2, Inc.

By:	/s/ Jason P. Ment
Name: Jason P. Ment
Title: President

Alto Merger Sub 1, Inc.

By:	/s/ Jason P. Ment
Name: Jason P. Ment
Title: President

Greenspring Associates NewCo, LLC

By:	/s/ Jason P. Ment
Name: Jason P. Ment
Title: President

Greenspring Back Office Solutions NewCo, LLC

By:	/s/ Jason P. Ment
Name: Jason P. Ment
Title: President

STEPSTONE GROUP LP

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jason P. Ment
Name: Jason P. Ment
Title: President and Co-Chief Operating Officer

SIGNATURE PAGE TO TRANSACTION AGREEMENT

Greenspring Associates, Inc.

By:	/s/ C. Ashton Newhall
Name: C. Ashton Newhall
Title: President

Greenspring Back Office Solutions, Inc.

By:	/s/ C. Ashton Newhall
Name: C. Ashton Newhall
Title: President

Shareholder Representative Services, LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

C. Ashton Newhall

By:	/s/ C. Asthon Newhall

James Lim

By:	/s/ James Lim

GBOS MEMBERS:

Greenspring Back Office Solutions, Inc.

By:	/s/ C. Ashton Newhall
Name: C. Ashton Newhall
Title: President

Eric Thompson

/s/ Eric Thompson

GALP PARTNERS:

SIGNATURE PAGE TO TRANSACTION AGREEMENT

Eric Thompson

/s/ Eric Thompson

Lindsay Redfield

/s/ Lindsay Redfield

Adair Newhall

/s/ Adair Newhall

Hunter Somerville

/s/ Hunter Somerville

John Avirett

/s/ John Avirett

Seyonne Kang

/s/ Seyonne Kang

SIGNATURE PAGE TO TRANSACTION AGREEMENT

Exhibit B

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

STEPSTONE GROUP INC.

AND

CERTAIN STOCKHOLDERS

DATED AS OF         , 2021

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This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of     , 2021, is made by and among:

i. StepStone Group Inc., a Delaware corporation (the “Company”);

ii. Each Person executing this Agreement prior to or on the date hereof (collectively, together with their Permitted Transferees that became or will become party hereto, the “Holders”).

RECITALS

WHEREAS, the Company entered into that certain Registration Rights Agreement, dated as of September 18, 2020 (the “Original Agreement”), with certain Holders designated in the Original Agreement (collectively, together with their Permitted Transferees that become party hereto, the “Class B Holders”);

WHEREAS, the Class B Holders Beneficially Own or will Beneficially Own (x) shares of Class A Common Stock and/or (y) shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”) and Class B partnership units in the Partnership (“Class B Units”), which Class B Units, subject to certain restrictions, are exchangeable from time to time for shares of Class A Common Stock pursuant to the terms of an Exchange Agreement between the Company, the Partnership and the Class B Holders (the “Class B Exchange Agreement”) and the Ninth Amended and Restated Limited Partnership Agreement of the Partnership (as may be amended from time to time, the “Partnership Agreement”);

WHEREAS, following the acquisition by the Company of Greenspring Associates, LLC and certain of its affiliates or subsidiaries pursuant to that certain Transaction Agreement, dated July 7, 2021 (the “Greenspring Transaction Agreement”), among the Company, the Partnership, the Holders designated on the signature pages hereto as Greenspring Holders (the “Greenspring Holders”), and the other parties thereto, the Greenspring Holders Beneficially Own or will Beneficially Own (x) shares of Class A Common Stock and/or (y) Class C partnership units in the Partnership (“Class C Units”), which Class C Units, subject to certain restrictions, are exchangeable from time to time for shares of Class A Common Stock pursuant to the terms of the Greenspring Exchange Agreement and the Partnership Agreement; and

WHEREAS, the parties believe that it is in each of their best interests to set forth their agreements regarding registration rights following the closing of the Greenspring transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement as follows:

ARTICLE I

EFFECTIVENESS

1.1 Effectiveness. This Agreement shall become effective on the date hereof.

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ARTICLE II

DEFINITIONS

2.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board of Directors: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would reasonably be expected to adversely affect or interfere with any material financing or other material transaction under consideration by the Company; or (iii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) a Permitted Transferee of such Person; provided that the Company, the Partnership and their respective subsidiaries shall not be deemed to be Affiliates of the Holders. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Beneficial Ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that, for purposes of this Agreement, (i) Beneficial Ownership shall not be attributed to any Person as a result of any “group” deemed to form as a result of the Stockholders’ Agreement, (ii) no Person shall Beneficially Own any Company Shares to be issued upon the exercise of options, warrants, restricted stock units or similar rights granted pursuant to the Company’s equity compensation plans, unless and until such shares are actually issued and (iii) no Person shall be deemed to Beneficially Own any Company Shares issuable with respect to Class B2 Units of the Partnership unless and until the Full Vesting Date (as such term is defined in the Partnership Agreement) for such Class B2 Units has occurred. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Class A Common Stock” shall have the meaning set forth in the recitals.

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“Class B Common Stock” shall have the meaning set forth in the recitals.

“Class B Exchange” means the exchange of Class B Units together, with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock or cash consideration, as applicable, pursuant to the terms of the Class B Exchange Agreement.

“Class B Exchange Agreement” shall have the meaning set forth in the Recitals.

“Class B Units” shall have the meaning set forth in the recitals.

“Class C Exchange” means the exchange of Class C Units for shares of Class A Common Stock or cash consideration, as applicable, pursuant to the terms of the Greenspring Exchange Agreement.

“Class C Units” shall have the meaning set forth in the recitals.

“Closing” means the closing of the IPO.

“Closing Registrable Securities” means the total number of Registrable Securities as of the Closing, as adjusted for stock splits, recapitalizations and similar transactions.

“Company” shall have the meaning set forth in the preamble.

“Company Shares” means shares of the Common Stock of the Company.

“Demand Notice” shall have the meaning set forth in Section 3.1(c).

“Demand Registration” shall have the meaning set forth in Section 3.1(a)(i).

“Demand Registration Request” shall have the meaning set forth in Section 3.1(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“Greenspring Exchange Agreement” means the Exchange Agreement, dated the date hereof, among the Company, the Partnership and the Greenspring Holders.

“Greenspring Holders” shall have the meaning set forth in the Recitals.

“Greenspring Qualified Holders” means C. Ashton Newhall and James Lim.

“Greenspring Transaction Agreement” shall have the meaning set forth in the recitals.

“Holders” shall have the meaning set forth in the preamble.

“IPO” shall have the meaning set forth in the Recitals.

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“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Loss” shall have the meaning set forth in Section 3.9(a).

“Participation Conditions” shall have the meaning set forth in Section 3.2(b).

“Partnership” means StepStone Group LP, a Delaware limited partnership.

“Permitted Transferee” means any Person to whom a Class B Holder has validly transferred Class B Units or any Person to whom a Greenspring Holder has validly transferred Registrable Securities, in each case, in accordance with, and not in contravention of, the Partnership Agreement.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Piggyback Notice” shall have the meaning set forth in Section 3.3(a).

“Piggyback Registration” shall have the meaning set forth in Section 3.3(a).

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2(b).

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold, a number of such shares equal to the aggregate number of Registrable Securities requested to be registered (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities then held by such Holder, and the denominator of which is the aggregate number of Registrable Securities then held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Qualified Holder” means (a) any of the Sunset Individuals (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), (b) any Person party to this Agreement beneficially owning Registrable Securities aggregating 4% of the Closing Registrable Securities, (c) Davis Investment Holdings, LLC, (d) ALD 2020 GST Trust, (e) any of the Greenspring Qualified Holders or (f) any other Holder if and for so long as the Board of Directors has determined in its sole discretion to name such person a Qualified Holder.

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“Registrable Securities” means (i) all shares of Class A Common Stock that are not then subject to forfeiture to the Company, (ii) all shares of Class A Common Stock issued or issuable upon exercise, conversion or exchange of any option, warrant or convertible security (including shares of Class A Common Stock issuable upon a Class B Exchange or Class C Exchange) not then subject to vesting or forfeiture to the Company and (iii) all shares of Class A Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been transferred pursuant to Rule 144, (y) such Holder is able to immediately sell such securities (including all shares of Class A Common Stock issuable upon a Class B Exchange, subject to the limitations on such Class B Exchange set forth in the Class B Exchange Agreement, or issuable upon a Class C Exchange, subject to the limitations on such Class C Exchange set forth in the Greenspring Exchange Agreement) under Rule 144 without any volume or manner of sale restrictions thereunder, as determined in the reasonable opinion of the Company (it being understood that a written opinion of the Company’s outside legal counsel to the effect that such securities may be so offered and sold, and that any restrictive legends on the securities may be removed, shall be conclusive evidence this clause has been satisfied), or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale of shares of Class A Common Stock under a Registration Statement. The terms “register,” “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor forms thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules or regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Stockholder Information” shall have the meaning set forth in Section 3.9(a).

“Shelf Registration” means any Registration pursuant to Rule 415 under the Securities Act.

“Shelf Registration Request” shall have the meaning set forth in Section 3.1(a)(ii).

“Shelf Registration Statement” means a Registration Statement filed with the SEC pursuant to Rule 415 under the Securities Act.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2(b).

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2(a).

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated the date hereof, among the (i) Company, (ii) the Partnership and (iii) the other Persons party thereto, as such may be amended from time to time.

“Suspension” shall have the meaning set forth in Section 3.1(f).

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if the Class A Common Stock is not listed or admitted to trading on such an exchange, Trading Day shall mean a Business Day.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Offering” means an underwritten offering, including any bought deal or block sale to a financial institution conducted as an Underwritten Offering.

“Underwritten Shelf Takedown” means an Underwritten Offering pursuant to an effective Shelf Registration Statement.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

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2.2 Other Interpretive Provisions.

(i) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(ii) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

(iii) The term “including” is not limiting and means “including without limitation.”

(iv) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(v) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to them. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1 Demand Registration.

(a) Request for Demand Registration.

(i) (x) Any of the Greenspring Qualified Holders, following the first anniversary of the closing date of the Greenspring Transaction Agreement, and (y) any Qualified Holder, other than the Greenspring Qualified Holders, following the first anniversary of the closing date of the IPO, shall have the right, for itself or together with one or more other Holders, to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by that Qualified Holder (a “Demand Registration”); provided that, unless approved by the Board of Directors in its sole discretion, any Person who is a Qualified Holder solely by virtue of clause (f) of the definition of Qualified Holder may not make demand for an Underwritten Offering pursuant to either this Section 3.1(a) or Section 3.2 below.

(ii) Each Demand Registration Request shall specify (x) the aggregate amount of Registrable Securities proposed to be registered, (y) the intended method or methods of disposition thereof, and (z) whether the Demand Registration Request is for an Underwritten Offering or a Shelf Registration (a “Shelf Registration Request”).

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(iii) If a Demand Registration Request is for a Shelf Registration, and the Company is eligible to file a Registration Statement on Form S-3, the Company shall promptly file with the SEC a shelf Registration Statement on Form S-3 pursuant to Rule 415 under the Securities Act relating to the offer and sale of Registrable Securities by the initiating Qualified Holders from time to time in accordance with the methods of distribution elected by such Qualified Holders, subject to all applicable provisions of this Agreement.

(iv) If the Demand Registration Request is for a Shelf Registration and the Company is not eligible to file a Registration Statement on Form S-3, the Company shall promptly file with the SEC a Shelf Registration Statement on Form S-1 or any other form that the Company is then permitted to use pursuant to Rule 415 under the Securities Act (or such other Registration Statement as the Board of Directors may determine to be appropriate) relating to the offer and sale of Registrable Securities by the initiating Qualified Holders from time to time in accordance with the methods of distribution elected by such Qualified Holders.

(v) If on the date of the Shelf Registration Request the Company is a WKSI, then any Shelf Registration Statement may (if the Board of Directors determines it to be appropriate to do so) include an unspecified amount of Registrable Securities to be sold by unspecified Holders; if on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered.

(b) Limitation on Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if (i) a Demand Registration or Piggyback Registration was declared effective or an Underwritten Offering was consummated by either the Company or the Qualified Holders within the preceding 90 days; (ii) the Company has filed another Registration Statement (other than on Form S-8 or Form S-4 or any successor thereto) that has not yet become effective; (iii) the value of the Registrable Securities proposed to be sold by the initiating Qualified Holders is not reasonably expected (in the good faith judgment of the Board of Directors) to yield net proceeds of at least $25 million, or in the case of an Underwritten Offering, of at least $50 million. Unless otherwise approved by the Company’s Board of Directors, no Demand Registration Request may cover Registrable Securities that are issuable upon exchange under and pursuant to the terms of the Class Class B Exchange Agreement or Greenspring Exchange Agreement if such agreement would not, on the date of the Demand Registration Request, then permit such Class B Exchange or Class C Exchange, as applicable.

(c) Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section (a) (but in no event more than ten Business Days thereafter), the Company shall deliver a written notice of the Demand Registration Request to all other Qualified Holders offering each such Qualified Holder the opportunity to include in the Demand Registration that number of Registrable Securities as the Qualified Holder may request in writing. Subject to Sections 3.1(g) and 3.1(h), the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after the date that the Demand Notice was delivered.

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(d) Demand Withdrawal. Each Qualified Holder that has requested the inclusion of Registrable Securities in a Registration (other than a Registration in connection with a Public Offering) pursuant to Section 3.1(c) may withdraw all or any portion of its Registrable Securities from that registration at any time prior to the effectiveness of the applicable Registration Statement by delivering written notice to the Company. Upon receipt of a notice or notices withdrawing (i) all of the Registrable Securities included in that Registration Statement by the initiating Qualified Holder(s) or (ii) a number of such Registrable Securities so as to cause the expected net proceeds to fall below the applicable threshold set forth in Section 3.1(b), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement.

(e) Effectiveness.

(i) The Company shall use commercially reasonable efforts to cause any Registration Statement filed by it pursuant to this Agreement to become effective as promptly as practicable, subject to all applicable provisions of this Agreement.

(ii) The Company shall use commercially reasonable efforts to keep any Shelf Registration Statement filed on Form S-3 continuously effective under the Securities Act to permit the Prospectus forming a part of it to be usable by Holders until the earlier of: (A) the date as of which all Registrable Securities have been sold pursuant to that Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); (B) the date as of which no Holder whose Registrable Securities are registered on such Form S-3 holds Registrable Securities; (C) any date reasonably determined by the Board of Directors of the Company to be appropriate, excluding any date that is fewer than 180 days after the effectiveness of the Registration Statement; and (D) the third anniversary of the effectiveness of the Registration Statement.

(iii) If the Registration Statement filed is a Shelf Registration Statement on any form other than Form S-3, or if the Registration Statement is filed in connection with an Underwritten Offering, the Company shall use commercially reasonable efforts to keep the Registration Statement effective for a period of at least 180 days after the effective date thereof, such other period as the underwriters for any Underwritten Offering may determine to be appropriate, or such shorter period during which all Registrable Securities included in the Registration Statement have actually been sold; provided that such period shall be extended for a period of time equal to the period the Holders of Registrable Securities may be required to refrain from selling any securities included in the Registration Statement at either the request of the Company or an underwriter of the Company pursuant to the provisions of this Agreement.

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(f) Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement (a “Suspension”); provided, however, that the Company shall use all commercially reasonable efforts to avoid exercising a Suspension (i) for a period exceeding 60 days on any one occasion or (ii) for an aggregate of more than 120 days in any 12-month period. In the case of a Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Suspension. The Company shall, if necessary, amend or supplement the Prospectus so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Registration Statement, if required by the registration form used by the Company for the Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Registration Statement.

(g) Priority of Securities Registered Pursuant to Shelf Registrations. If the Board of Directors of the Company concludes in good faith that the number of securities requested to be included in a Shelf Registration exceeds the number that can be sold without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (x) first, allocated to each Holder that has requested to participate in such Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect. If a cutback pursuant to this Section 3.1(g) or (h) would causes an applicable dollar threshold set forth in Section 3.1(b)(iii) not to be met with respect to the Demand Registration, Section 3.1(b)(iii) shall not apply to that Demand Registration.

(h) Priority of Securities in Underwritten Offerings. If the managing underwriter or underwriters of any proposed Underwritten Offering advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed offering exceeds the number that can be sold in that offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Offering an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect.

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(i) No Person may participate in any Underwritten Offering hereunder unless that Person agrees to sell the Registrable Securities it desires to have covered by the applicable Registration Statement on the basis provided in any underwriting arrangements in customary form and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of the underwriting arrangements; provided that no Person shall be required to make representations and warranties other than those related to title and ownership of their shares and as to the accuracy and completeness of statements made in a Registration Statement, prospectus, offering circular, or other document in reliance upon and conformity with written information furnished to the Company or the managing underwriter by such Person.

(j) Resale Rights. In the event that a Holder that is a partnership, limited liability company, trust or similar entity requests to participate in a Registration pursuant to this Section 3.1 in connection with a distribution of Registrable Securities to its partners, members or beneficiaries, the Registration shall provide for resale by such partners, members or beneficiaries, if approved by the Board of Directors.

3.2 Shelf Takedowns.

(a) At any time the Company has an effective Shelf Registration Statement with respect to Registrable Securities, a Qualified Holder, by notice to the Company specifying the intended method or methods of disposition thereof, may make a written request (a “Shelf Takedown Request”) that the Company effect an Underwritten Shelf Takedown of all or a portion of such Qualified Holder’s Registrable Securities that are registered on such Shelf Registration Statement, and as soon as practicable thereafter, the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose, subject to all applicable provisions of this Agreement.

(b) Promptly upon receipt of a Shelf Takedown Request (but in no event more than two Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) for any Underwritten Shelf Takedown), the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within 10 Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than ninety percent (90%) (or such lesser percentage specified by such Potential Takedown Participant) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to

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the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2 shall be determined by the initiating Qualified Holders.

3.3 Piggyback Registration.

(a) Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms, (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan, employee stock purchase plan, or other employee benefit plan arrangement, (iv) a Registration solely for the registration of securities issuable upon the conversion, exchange or exercise of any then outstanding security of the Company or (v) a Registration relating to a dividend reinvestment plan), then as soon as practicable (but in no event less than 10 Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Qualified Holders, and such Piggyback Notice shall offer the Qualified Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Qualified Holder may request in writing (a “Piggyback Registration”). The Company shall not be required to provide a Piggyback Notice to Holders of any Registrable Securities that are already registered pursuant to an effective registration statement. Subject to Section (b), the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within five Business Days after the receipt by such Qualified Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay Registration or the sale of such securities, the Company shall give written notice of such determination to each Qualified Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall also be permitted to delay registering or selling any Registrable Securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw prior to such Registration the securities being registered in such Piggyback Registration.

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(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (i) the number of such Registrable Securities requested to be sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(c) No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Section 3.1 or shall relieve the Company of its obligations under Section 3.1.

3.4 Lock-Up Agreements. In connection with each Registration or sale of Registrable Securities pursuant to Section 3.1 or 3.3 conducted as an Underwritten Offering, each Holder agrees hereby not to, and agrees to execute and deliver a lock-up agreement with the underwriter(s) of such Public Offering restricting such Holder’s right to, (a) Transfer, directly or indirectly, any equity securities of the Company held by such Holder or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to such Public Offering and ending on the date specified by the underwriters (such period not to exceed 90 days plus such additional period as may be requested by the Company or an underwriter due to regulatory restrictions on the publication or other distribution of research reports and analyst recommendations and opinions, if applicable). The terms of such lock-up agreements shall be negotiated among the Holders, the Company and the underwriters and shall include customary carve-outs from the restrictions on Transfer set forth therein.

3.5 Registration Procedures.

(a) Requirements. In connection with the Company’s obligations under Sections 3.1 and 3.3, the Company shall use its commercially reasonable efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall use its commercially reasonable efforts to:

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(i) as promptly as practicable, prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3, not file any Registration Statement or Prospectus or amendments or supplements thereto to which participating Qualified Holders, in such capacity, or the underwriters, if any, shall reasonably object;

(ii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any participating Qualified Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed, (b) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any

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other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

(v) to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(vi) prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(vii) promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(viii) furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

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(x) on or prior to the date on which the applicable Registration Statement becomes effective, use its commercially reasonable efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

(xii) cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii) make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(xiv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(xv) in the case of an Underwritten Offering, obtain for delivery to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such underwriters and their counsel;

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(xvi) in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xvii) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

(xx) to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted.

(xxi) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

(xxii) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxiii) take no direct or indirect action prohibited by Regulation M under the Exchange Act; and

(xxiv) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

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(b) Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c) Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5(a)(iv), such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5(a)(iv), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5(a)(iv) or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.6 Underwritten Offerings.

(a) Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Offering, pursuant to a Registration or sale under Section 3.1, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the participating Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

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(b) Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Qualified Holder pursuant to Section 3.3, and subject to the provisions of Section 3.3(b), use its commercially reasonable efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Qualified Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

(c) Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Offering under Section 3.1 or Section 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Qualified Holders holding a majority of the Registrable Securities being sold.

3.7 No Inconsistent Agreements. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

3.8 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) all fees and expenses incurred in connection with the listing of the

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Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (vii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (viii) all expenses related to the “road show” for any Underwritten Offering (including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested). All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9 Indemnification.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9(a) in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information, “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

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(b) Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9(d) and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, then no indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent,

22

but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in Sections 3.9(a) and (b) is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Sections 3.9(a) and (b)), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9(a) and (b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9(d), in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such contribution obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9(b) and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9(a) and (b) hereof without regard to the provisions of this Section 3.9(d). The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

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3.10 Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11 Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Qualified Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Qualified Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

MISCELLANEOUS

4.1 Authority: Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

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4.2 Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

Attention: Chief Legal Officer

with a copy (which shall not constitute notice to the Company) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 351-4000

Facsimile: (212) 351-4035

Attention: Andrew Fabens

If to a Holder, to the address on file in the Company’s records.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two Business Days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

4.3 Termination and Effect of Termination. This Agreement shall terminate upon the date on which no Holder holds any Registrable Securities, except for the provisions of Sections 3.9 and 3.10, which shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

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4.4 Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

4.5 Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.6 Amendments. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders of a majority of the Registrable Securities under this Agreement; provided, however, that any amendment, modification, extension or termination that disproportionately and adversely affects any Holder shall require the prior written consent of such Holder. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

4.7 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

4.8 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and the County of New Castle for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any

26

action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.2 hereof is reasonably calculated to give actual notice.

4.9 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.10 Merger; Binding Effect, Etc. This Agreement (along with the Class B Exchange Agreement and the Greenspring Exchange Agreement) constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

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4.11 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

4.12 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

StepStone Group Inc.

By:
Name:
Title:

Previously executed, as of September 18, 2020, by the Class B Holders

[Amended and Restated Registration Rights Agreement – Signature Page]

Greenspring Holders:

By:
Name:
Title:

[Amended and Restated Registration Rights Agreement – Signature Page]

Exhibit C

NINTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

STEPSTONE GROUP LP

Dated as of     , 2021

5.12	Survival of Obligations	30
5.13	Withholding	30
5.14	Taxes Other Than U.S. Federal Income Taxes	31
5.15	United States Person	31
5.16	Tax Classification	31

ARTICLE 6 OPERATIONS		31

6.1	Management Generally	31
6.2	Authority of and Approvals by the General Partner	31
6.3	Duties, Exculpation and Indemnification	31
6.4	Records; Reports; Schedules	33
6.5	Insurance	34
6.6	Other Activities	34
6.7	Certain Tax-Related Decisions	35
6.8	Expenses	35

ARTICLE 7 INTERESTS AND TRANSFERS OF INTERESTS		36

7.1	Transfers	36
7.2	Further Restrictions	36
7.3	Rights of Assignees	37
7.4	Admissions, Withdrawals and Removals	37
7.5	Withdrawal or Removal of Limited Partner	38
7.6	Admission of Assignees as Substitute Partners	38
7.7	Withdrawal of Partners	38
7.8	Exchange	38
7.9	Drag-Along Transaction	39
7.10	Adjustment Events Relating to Class B Units	41
7.11	Vesting of Class B2 Units	42
7.12	Anti-Dilution Issuances Related to Units Acquired by the 2019 Equity Investors Pursuant to the 2019 Equity Transaction	43
7.13	Adjustments Relating to Class C Units	43

ARTICLE 8 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE PARTNERSHIP		43

8.1	Limitations	43
8.2	Exclusive Causes	44
8.3	Effect of Dissolution	44
8.4	No Capital Contribution Upon Dissolution	44
8.5	Liquidation	44

ARTICLE 9 MEDIATION AND ARBITRATION		45

9.1	Resolution of Disputes Among Partners	45
9.2	Single Arbitrator; Governing Rules	45
9.3	Discovery	45
9.4	Arbitration Hearing	46
9.5	Timely Determination	46
9.6	Award or Decision	47

ii

9.7	Limitations	47
9.8	Remedies	47
9.9	Statute of Limitations	47
9.10	Continuing Project	47
9.11	Jurisdiction and Venue	47
9.12	Fees	48
9.13	Coordination with Tax Receivable Agreements	48

ARTICLE 10 MISCELLANEOUS		48

10.1	Amendments	48
10.2	Voting	48
10.3	Accounting and Fiscal Year	48
10.4	Entire Agreement	48
10.5	Further Assurances	49
10.6	Notices	49
10.7	Governing Law; Certain Waivers	49
10.8	Approvals	49
10.9	Power of Attorney	49
10.10	Construction	50
10.11	Interpretation	50
10.12	Binding Effect	50
10.13	Severability	50
10.14	Counterparts	50
10.15	Spousal Consent	50

iii

NINTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

STEPSTONE GROUP LP

NINTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) of StepStone Group LP, a Delaware limited partnership (the “Partnership”), is made and entered into as of                     , 2021, by and between StepStone Group Holdings LLC, as General Partner, and each of the persons admitted as a Limited Partner as of the date hereof or admitted from time to time after the date hereof as a Limited Partner in accordance with the terms of this Agreement (collectively, the “Partners” with each being referred to separately as a “Partner”).

WHEREAS, since September 18, 2020, the Partnership has been governed by the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Eighth Amended and Restated Agreement”);

WHEREAS, the Partners desire to document certain understandings set forth herein and to amend and restate the Eighth Amended and Restated Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Partners hereby agree (and each Person who subsequently shall become a Partner shall agree) as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Name. The name of the Partnership is StepStone Group LP. The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable Law.

1.2 Principal Place of Business; Other Places of Business. The principal place of business of the Partnership is located at 4225 Executive Square, Suite 1600, La Jolla, CA 92037 or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

1.3 Business Purpose. The principal purpose of the Partnership is to engage in the business of providing private market and other alternative investment advisory services and engaging in and managing related investment activities. The Partnership may also engage in any and all lawful business, purpose or activity in which a limited partnership may be engaged under applicable Law (including, without limitation, the Act) as may be determined by the General Partner from time to time.

1.4 Amendments to Certificate and Other Filings. The General Partner may execute and file any duly authorized amendments to the Certificate of Limited Partnership of the Partnership from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable.

1.5 Designated Agent for Service of Process. The address of the registered office of the Partnership in the State of Delaware, and the name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

1.6 Term. The Partnership shall continue until terminated pursuant to this Agreement.

1.7 Rights. The rights and liabilities of the Partners of the Partnership shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. The Partnership has been established as a series limited partnership pursuant to §17-218 of the Act but no such series have been or, in the absence of a properly adopted amendment to this Agreement, will be, issued.

ARTICLE 2

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

2.1 “2019 Dilutable Units” means Units outstanding immediately after the 2019 Equity Transaction, other than the Class B2 Units and Units acquired by 2019 Equity Investors pursuant to the 2019 Equity Transaction.

2.2 “2019 Equity Investors” means the purchasers of Units in the 2019 Equity Transaction.

2.3 “2019 Equity Transaction” means the purchases and sales of Units that occurred on August 19, 2019.

2.4 “2019 Redeemed Partners” means the Limited Partners whose Units were redeemed in the 2019 Equity Transaction.

2.5 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

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2.6 “Active Partner” means a Class B Limited Partner or Class B2 Limited Partner employed by the SSG Group or actively engaged in a service provider capacity in the business or management of the SSG Group, for so long as there has not been a Termination Event with respect to such Limited Partner; provided that, for the avoidance of doubt none of (i) Argonaut Holdings, LLC, (ii) Sanford Energy, Inc., (iii) Davis Investment Holdings, LLC, (iv) ALD 2020 GST Trust or (v) any holder of Partnership Interests that is owned by an advisory fund or account advised or sub-advised by Davis Investment Holdings, LLC or one of its Affiliates shall be deemed Active Partners.

2.7 “Additional Limited Partners” means those Persons admitted to the Partnership pursuant to Section 3.4.

2.8 “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal period, after giving effect to the following adjustments:

2.8.1 Add to such Capital Account the following items:

(a) The amount, if any, that such Partner is obligated to contribute to the Partnership upon liquidation of such Partner’s Interest; and

(b) The amount that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

2.8.2 Subtract from such Capital Account such Partner’s share of the items described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.9 “Adjustment Event” means, with respect to any Active Partner, any event the result of which is that such Limited Partner’s status as an Active Partner is Terminated for any reason.

2.10 “Adjustment Percentage” is defined in Section 7.10.1.

2.11 “Admission Agreement” means, with respect to any Limited Partner, the purchase, subscription or other agreement pursuant to which such Limited Partner agrees to become a Limited Partner, or other written agreement between the General Partner and/or the Partnership on the one hand and such Limited Partner on the other relating to such Limited Partner’s interest in the Partnership.

2.12 “Affected Partner” is defined in Section 7.10.1.

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2.13 “Affiliate” means, with reference to a specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, either through the ownership of a majority of such Person’s voting stock, by contract or otherwise.

2.14 “Agreement” is defined in the Preamble and shall include any Class Designation, which shall be an integral part of this Agreement.

2.15 “Anti-Dilution Trigger” is defined in Section 7.12.

2.16 “Anti-Dilution Units” is defined in Section 7.12.

2.17 “Arbitrator” is defined in Section 9.2.

2.18 “Assignee” means any Person (a) to whom a Limited Partner (or assignee thereof) Transfers all or any part of its interest in the Partnership, and (b) which has not been admitted to the Partnership as a Substitute Partner pursuant to Section 7.6.

2.19 “Assumed Tax Liability” is defined in Section 4.2.2

2.20 “Assumed Tax Rate” is defined in Section 4.2.2(b).

2.21 “Base Percentage Interest” means, with respect to any Partner as of any date of determination, the fraction (expressed as a percentage), the numerator of which is the number of Units held by such Partner and the denominator of which is the number of Units held by all Partners. For purposes of this calculation, the Unvested Class B2 Units of any Class B2 Limited Partner shall be excluded (from both the numerator and the denominator).

2.22 “Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act.

2.23 “Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

2.24 “Capital Account” is defined in Section 3.2.

2.25 “Capital Contributions” means, with respect to any Partner, the total amount of money and the initial Gross Asset Value of property (other than money) contributed to the capital of the Partnership by such Partner, whether as an initial Capital Contribution or as an additional Capital Contribution.

2.26 “Capital Stock” means (i) any class or series of capital stock of SSG now or hereafter authorized, (ii) any rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, capital stock of SSG, and (iii) any indebtedness issued by SSG that provides any of the rights described in clause (ii).

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2.27 “Cause” means, with respect to any Active Partner or, with respect to Section 7.8.2(e) only, any Class C Limited Partner, that such Limited Partner commits any of the following acts and fails to cure said breach, if it is in fact curable, within thirty (30) days after written notice from the General Partner of said breach: (a) conviction of, or plea of guilty or nolo contendere to, any criminal act involving moral turpitude, including, without limitation, fraud, embezzlement or misappropriation of funds or property; (b) commission of a material act of dishonesty, fraud or misrepresentation which would reasonably be expected to adversely and materially affect the assets, business or prospects of the SSG Group; (c) willful breach of duty in the course of providing services as an Active Partner; (d) material breach of this Agreement; and/or (e) materially failing to satisfy, perform or comply with any obligations, duties or undertakings that a Limited Partner owes to the SSG Group.

2.28 “Change of Control” means: (i) an acquisition by any Person or group of Persons of Equity Securities of the Partnership (other than the Ownership Group, the SSG Group or a member of either of them), whether already outstanding or newly issued, in a transaction or series of transactions, if immediately thereafter such Person or group of Persons (other than the Ownership Group, the SSG Group or a member of either of them) has, or would have, directly or indirectly, Beneficial Ownership of fifty percent (50%) or more of the combined Equity Securities of the Partnership; (ii) the sale of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, directly or indirectly, to any Person or group of Persons (other than the Ownership Group, the SSG Group or a member of either of them) in a transaction or series of transactions; or (iii) the consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of related transactions, involving the Partnership and any other Person or group of Persons (other than the Ownership Group, the SSG Group or a member of either of them); unless, in the case of clause (ii) or (iii) of this definition, either (1) then-existing Partners, immediately prior to such transaction or the first transaction in such series of transactions, will Beneficially Own more than fifty percent (50%) of the combined Equity Securities of the Partnership (or, if the Partnership will not be the surviving entity in such transaction or series of transactions, such surviving entity) immediately after such transaction or series of transactions or (2) Persons who are Partners immediately prior to such transaction or the first transaction in such series of transactions will be entitled to cast at least a majority of the votes for the Board of Directors of SSG (or the board of directors or equivalent body of such surviving entity, as the case may be) after the closing of such transaction or series of transactions. As used in this definition of Change of Control, the term “group” shall have the same meaning of such term is used in Rule 13d-5 of the Exchange Act.

2.29 “Class A Common Stock” means the Class A common stock of SSG.

2.30 “Class A Units” is defined in Section 3.3.1(a).

2.31 “Class B Common Stock” means the Class B common stock of SSG.

2.32 “Class B Exchange Agreement” means the Exchange Agreement, effective as of September 18, 2020, among the Partnership and the holders of Class B Units (as defined therein) from time to time party thereto, as the same may be amended, modified, supplemented or restated from time to time.

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2.33 “Class B Limited Partner” means a Limited Partner in its capacity as a holder of Class B Units.

2.34 “Class B Units” is defined in Section 3.3.1(b).

2.35 “Class B2 Dilution Reserve” means that portion of the purchase price paid by the 2019 Equity Investors in the 2019 Equity Transaction retained by the Partnership to fund distributions under Section 4.4.

2.36 “Class B2 Forfeiture Amount” is defined in Section 4.4.2.

2.37 “Class B2 Limited Partner” means a Limited Partner in its capacity as a holder of Class B2 Units.

2.38 “Class B2 Units” is defined in Section 3.3.1(c).

2.39 “Class B2 Vesting Amount” is defined in Section 4.4.2.

2.40 “Class C Exchange Agreement” means the Class C Exchange Agreement, effective on or about the date of this Agreement, among the Partnership and the Partnership Unitholders (as defined therein) from time to time party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.41 “Class C Limited Partner” means a Limited Partner in its capacity as a holder of Class C Units.

2.42 “Class C Units” is defined in Section 3.3.1(d).

2.43 “Class Designation” means any document setting forth the rights, obligations, terms and conditions of the Units of any other class established by the General Partner in accordance with this Agreement.

2.44 “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

2.45 “Death” means the death of a natural person that is an Active Partner, or the death of a natural person with respect to whom an estate planning vehicle is an Active Partner.

2.46 “Depreciation” for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be computed in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), as applicable, as determined by the General Partner.

2.47 “Designated Individual” is defined in Section 5.8.1(b).

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2.48 “Distribution Record Date” means the record date established by the Partnership for the purpose of determining the Partners entitled to receive any distribution, which record date shall (unless otherwise determined by the Partnership) generally be the same as the record date established by SSG for a distribution to its stockholders of some or all of its portion of such distribution.

2.49 “Drag-Along Right” is defined in Section 7.9.2.

2.50 “Drag-Along Transaction” means a sale of all or substantially all of the consolidated business, operations and assets of the SSG Group in one transaction or a series of related transactions that (a) would result in a Change of Control and (b) is designated as a Drag-Along Transaction by the General Partner or the Board of Directors of SSG.

2.51 “Equity Securities” means, with respect to any Person, any and all partnership interests, capital stock, options or other equity securities in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

2.52 “Equivalent Units” means, with respect to any class or series of Capital Stock, Units with preferences, conversion, and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Stock as appropriate to reflect the relative rights and preferences of such Capital Stock as to the other classes and series of Capital Stock as such Equivalent Units would have as to the other classes and series of Units corresponding to the other classes of Capital Stock, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Partnership. In comparing the economic rights of any Capital Stock with the economic rights of any Units, the effect of taxes shall be taken into account.

2.53 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.54 “FATCA” means Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations, any agreement entered into pursuant to Code section 1471(b)(1), any applicable intergovernmental agreements with respect thereto, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

2.55 “Fiscal Year” is defined in Section 10.3.

2.56 “Former Active Partner” means a Person who previously was an Active Partner, from and after a Termination Event with respect to such Limited Partner.

2.57 “Full Vesting Date” shall mean, with respect to any Class B2 Units, the date on which all of the Class B2 Units issued to a Class B2 Limited Partner in an Admission Agreement become fully vested in accordance with the terms set forth in Section 7.11.1.

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2.58 “General Partner” means StepStone Group Holdings LLC, a Delaware limited liability company, or any other Person that becomes a successor or an additional general partner of the Partnership as provided in this Agreement, in each such Person’s capacity as general partner, in each case as the context requires.

2.59 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

2.59.1 The initial Gross Asset Value of any asset (other than money) contributed by a Partner to the Partnership shall be the gross fair market value of such asset.

2.59.2 The Gross Asset Values of all assets shall be adjusted to equal their respective gross fair market values as determined by the General Partner as of the following times:

(a) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(c) the grant of an interest in the Partnership (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of being a Partner;

(d) the liquidation of the Partnership within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); and

(e) such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Treas. Reg. §§ 1.704-1(b) and 1.704-2.

2.1.2 The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner.

2.1.3 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.56.4 to the extent that the General Partner reasonably determines that an adjustment pursuant to Section 2.56.2 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.56.4.

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2.1.4 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to Section 2.56.1, Section 2.56.2 or Section 2.56.4, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Profits and Net Losses.

2.60 “Imputed Underpayment” is defined in Section 5.9.1.

2.61 “Imputed Underpayment Share” is defined in Section 5.9.2.

2.62 “Incapacity” means the entry of an order of incompetence or of insanity, or the Death, permanent disability, dissolution, bankruptcy (as defined in the Act) or termination (other than by merger or consolidation) of any Person.

2.63 “Indemnitees” is defined in Section 6.3.3.

2.64 “Initial Class B2 Amount” is defined in Section 4.4.2.

2.65 “Intangible Asset Gain” means the gain realized by the Partnership with respect to any Intangible Assets in connection with the actual or hypothetical sale of such Intangible Assets, including, but not limited to, gain realized in connection with an adjustment to the Gross Asset Value of Partnership assets.

2.66 “Intangible Assets” means the assets of the Partnership that are of the type described in Code section 197(d), as well as interests in entities classified as corporations for U.S. federal income tax purposes.

2.67 “Investment Company Act” means the Investment Company Act of 1940, as amended.

2.68 “IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

2.69 “Issuance Date” means, with respect to any Class B2 Units, the date of issuance of such Class B2 Units pursuant to an Admission Agreement or such other date as determined by the General Partner and set forth in the relevant Admission Agreement.

2.70 “JAMS” is defined in Section 9.1.

2.71 “JAMS Rules” is defined in Section 9.1.

2.72 “Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority and shall include, for the avoidance of any doubt, the Act.

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2.73 “Limited Partner” means, at any time, any Person who is at such time a limited partner of the Partnership and shown as such on the books and records of the Partnership, in its capacity as a limited partner of the Partnership.

2.74 “Liquidator” is defined in Section 8.5.1.

2.75 “Net Profits” or “Net Losses” means, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

2.75.1 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.74 shall be added to such taxable income or loss;

2.75.2 Any expenditure of the Partnership described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.74, shall be subtracted from such taxable income or loss;

2.75.3 Gain or loss resulting from any disposition of any asset of the Partnership with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

2.75.4 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

2.75.5 If the Gross Asset Value of any asset owned by the Partnership is adjusted in accordance with Section 2.56.2 or Section 2.56.3, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

2.75.6 to the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses; and

2.75.7 Notwithstanding any other provision of this Section 2.74, any items that are allocated pursuant to Section 5.2 or Section 5.3.2 shall not be taken into account in computing Net Profits or Net Losses.

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2.76 “Nonrecourse Deductions” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(1) and 1.704-2(c).

2.77 “Nonrecourse Liability” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(3) and 1.752-1(a)(2).

2.78 “Ownership Group” means Persons who, at the applicable time, are parties to the Stockholders’ Agreement.

2.79 “Partner Nonrecourse Debt” has the meaning set forth in Treas. Reg. § 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

2.80 “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability (within the meaning of Treas. Reg. § 1.752-1(a)(2)), determined in accordance with Treas. Reg. § 1.704-2(i)(3).

2.81 “Partner Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(i) for the phrase “partner nonrecourse deductions.”

2.82 “Partners” is defined in the Preamble.

2.83 “Partnership” is defined in the Preamble.

2.84 “Partnership Information” is defined in Section 6.4.3.

2.85 “Partnership Interest” or “Interest” means the interest or Units of a Partner in the Partnership at any particular time.

2.86 “Partnership Minimum Gain” has the meaning set forth in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

2.87 “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

2.88 “Proxy” is defined in Section 3.5.

2.89 “Push Out Election” means the election under Code section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Partners or former Partners, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

2.90 “Qualified Transfer” means (a) with respect to a Limited Partner that is a Person other than an individual, the sale or transfer of Units by a Limited Partner to an Affiliate of such Limited Partner or to another Person who is a Limited Partner (or an Affiliate thereof) as of the date of the Qualified Transfer, or (b) with respect to a Limited Partner that is an individual,

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(i) transfers to ancestors, descendants or the spouse of a Limited Partner or to a trust for the benefit of the Limited Partner or members of the Limited Partner’s immediate family of which the Limited Partner is a trustee, or (ii) transfers to any Person pursuant to testate or intestate succession, provided, that in each case (whether pursuant to clause (a) or (b)), (x) the transferee agrees to be bound by the terms and conditions of this Agreement with respect to the securities acquired by such transferee and (y) the transfer is effected in a transaction that is exempt from the registration and qualification requirements of the Securities Act and applicable state securities laws.

2.91 “Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among SSG and the other persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.92 “Regulations” means proposed, temporary and final Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury regulations). References to “Treas. Reg. §” are to sections of the Regulations.

2.93 “Regulatory Allocations” is defined in Section 5.2.9.

2.94 “Restrictive Covenant Agreement” means, with respect to any Limited Partner, the Restrictive Covenant Agreement, employment agreement or other agreement (if any) (including the Transaction Agreement, with respect to the Class C Limited Partners) between such Limited Partner (or its Designated Individual) and the Partnership or an Affiliate, to the extent such agreement provides for any undertakings on the part of such Limited Partner or Designated Individual relating to non-competition with and/or non-solicitation of clients or employees of the Partnership or any Affiliate.

2.95 “Retirement” means, with respect to an Active Partner, the conclusion of such person’s status as an Active Partner as a result of resignation or involuntary termination other than for Cause, in the event that as of the Termination Date, the sum of (a) the number of such Active Partner’s years of age (which shall be at least 50) plus (b) the number of such Active Partner’s years as an Active Partner (which shall be at least 15) is equal to at least seventy (70).

2.96 “Safe Harbor Election” is defined in Section 3.3.5(h).

2.97 “SCAI” means Swiss Capital Alternative Investments AG, a private company limited by shares incorporated in the canton of Zurich.

2.98 “SCAI Shareholders’ Agreement” means the Shareholders’ Agreement made on December 2, 2016 between SCP, SCAI and the Partnership.

2.99 “SCP” means SC Partner LP, a Cayman Islands exempted limited partnership that is party to the SCP Framework Agreement.

2.100 “SCP Framework Agreement” means the Framework Agreement made on May 11, 2016 between the Partnership, the General Partner, SCAI and SCP.

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2.101 “SCP LPA” means the Limited Partnership Agreement of SCP made on December 2, 2016.

2.102 “SCP Partner” means each of the limited partners of SCP and any transferee of any such partner permitted under the SCAI Shareholders Agreement.

2.103 “Side Letter” is defined in Section 10.4.

2.104 “SSG” means StepStone Group Inc., a Delaware corporation, or its successors.

2.105 “SSG Group” means SSG and its Affiliates, including the Partnership.

2.106 “Start Date” means with respect to any Class B Limited Partner, the date of commencement of such Active Partner’s status as an Active Partner or such other date established for purposes of any vesting provisions in such Partner’s Admission Agreement.

2.107 “Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, effective on or about the date hereof, among SSG, the Partnership and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.108 “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

2.109 “Substitute Partner” means any Person (a) to whom a Limited Partner (or assignee thereof) Transfers all or any part of its interest in the Partnership, and (b) which has been admitted to the Partnership as a Substitute Partner pursuant to Section 7.6.

2.110 “Target Balance” is defined in Section 5.2.10.

2.111 “Tax Distribution” is defined in Section 4.2.1

2.112 “Tax Items” is defined in Section 5.3.1.

2.113 “Tax Receivable Agreements” means the Tax Receivable Agreement (Exchanges) and the Tax Receivable Agreement (Reorganizations), in each case effective on or about the date hereof, among SSG, the Partnership and the other parties thereto, as the same may be amended, modified, supplemented or restated from time to time.

2.114 “Tax Representative” means, as applicable, (a) the Partner or other Person (including the Partnership) designated as the “partnership representative” of the Partnership under Code section 6223, (b) the Partner designated as the “tax matters partner” for the Partnership under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) the Partner or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the General Partner to the maximum extent permitted under applicable Law.

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2.115 “Termination” means, with respect to an Active Partner of the Partnership or, with respect to Section 7.8.2(e) only, any Class C Limited Partner, such partner ceasing to provide substantive services to the SSG Group for any reason, including, without limitation, as a result of resignation, termination (whether or not for Cause), or Retirement. “Terminate” and “Terminated” shall have a correlative meaning.

2.116 “Termination Date” means, with respect to any Active Partner, the date of the Termination Event with respect to such Active Partner.

2.117 “Termination Event” means, with respect to any Active Partner, the first to occur of: (a) the termination of the Partnership, or (b) such Active Partner’s Termination.

2.118 “Termination Without Cause” means, with respect to an Active Partner, the conclusion of such person’s status as an Active Partner as a result of involuntary termination other than for Cause.

2.119 “Transaction Agreement” means that certain Transaction Agreement, dated as of July 7, 2021, by and among the Partnership, SSG, certain holders of Class C Units and certain other parties as set forth therein.

2.120 “Transfer”, including correlative terms, means, with respect to any Limited Partner or Assignee, any sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, of any or all of such Limited Partner’s Units (or an Assignee’s economic interest in the Partnership), whether for value or no value and whether directly or indirectly, voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

2.121 “Units” is defined in Section 3.3.1.

2.122 “Unvested Class B2 Units” means any Class B2 Units that have not vested in accordance with the provisions of Section 7.11.1.

2.123 “Vested Class B2 Units” means any Class B2 Units (or portion thereof) that have vested in accordance with the provisions of Section 7.11.1.

2.124 “Vested Quarter” means each of the successive three (3)-month periods during which a Limited Partner is an Active Partner for the entirety of such period, without proration.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND PARTNERS

3.1 Capital Contributions. Except as expressly provided herein with respect to SSG or in the Class B Exchange Agreement, (i) no Partner shall be required to make any Capital Contributions to the Partnership without such Partner’s consent and (ii) no Partner shall be permitted to make any Capital Contributions to the Partnership without the General Partner’s consent.

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3.2 Capital Accounts. A Capital Account shall be established and maintained for each Partner in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (a “Capital Account”).

3.3 Classes of Units.

3.3.1 Upon effectiveness of this Agreement, the Interests of Limited Partners are represented by units of Partnership Interest (“Units”), which are divided into:

(a) Class A Units (the “Class A Units”), which are issuable to SSG and such other Persons as the General Partner shall determine;

(b) Class B Units (the “Class B Units”), which shall be issued only (x) in accordance with Section 3.3.4, and (y) with respect to and upon full vesting of Class B2 Units;

(c) Class B2 Units (the “Class B2 Units”), none of which shall be issued after the date hereof; and

(d) Class C Units (the “Class C Units”), which have been issued as consideration to certain of the Sellers (as defined in the Transaction Agreement) pursuant to the Transaction Agreement and shall be issued only in accordance with Section 3.3.4.

3.3.2 The General Partner is authorized to establish and designate additional classes and sub-classes of Units, including preferred Units that rank senior to any then-existing Units and any other new class of Units whose rights, obligations, terms and conditions are set forth on a Class Designation. The General Partner may establish and determine the designations, priorities, powers, preferences, limitations and relative rights of any additional class or classes of Partnership Interests.

3.3.3 The Partnership may issue additional Units in exchange for cash or other consideration, including additional classes of Units, to such Persons, at such times, and having such terms as the General Partner may determine in accordance with this Agreement.

3.3.4 Units and Capital Stock of SSG.

(a) Each Class B Unit shall be associated with and stapled to one share of Class B Common Stock. Upon any issuance of Class B Units, each Limited Partner receiving such Units shall purchase from SSG, concurrently with the issuance of Class B Units, one share of Class B Common Stock for the consideration of the par value thereof. Upon any surrender, redemption or conversion of any such Class B Unit, the holder thereof shall concurrently surrender to SSG or the Partnership (as applicable) the associated share of Class B Common Stock in exchange for payment by SSG or the Partnership (as applicable) of the par value thereof. Without the specific approval of the General Partner, no Transfer of a Class B Unit shall be effected without a simultaneous Transfer of the corresponding share of Class B Common Stock.

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(b) Class A Units may be issued only in accordance with Sections 3.3.4(c) and (f) and no additional Class B Units, Class B2 Units or Class C Units may be issued by the Partnership except in accordance with Section 3.3.4(f) below.

(c) If SSG issues shares of Class A Common Stock (other than an issuance pursuant to the Class B Exchange Agreement, the Class C Exchange Agreement or the Transaction Agreement), unless such net proceeds are used to purchase Units from Limited Partners, SSG shall promptly contribute to the Partnership all the net proceeds and property (if any) received by SSG with respect to such Class A Common Stock. Upon the contribution by SSG to the Partnership of all (but not less than all) of such net proceeds and property (if any) so received by SSG, the General Partner shall cause the Partnership to issue a number of Class A Units equal to the number of shares of Class A Common Stock so issued, registered in the name of SSG, such that, at all times, the number of Class A Units held by SSG equals the number of outstanding shares of Class A Common Stock.

(d) It is the intent that each unit of Capital Stock be generally equivalent in economic respects to an Equivalent Unit. Accordingly, if SSG issues shares of Capital Stock other than Class A Common Stock, SSG shall promptly contribute to the Partnership all the net proceeds and property (if any) received by SSG with respect to such Capital Stock. Upon the contribution by SSG to the Partnership of all (but not less than all) of such net proceeds and property (if any) so received by SSG, the General Partner shall cause the Partnership to issue a number of Equivalent Units equal to the number of shares of Capital Stock so issued, registered in the name of SSG, such that, at all times, the number of relevant class of Equivalent Units held by SSG equals the number of outstanding shares of the relevant class of Capital Stock.

(e) If, at any time, any shares of Capital Stock are repurchased (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by SSG for cash or other consideration, then the General Partner shall cause the Partnership, immediately prior to such repurchase of such Capital Stock, to redeem an equal number of Equivalent Units held by SSG, at an aggregate redemption price equal to the aggregate purchase price of the Capital Stock being repurchased by SSG (plus any expenses related thereto) and upon such other terms as are the same for the Capital Stock being cancelled or retired by SSG.

(f) Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of a class of Capital Stock shall be accompanied by an identical subdivision or combination of the Equivalent Units to maintain at all times a one-to-one ratio between the number of Equivalent Units and the number of outstanding shares of the applicable class of Capital Stock. Any corrective action to maintain such ratios shall not be subject to a corresponding adjustment that would render the corrective action ineffective. In the implementation and administration of this Section 3.3.4, the General Partner shall have authority to amend this Agreement without the consent of any Limited Partner and shall have discretion to make such adjustments as it determines in good faith to be appropriate to reflect the economic equivalency intended hereby.

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3.3.5 Class B2 Units. The Partnership has established the Class B2 Units which were issued to Active Partners as compensation for services rendered or to be rendered to or for the benefit of the Partnership or its Affiliates.

(a) The Class B2 Units are subject to the limitations on distributions contained in Sections 4.3 and 4.4.

(b) Each Class B2 Limited Partner shall have an initial Base Percentage Interest with respect to its Class B2 Units of zero percent (0%) and such Base Percentage Interest shall increase as its Class B2 Units vest in accordance with Section 7.11.1; provided, that for the avoidance of doubt, for purposes of Section 4.1 and Section 4.7, a Class B2 Limited Partner’s Base Percentage Interest shall be zero percent (0%) with respect to any Class B2 Units (and shall not be entitled to any distributions in respect of any of its Class B2 Units under such Sections) until the Full Vesting Date of such Class B2 Units.

(c) Upon a Termination Event with respect to a Class B2 Limited Partner, such Class B2 Limited Partner’s Class B2 Units shall be treated in accordance with Section 7.11.

(d) No Class B2 Unit shall confer on the holder any right to vote or consent on any matter arising under this Agreement prior to the Full Vesting Date of such Class B2 Unit.

(e) Treatment of Class B2 as Class B Units. Class B2 Units shall be treated as, and shall automatically be redesignated as, Class B Units from and after the later to occur of (i) the Full Vesting Date and (ii) the time at which the Capital Account balance attributable to such Class B2 Units equals the Target Balance with respect to such Class B2 Units.

(f) Intended Tax Treatment of Class B2 Units. The Class B2 Units are intended to be treated for tax purposes as “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191. The receipt of the Class B2 Units is intended to be treated as a non-taxable event for the Partnership and the holder. Each holder of Class B2 Units agrees not to take any position inconsistent with the foregoing. The Partnership and the Partners shall treat each holder of Class B2 Units as a partner for U.S. federal income tax purposes as of the grant date of such holder’s Class B2 Units. Each holder of Class B2 Units shall take into account the distributive share of the Partnership’s income, gain, loss, deduction, and credit associated with its Class B2 Units in computing such holder’s income tax liability for the entire period during which such Person holds the Class B2 Units. Upon the grant of the Class B2 Units or at the time the Class B2 Units become substantially vested, neither the Partnership nor any of the Partners shall deduct any amount (as wages, compensation, or otherwise) for the fair market value of the Class B2 Units. No holder of Class B2 Units shall dispose of any Class B2 Units within two years of receipt without the express prior written consent of the General Partner.

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(g) Election Under Code Section 83(b). Absent a contrary determination by the General Partner, each holder of Class B2 Units shall file a valid and timely election pursuant to Code section 83(b) with respect to its Class B2 Units and provide a copy of the election to the General Partner within thirty (30) days after issuance of the Class B2 Units.

(h) Proposed Safe Harbor Election. Each holder of Class B2 Units authorizes the Partnership to make the safe harbor election provided for by the Revenue Procedure proposed in Notice 2005-43, 2005-2 C.B. 107, or any similar election provided in published guidance relating to the compensatory transfer of partnership interests (in any case, a “Safe Harbor Election”) in the manner that the General Partner determines will be most advantageous to the Partnership. Each such holder agrees to cooperate with the Partnership to perfect and maintain any Safe Harbor Election and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner. Each of the Partnership and each such holder agrees to comply with all requirements of the Safe Harbor Election. A Safe Harbor Election once made may be revoked by the Partnership if permitted by the rules applicable to the Safe Harbor Election.

3.3.6 Swiss Capital Investors. Pursuant to the SCP Framework Agreement, the Partnership issued Partnership Interests to SCP, which Partnership Interests were redesignated as Class B Units. It is understood that SCP is a holding vehicle for the SCP Partners and it is agreed that for certain limited purposes set forth in this Section 3.3.6 SCP will be treated as holding separate Class B Units corresponding to the economic interests of the SCP Partners in SCP. The provisions of this Agreement will be applied and interpreted in accordance with the following principles:

(a) The provisions of Section 3.5 shall not apply to the Class B Units held by SCP.

(b) In the event the Partnership exercises its purchase right with respect to units of SCP under section 5 of the SCAI Shareholders’ Agreement, then upon the completion of such purchase in accordance with section 5.2 of the SCAI Shareholders’ Agreement, the Partnership shall cancel the portion of the Class B Units held by SCP corresponding to the A1 Units (as such term is defined in the SCP LPA) held by the relevant departing SCP Partner.

3.3.7 The provisions of Section 7.1 shall not apply to transfers of interests in SCP to the SCP Partners.

(a) The Class B Units held by SCP are not subject to reduction under the vesting provisions of Section 7.10.1.

3.4 Additional Limited Partners. Subject to Section 3.3.4, the General Partner is hereby authorized to issue interests in the Partnership and to admit one or more recipients of such interests as additional Limited Partners (“Additional Limited Partners”) from time to time, on such terms and conditions as the General Partner may determine; provided that the General

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Partner shall have determined before such admission that such admission will not create a material risk that the Partnership would become a “publicly traded partnership” (as such term is defined in Code sections 469(k)(2) or 7704(b)). As a condition to being admitted to the Partnership, each Additional Limited Partner shall execute an Admission Agreement and such other instruments as the General Partner may determine.

3.5 Irrevocable Proxy. Each Active Partner and Class C Limited Partner hereby irrevocably grants to, and appoints, the General Partner as its exclusive proxy and attorney-in-fact with full power of substitution and resubstitution, for and in the name, place and stead of such Partner, to the full extent of such Partner’s voting and other rights with respect to all such Partner’s Units, which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of the Act, to vote, and to execute written consents with respect to, all such Partner’s Units on any matter arising under this Agreement. Each Active Partner and Class C Limited Partner hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof (the “Proxy”). Each Active Partner and Class C Limited Partner agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the Proxy contained herein. The Proxy shall bind the heirs, successors and assigns of the Active Partner and Class C Limited Partner. The General Partner agrees that it shall not take any action to exercise the Proxy granted by any Active Partner unless and until the earlier of (i) the Termination Date with respect to such Active Partner or (ii) any purported Transfer of any Units or rights with respect thereto by such Active Partner (whether voluntary or involuntary, including pursuant to Death, Incapacity or divorce) unless such Transfer has been approved by the General Partner and the Assignee has been admitted as a Substitute Partner in accordance with this Agreement. The General Partner agrees that it shall not take any action to exercise the Proxy granted by any Class C Limited Partner unless and until any purported Transfer of any Units or rights with respect thereto by such Class C Limited Partner (whether voluntary or involuntary, including pursuant to Death, Incapacity or divorce) has been approved by the General Partner and the Assignee has been admitted as a Substitute Partner in accordance with this Agreement.

3.6 Partner Capital. Except as otherwise provided in this Agreement: (a) no Partner shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account and (b) no Partner shall withdraw any portion of its Capital Contributions or receive any distributions from the Partnership as a return of capital on account of such Capital Contributions.

3.7 Partner Loans. No Limited Partner (other than SSG) shall be required or permitted to make any loans or otherwise lend any funds to the Partnership. No loans made by any Limited Partner to the Partnership shall have any effect on such Limited Partner’s Base Percentage Interest, such loans representing a debt of the Partnership payable or collectible solely from the assets of the Partnership in accordance with the terms and conditions upon which such loans were made.

3.8 Liability of Limited Partners. Except as otherwise (i) required by any non-waivable provision of the Act or other applicable Law or (ii) provided herein: (a) no Limited Partner shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Partnership, whether such debt, liability or other obligation arises in contract,

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tort, or otherwise; and (b) subject to Section 4.7.2 and Section 3.3.4, no Limited Partner shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) without duplication, its share of any assets and undistributed profits of the Partnership, and (iii) the amount of any wrongful distribution to such Limited Partner, if, and only to the extent, such Limited Partner has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Act. To the fullest extent permitted by law, no Limited Partner shall have any liability to any other Limited Partner or former Limited Partner, for making any discretionary decisions under this Agreement, or casting any vote for (or refraining from voting) in connection with the business and affairs of the Partnership.

ARTICLE 4

DISTRIBUTIONS

4.1 General Distributions. Except as otherwise provided in this Article 4, Article 8 or in any applicable Class Designation, the General Partner shall determine the timing and amount of all distributions. Subject to the terms of any applicable Class Designation and the other provisions of this Article 4, any distributions (including Tax Distributions, except to the extent provided in Section 4.2.4) shall be made pro rata in accordance with their Base Percentage Interests.

4.2 Tax Distributions.

4.2.1 Amount, Timing, and Treatment of Tax Distribution. Notwithstanding any provision of Section 4.1 to the contrary, but subject to Section 4.2.4, the Partnership shall distribute to the Partners pro rata in accordance with their Base Percentage Interests an amount of cash such that each Partner receives distributions of cash (including those made pursuant to Section 4.1) in respect of each Fiscal Year in an amount not less than the Partner’s Assumed Tax Liability for such Fiscal Year (that distribution, a “Tax Distribution”). Any Tax Distribution made to a Partner under this Section 4.2.1 shall be treated as an advance against, and shall reduce, future amounts due to such Partner under Section 4.1. For purposes of this Article 4, guaranteed payments for services (within the meaning of Code section 707(c)) shall not be treated as distributions.

4.2.2 Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Partner’s Tax Distribution under Section 4.2.2, a Partner’s “Assumed Tax Liability” means an amount equal to the product of:

(a) the sum of (i) the net taxable income and gain allocated to that Partner in the Fiscal Year and (ii) to the extent (x) determined by the General Partner in its sole discretion and (y) attributable to the Partnership, the amount the Partner is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by

(b) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in San Francisco, California or New York, New York (whichever is higher), or such higher assumed tax rate as determined by the General Partner, for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

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The calculation required by this Section 4.2.2 shall be made (i) taking into account (w) the character of the income or gain and (x) any limitations on, or the availability of, deductions and net operating losses, and (ii) disregarding (y) the effect of any special basis adjustments under Code section 743(b) and (z) the effect of the allocations required under Code section 704(c)(1)(A).

4.2.3 Timing of Tax Distributions. If reasonably practicable, the Partnership shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 4.2.3. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Partnership shall make a final Tax Distribution in an amount sufficient to fulfill the Partnership’s obligations under Section 4.2.1.

4.2.4 Impact of Insufficient Cash Available for Distribution. If the amount of Tax Distributions to be made exceeds the amount of the cash available for distribution (taking into account any entity-level tax obligations or payments, including any related interest, penalties, or other costs), SSG shall receive the full amount of its Tax Distribution (but calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”) before the other Partners receive any distribution under this Section 4.2. The balance, if any, of cash available for distribution shall be distributed:

(a) First, to the Partners (other than SSG) pro rata in accordance with their Base Percentage Interests in an amount such that each such Partner has received distributions pursuant to this Section 4.2.4(a) not less than their Assumed Tax Liability (calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”); and

(b) Thereafter, the balance, if any, to the Partners (including SSG) pro rata in accordance with their Base Percentage Interests until each Partner has received the full amount of its Tax Distribution calculated in accordance with Section 4.2.2.

4.2.5 No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with the liquidation of the Partnership.

4.2.6 Compensation for Services and Self-Employment Tax Make-Whole Payments. The Partners acknowledge that certain Active Partners (including former Active Partners) and the Class C Limited Partners will receive compensation for services, and such compensation may, for U.S. federal income tax purposes, be treated as a guaranteed payment for services under Code section 707(c). For the avoidance of doubt, the Partnership may, but is not required to, pay any Partner an amount such that, on an after-tax basis, the Partner receives the amount he or she would have received if the Partner had not been subject to self-employment tax by reason of the Partner’s ownership of Units in the Partnership (and instead had received his or her compensation as an employee for tax purposes). Notwithstanding anything to the contrary in this Agreement, any compensation or payments described in the two preceding sentences shall be treated as guaranteed payments for services within the meaning of Code section 707(c) and shall not be treated as distributions under this Article 4.

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4.3 Limitation on Distributions in Respect of Profits Units.

4.3.1 No Distributions in Respect of Unvested Profits Interests. No Class B2 Limited Partner shall be entitled to participate in any distributions pursuant to Section 4.1 in respect of any of its Class B2 Units prior to the Full Vesting Date of such Class B2 Units (and then shall be entitled to participate in distributions only in respect of any fiscal quarter commencing after the Full Vesting Date).

4.3.2 Limitations on Distributions in Respect of Class B2 Units. The Partnership shall not make any distribution in respect of a Class B2 Unit to the extent that the General Partner determines that such distribution would (a) cause the Class B2 Unit to fail to qualify as profits interests (as that term is used in Section 3.3.5) or (b) cause an allocation of income or gain (other than Intangible Asset Gain) in respect of a Class B2 Unit that is disproportionate to the amount that would be distributed in respect of such Class B2 Unit but for this Section 4.3.2. For the avoidance of doubt, the limitations on distributions imposed by this Section 4.3.2 shall not apply to any holder of a Class B2 Unit that has a Capital Account balance at least equal to the relevant Target Balance.

4.3.3 Continued Right to Tax Distributions. For the avoidance of doubt, this Section 4.3 shall not alter the Profits Unit Holder’s right to Tax Distributions under Section 4.2. Notwithstanding the other provisions of this Agreement, such Tax Distributions shall be calculated and made by the Partnership by treating all Unvested Class B2 Units as if they were “substantially vested” within the meaning of Treas. Reg. § 1.83-3(b).

4.4 Distributions of Class B2 Dilution Reserve.

4.4.1 Notwithstanding the provisions of Section 4.1 or Section 4.2, the Partners hereby acknowledge and agree that the Class B2 Dilution Reserve shall be distributed as set forth in this Section 4.4. The General Partner shall maintain a schedule of persons entitled to distributions thereof and their respective potential shares of any distribution with respect to the Class B2 Dilution Reserve.

4.4.2 The General Partner shall calculate, at least annually, the number of Class B2 Units that have vested since the prior determination (the “Class B2 Vesting Amount”), the number of Class B2 Units that have been forfeited since the prior determination (the “Class B2 Forfeiture Amount”) and the number of Class B2 Units outstanding at time of the prior determination (or, if no determination has been made, as of August 19, 2019) (the “Initial Class B2 Amount”). Promptly after each such determination, a distribution shall be made from the Class B2 Dilution Reserve equal to (a) the ratio of the Class B2 Forfeiture Amount to the Initial Class B2 Amount, multiplied by (b) the Class B2 Dilution Reserve, to the 2019 Redeemed Partners pro rata based on the number of Units redeemed from each 2019 Redeemed Partner in the 2019 Equity Transaction. Promptly after each such determination, a distribution shall be made from the Class B2 Dilution Reserve equal to (a) the ratio of the Class B2 Vesting Amount to the Initial Class B2 Amount, multiplied by (b) the Class B2 Dilution Reserve, to the Limited Partners holding 2019 Dilutable Units, pro rata based on the number of 2019 Dilutable Units held by them at such time.

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4.5 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Partnership shall be applied or distributed as provided in Article 8.

4.6 Distributions to Reflect Additional Units. If the Partnership issues additional Units, subject to the terms of any applicable Class Designation, the General Partner is authorized to make such revisions to this Article 4 and to Article 5 as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

4.7 Other Distribution Rules.

4.7.1 Record Date for Distributions. The Partnership may designate a Distribution Record Date for purposes of calculating and giving effect to distributions. All distributions attributable to a Unit with respect to which the Distribution Record Date is before the date of any Transfer shall be made to the transferor Partner or the tendering Partner (as the case may be) and, in the case of a Transfer other than an exchange pursuant to the Class B Exchange Agreement or the Class C Exchange Agreement, all distributions thereafter attributable to such Unit shall be made to the transferee Partner.

4.7.2 Over-Distributions. If the Partnership distributes to a Partner more than the amount to which the Partner in entitled (e.g., by reason of an accounting error), the Partner shall, upon written notice of the over-distribution delivered to the Partner within one year of the over-distribution, promptly return the over-distribution to the Partnership. For the avoidance of doubt, this Section 4.7.2 applies to any distribution made under this Agreement.

4.7.3 Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or reduction in a Partner’s share of Partnership liabilities for federal tax purposes) would otherwise be treated as proceeds in a sale under Code section 707(a)(2)(B), the Partners intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

4.8 Distributions in Kind. No right is given to any Partner to demand or receive property other than cash as provided in this Agreement. The General Partner may make a distribution in kind of Partnership assets to the Partners, and such Partnership assets shall be distributed in such a fashion as to ensure that the fair market value (as determined in good faith by the General Partner) thereof is distributed and allocated in accordance with this Article 4 and Article 5 and Article 8.

4.9 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Partner on account of its Partnership Interests in violation of the Act or other applicable Law or to the extent such distribution would result in the Partnership or any of its Subsidiaries being in default under any material credit agreement, loan agreement, note, indenture or other agreement governing indebtedness.

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ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 Allocation Generally. Each Fiscal Year, after adjusting each Partner’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 5.2 for the Fiscal Year, Net Profits and Net Losses (or items thereof) of the Partnership shall be allocated among the Partners in a manner such that, after such allocations have been made, each Partner’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Partner, determined as if the Partnership were to (i) sell all of its assets for their Gross Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to nonrecourse liabilities, to the Gross Asset Values of the assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to Section 4.1 minus (b) the sum of (x) such Partner’s Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Partner is obligated (or is deemed for U.S. federal income tax purposes to be obligated) to contribute, in its capacity as a Partner, to the capital of the Partnership as of the last day of such Fiscal Year.

5.2 Priority Allocations.

5.2.1 Partnership Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Reg. § 1.704-2(g). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treas. Reg. § 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to Partner Nonrecourse Debt during any taxable year, then each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i)(4). This Section 5.2.2 is intended to comply with the minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i) and shall be interpreted consistently therewith.

5.2.3 Qualified Income Offset. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Treas. Reg. § 1.704-1(b)(2)(ii)(d), to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Partner as

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quickly as possible, provided that an allocation pursuant to this Section 5.2.3 shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.2.3 were not in the Agreement. It is intended that this Section 5.2.3 comply with the qualified income offset requirement in Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

5.2.4 Gross Income Allocation. In the event that any Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (A) the amount (if any) that such Partner is obligated to restore to the Partnership upon complete liquidation of such Partner’s Partnership Interest and (B) the amount that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2 (g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2.4 shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.2.4 and Section 5.2.3 were not in the Agreement.

5.2.5 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in proportion to Units, unless otherwise determined by the General Partner.

5.2.6 Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Partner Nonrecourse Liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

5.2.7 Special Basis Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) or Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a holder of Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the holders of Units in accordance with their respective Base Percentage Interests in the event that Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner(s) to whom such distribution was made in the event that Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.8 Limitation on Allocation of Net Losses. No allocation of Net Losses (or items of loss) shall be allocated to a Partner to the extent that any such allocation would cause or increase an Adjusted Capital Account Deficit as to the Partner. The limitation set forth in the preceding sentence shall be applied on a Partner-by-Partner basis and Net Losses (or items of loss) not allocable to a Partner as a result of such limitation shall be reallocated (A) first, among the other holders of Units in accordance with their respective Base Percentage Interests, and (B) thereafter, among the holders of other Units, as determined by the Partnership, in each case subject to the limitations of this Section 5.2.8.

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5.2.9 Ameliorative Allocations. Any allocations made pursuant to Sections 5.2.1 through 5.2.8 (collectively, the “Regulatory Allocations”) shall be taken into account in allocating other items of income, gain, loss and deduction among the holders of Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each holder of a Unit shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

5.2.10 Intangible Asset Gain. Intangible Asset Gain shall be allocated to each holder of Class B2 Units so as to cause the Capital Account balance of such Limited Partner (to the extent attributable to its Class B2 Units) to stand in the same ratio to the aggregate Capital Account balances attributable to all holders of Units as the number of Class B2 Units held by such holder bears to the total number of Units outstanding at the time of such allocation (such amount with respect to each such holder of Class B2 Units, the “Target Balance”). To the extent there is insufficient Intangible Asset Gain to reach the Target Balance for each holder of Class B2 Units, Intangible Asset Gain shall be allocated in such manner as may be determined by the General Partner.

5.3 Other Allocation Rules.

5.3.1 In General. Except as otherwise provided in this Section 5.3, for income tax purposes under the Code and the Regulations, each Partnership item of income, gain, loss, deduction, and credit (collectively, “Tax Items”) shall be allocated among the Partners in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Losses, including items allocated under Section 5.2) is allocated pursuant to Section 5.1 and Section 5.2.

5.3.2 Section 704(c) Allocations. Notwithstanding any provision of Section 5.3.1 to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Tax Items with respect to any property contributed to the capital of the Partnership, or after Partnership has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for United States federal, state and local tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such Partnership property to the Partnership for United States federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Partnership property. The Partnership shall account for such variation under the traditional method as described in Treas. Reg. § 1.704-3(b). For the avoidance of doubt, allocations pursuant to this Section 5.3.2 are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or such Partner’s share of Net Profits or Net Losses (or items thereof), or distributions under any provision of this Agreement.

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5.3.3 Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Partner’s share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treas. Reg. § 1.752-3(a)(3), each Partner’s interest in Partnership profits shall equal such Partner’s Base Percentage Interest with respect to Units, or such other share as the General Partner determines.

5.3.4 Allocations in Respect of Varying Interests. If any Partner’s interest in the Partnership varies (within the meaning of Code section 706(d)), whether by reason of a Transfer of a Unit, redemption of a Unit by the Partnership, or otherwise, Net Profits and Net Losses (and items thereof) for such Fiscal Year shall be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the “interim closing of the books” method and/or such other permissible method or methods selected by the General Partner.

5.3.5 Timing and Amount of Allocations of Net Profits and Net Losses. Net Profits and Net Losses (or items thereof) of the Partnership shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the General Partner.

5.3.6 Modification of Allocations. The allocations set forth in Section 5.1 and Section 5.2 are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions of this Article 5, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Losses (or items thereof) pursuant to this Agreement (i) in order to comply with Code section 704 or applicable Regulations or (ii) to allocate properly items of income, gain, loss, deduction and credit to those Partners who bear the economic burden or benefit associated therewith. If there are any changes after the date of this Agreement in applicable tax Law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts that would, individually or in the aggregate, cause the Partners not to achieve the economic objectives underlying this Agreement, the General Partner may in its discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

5.4 Preparation of Partnership Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns required of the Partnership for federal, state, and local income tax purposes.

5.5 No Right to Review Partner Tax Returns. With respect to the financial statements or tax returns of a Partner or its Affiliates, none of the Partnership, the General Partner, the other Partners, such other Partner’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Partnership, between the Partners, or involving any other Persons).

5.6 No Inconsistent Positions. Except as required by applicable Law or previously authorized in writing by the Partnership, which authorization may be withheld in the sole discretion of the Partnership, no Partner shall (a) independently act with respect to tax audits or tax litigation affecting or arising from the Partnership, or (b) treat any Partnership item inconsistently on such Partner’s income tax return with the treatment of the item on the Partnership’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Partner.

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5.7 Tax Elections. The Partnership shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code section 754 (and any similar provisions of applicable U.S. state or local law) for the Partnership for the Fiscal Year that includes the closing date of SSG’s initial public offering of shares of its Class A Common Stock and each Fiscal Year in which a sale, exchange, or redemption (whether partial or complete) occurs. This Section 5.7 shall not apply with respect to any Subsidiary that the Partnership cannot cause to make a section 754 election, with respect to Subsidiaries that would not customarily make a section 754 election at the Partnership’s request, or with respect to any other Subsidiary that the General Partner determines is immaterial or otherwise insignificant. Except as otherwise provided in this Agreement, the General Partner shall determine whether to make any other available election pursuant to the Code.

5.8 Tax Representative.

5.8.1 Appointment of Tax Representative and Designated Individual.

(a) Tax Representative. The General Partner shall act as the Tax Representative, but the General Partner may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign.

(b) Designated Individual. If a Person that is not an individual is the Tax Representative, the General Partner shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

5.8.2 Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, however, that if a Person other than the General Partner is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the General Partner. The Tax Representative may delegate its authority under this Section 5.8 to a Designated Individual; provided, for the avoidance of doubt, that each Designated Individual shall in all cases act solely at the direction of the General Partner.

5.8.3 Costs and Indemnification. The Partnership shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by applicable Law, the Tax Representative or Designated Individual, for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Partnership.

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5.9 Partnership Audits.

5.9.1 Determinations with Respect to Audits. The General Partner shall make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, audits of the Partnership, including whether to cause the Partnership or any Subsidiary to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”). No Partner shall take any action or make any filing inconsistent with the actions of the Tax Representative or Designated Individual.

5.9.2 Imputed Underpayment Share. To the extent the Partnership (or any Subsidiary that is classified as a partnership for U.S. federal income tax purposes) is liable for any Imputed Underpayment, the General Partner shall determine the liability of the Partners for a share of such Imputed Underpayment, taking into account the Partner’s Units and the status and actions of the Partners (including any related interest, penalties or other costs, such share, an “Imputed Underpayment Share”). The General Partner shall cause each Partner to bear its Imputed Underpayment Share solely by reducing the amount of distributions made to such Partner pursuant to Section 4.1 or Section 8.5.

5.10 Information to be Provided by Partners to Partnership.

5.10.1 Notice of Audit or Tax Examination. Each Partner shall notify the Partnership within five days after receipt of any notice regarding an audit or tax examination of the Partnership and upon any request for material information by United States federal, state, local, or other tax authorities.

5.10.2 Information Relating to FATCA. Each Partner shall provide the Partnership with any information, representations, certificates or forms relating to such Partner (or its direct or indirect owners or account holders) that are reasonably requested from time to time by the Partnership and that are necessary in order for the Partnership or any entity in which the Partnership or holds (directly or indirectly) an interest (whether in the form of debt or equity) and any Partner of any “expanded affiliated group” (as defined in Code section 1471(e)(2)) to (i) enter into, maintain or comply with any agreement required to be filed with the IRS as contemplated by Code section 1471(b), (ii) satisfy any requirement imposed under FATCA in order to avoid any withholding required under FATCA (including any withholding upon any payments to such Partner under this Agreement) or (iii) comply with any information reporting or withholding requirements under FATCA. In addition, each Partner shall take such actions as the Tax Representative may reasonably request in connection with the foregoing. If any Partner fails to provide any of the information, representations, certificates or forms (or undertake any of the actions) required under this Section 5.10.2 in a timely manner, the Tax Representative shall have full authority to take any steps (after providing such Partner with written notice) that the Partnership determines in its reasonable discretion are necessary to comply with FATCA and to mitigate the effect on the Partnership of such failure including, but not limited to, withholding on payments or distributions made to such Partner and requiring such Partner to transfer its Units or otherwise withdraw from the Partnership. If requested by the Partnership, such Partner shall execute any and all documents, opinions, instruments and certificates to effectuate the foregoing. If a Partner fails to comply with the terms of this Section 5.10.2 and, as a result of such failure, any withholding tax is imposed under FATCA on distributions to the Partnership, such Partner shall, unless otherwise agreed in writing by the Partnership, to the fullest extent permitted by applicable Law, indemnify and hold harmless the Partnership and its Affiliates for all losses, costs, fees, expenses, damages, claims, and demands (including any withholding tax, penalties or interest suffered by the Partnership).

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5.10.3 Other Information. Each Partner shall provide to the Partnership upon request tax basis information about assets contributed by it to the Partnership and such other tax information as reasonably requested by the Partnership and necessary for it to prepare its financial reports or any tax returns, or otherwise to comply with applicable Law.

5.11 Information to be Provided by Partnership to Partners.

5.11.1 Communication with IRS. The Partnership shall, within thirty (30) days after receipt, forward to each Partner holding more than twenty percent (20%) of the Units a photocopy of any material correspondence relating to the Partnership received from the IRS and, within thirty (30) days after occurrence, advise each Partner in writing of the substance of any material conversation affecting the Partnership held with any representative of the IRS. Notwithstanding the foregoing, the Partnership may withhold information from the Partners to the extent the Partnership determines that providing such information could result in the waiver of any privilege or otherwise be harmful to the Partnership.

5.11.2 Notice of Tax Benefits. The Partnership shall use its reasonable best efforts to deliver to each Partner notice of any tax-related benefit (as reasonably determined by the Partnership) that any Partner may be able to claim with respect to taxes imposed on the Partnership or any investment, within a reasonable period of time of the Partnership’s becoming aware of that benefit.

5.12 Survival of Obligations. For purposes of this Article 5, the term “Partner” shall include a former Partner, except to the extent the General Partner determines that such inclusion is inconsistent with the intention that former Partners be liable for their appropriate share of the Partnership’s taxes. The rights and obligations of each Partner and former Partner under this Article 5 shall survive the Transfer by such Partner of its Units (or withdrawal by a Partner or redemption of a Partner’s Units) and the dissolution of the Partnership until ninety (90) days after the applicable statute of limitations. Section 5.8, Section 5.9, and this Section 5.12 shall not be amended without the prior written consent of any Partner or former Partner that would be materially and adversely impacted by such amendment.

5.13 Withholding. Each Partner acknowledges and agrees that the Partnership may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Partner on any amount paid, distributed, disbursed, or allocated by the Partnership to that Partner, including upon liquidation, and any assignee or transferee of a Partner’s interest or substituted Partner shall, by reason of such transfer, assignment or substitution, acknowledge, and agree to any such withholding by the Partnership, including withholding to discharge obligations of the Partnership with respect to prior distributions, allocations, or a Imputed Underpayment Share. All amounts withheld with respect to any allocation or distribution shall, except as otherwise provided in or determined by the Partnership pursuant to Section 5.9 be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

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5.14 Taxes Other Than U.S. Federal Income Taxes. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Partnership. References in Section 5.9, Section 5.10, Section 5.11, Section 5.12, and Section 5.13 to “taxes” shall include any interest, penalties and additions to tax with respect to such taxes.

5.15 United States Person. Other than (i) persons who are Partners as of the date of this Agreement or (ii) Partners with respect to whom the General Partner has waived the application of this Section 5.15 in writing, each Partner represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States person,” within the meaning of Code section 7701, or is and will at all times remain a disregarded entity the assets of which are treated as owned by a United States person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

5.16 Tax Classification. The Partnership shall be classified as a partnership for United States federal, state and local tax purposes. Unless otherwise determined by the General Partner, the Subsidiaries of the Partnership shall be classified either as disregarded entities or as partnerships for United States federal, state and local tax purposes. No Person shall take any action inconsistent with such classifications.

ARTICLE 6

OPERATIONS

6.1 Management Generally. The management and control of the Partnership shall be vested exclusively in the General Partner. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as set forth herein. The Limited Partners shall have no part in the management or control of the Partnership and shall have no authority or right to act on behalf of the Partnership or deal with third parties in connection with any matter.

6.2 Authority of and Approvals by the General Partner. The General Partner shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by limited partnerships under the laws of the State of Delaware. Without limitation of the foregoing, the General Partner is hereby authorized to execute, deliver and perform any document on behalf of the Partnership without any further act of any person or entity.

6.3 Duties, Exculpation and Indemnification.

6.3.1 This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including, without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and those required by the Act.

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6.3.2 To the extent that, at law or in equity, any Partner (including, without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).

6.3.3 None of the General Partner, the Limited Partners, the Tax Representative, the Designated Individual or the Affiliates, agents, officers, partners, employees, representatives, directors, members, managers or shareholders of the General Partner or the Partnership (collectively, the “Indemnitees”) shall be liable, responsible, or accountable, in damages or otherwise, to the Partnership or any Partner thereof for doing any act or failing to do any act, the effect of which may cause or result in loss or damage to the Partnership or such Partner if: (a) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in, or not inconsistent with, the best interest of the Partnership, and (b) the conduct of such Person did not constitute fraud, willful misconduct or gross negligence.

6.3.4 Indemnitees shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or cash flow or any other facts pertinent to the existence or amount of assets from which distributions to Partners might properly be paid.

6.3.5 The Partnership shall indemnify and hold harmless any Indemnitee to the greatest extent permitted by law against any liability or loss as a result of any claim or legal proceeding by any Person (including by or through the Partnership and/or any Partner) relating to the performance or nonperformance of any act concerning the activities of the Partnership or in furtherance of the Partnership’s interests (including serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise) if: (a) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in the best interest of the Partnership, and (b) the conduct of such Person did not constitute fraud, willful misconduct or gross negligence. The indemnification authorized by this Section 6.3.5 shall include any judgment, award, settlement, the payment of reasonable attorneys’ fees and other expense incurred in settling or defending any claims, threatened action or finally adjudicated legal proceeding.

6.3.6 From time to time, as requested by an Indemnitee, the attorneys’ fees and other expenses described in Section 6.3.5 may, in the discretion of the General Partner, be advanced by the Partnership prior to the final disposition of such claims, actions or proceedings upon receipt by the Partnership of an undertaking by or on behalf of such Indemnitee to repay such amounts if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized hereunder.

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6.3.7 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Partnership, as an expense of the Partnership, unless otherwise determined by the General Partner.

6.3.8 Notwithstanding anything in this Agreement or any otherwise applicable provision of law or equity, whenever an Indemnitee is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its “discretion” or “sole discretion,” under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Indemnitee shall be entitled to consider only such interests and factors, including its own, as it desires, and shall, to the fullest extent permitted by law, have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), such Indemnitee shall comply with such express standard but shall not be subject to any other, different or additional standard.

6.3.9 The provisions of this Section 6.3 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

6.3.10 The provisions of this Section 6.3 shall survive the termination of this Agreement. No amendment, modification or deletion of this Section 6.3 shall apply to or have any effect on the right of any Indemnitee to indemnification for or with respect to acts or omissions of such Indemnitee occurring prior to such amendment, modification or deletion.

6.4 Records; Reports; Schedules.

(a) Subject to the discretion of the General Partner, the General Partner shall cause to be kept, at the principal place of business of the Partnership or at such other location as the General Partner shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Partnership for at least the current and past three fiscal years.

(b) Subject to the discretion of the General Partner, the financial statements of the Partnership shall be prepared in accordance with such principles as the General Partner shall determine.

(c) The General Partner shall maintain, as part of the books and records of the Partnership, a schedule, which shall set forth the name, address, the number and Class of Units owned by each Limited Partner, and the respective Base Percentage Interests associated with such Units held.

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6.4.2 The General Partner shall cause to be sent to each Limited Partner of the Partnership, within a reasonable time following the end of each Fiscal Year of the Partnership, a report that shall include all necessary information required by the Limited Partners for preparation of their federal, state and local income or franchise tax or information returns, including each Limited Partner’s pro rata share of Net Profits, Net Losses and any other Tax Items for such Fiscal Year.

6.4.3 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Partnership that pertain to the Partnership generally and the inspecting Limited Partner, including, if applicable the inspecting Limited Partner’s Capital Account, Units and Partnership Interest, and Base Percentage Interest (collectively, the “Partnership Information”); provided, however, that such access shall be upon reasonable notice and at reasonable times, and that such Limited Partner shall not use such Partnership information in a manner inconsistent with such Limited Partner’s obligations under this Agreement. Notwithstanding the foregoing, a Limited Partner who is a Former Active Partner shall be entitled to reasonable access to Partnership Information reasonably related solely to such Former Active Partner’s economic interest in allocations and distributions hereunder where the Former Active Partner can demonstrate a reasonable need for such access; provided, however, that such access shall be upon at least ten (10) Business Days’ prior written notice, during normal business hours and shall be subject to supervision by Partnership personnel at the Partnership’s sole discretion, and that as a condition of access to such limited Partnership Information, such Former Active Partner shall not be permitted to copy, reproduce or use such Partnership Information in a manner competitive with the Partnership. Access to any records of the Partnership pursuant to this Section 6.4.3 shall be subject to the execution of a confidentiality and non-disclosure agreement at the request of the General Partner.

6.4.4 In any event, access to any Partnership Information marked, labeled or otherwise designated as “confidential,” “proprietary” or similarly designated, shall be subject to the Partnership’s reasonable confidentiality restrictions then in effect. No other person or entity (including any spouse or former spouse of a Partner) shall be entitled to access to Partnership Information unless such access is approved by the General Partner or as otherwise required by the Act.

6.5 Insurance.

6.5.1 The Partnership may purchase and maintain insurance, to the extent and in such amounts as determined by the General Partner or its designee, on behalf of any of the Indemnitees and such other Persons as determined by the General Partner or its designee, against any liabilities that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership or such Indemnitees, regardless of whether the Partnership would have the power to indemnify such Person against such liabilities under the provisions of this Agreement or otherwise. The Partnership may enter into indemnity contracts with any or all of the Indemnitees and such other Persons as the General Partner shall determine.

6.6 Other Activities. Each Class B Limited Partner or Class B2 Limited Partner that is an Active Partner, for so long as he or she is an Active Partner and unless otherwise approved by the General Partner, shall devote substantially all of his or her business time and attention to the business and affairs of the Partnership and its Affiliates. Each Class C Limited Partner, for so long as he or she is employed by the SSG Group or actively engaged in a service provider capacity in the business or management of the SSG Group, shall devote substantially all of his or her business time and attention to the business and affairs of the Partnership and its Affiliates.

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6.7 Certain Tax-Related Decisions. Except as expressly provided in this Agreement, (i) any tax-related decision or determination that is to be made by the Partnership pursuant to this Agreement shall be made by the General Partner and (ii) any tax-related action that is to be taken by the Partnership pursuant to this Agreement shall be taken by the Partnership, acting at the direction of the General Partner. In making decisions or determinations or causing the Partnership to take actions pursuant to this Section 6.7, the General Partner shall act in a commercially reasonable manner.

6.8 Expenses.

6.8.1 Subject to Section 6.8.3, the Partnership shall be liable for, and shall reimburse the General Partner on an after-tax basis at such intervals as the General Partner may determine, for all (i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the General Partner, (ii) franchise and similar taxes of the General Partner and other fees and expenses in connection with the maintenance of the existence of the General Partner, and (iii) reasonable expenses paid by the General Partner on behalf of the Partnership. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 6.3.

6.8.2 Subject to Section 6.8.3, the Partnership shall be liable for, and shall reimburse SSG on an after-tax basis at such intervals as the General Partner may determine, for all (i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of SSG, (ii) expenses of SSG incidental to being a public reporting company, (iii) reasonable fees and expenses (other than the payment obligations of SSG under the Tax Receivable Agreements) related to any public offering of debt or equity securities of SSG, private placement of equity securities of SSG, or other debt financing transaction of SSG, whether or not consummated, (iv) franchise and similar taxes of SSG and other fees and expenses in connection with the maintenance of the existence of SSG, (v) customary compensation and benefits payable by SSG, and indemnities provided by SSG on behalf of, its officers and directors of SSG; provided, that the Board of Directors of SSG may elect (but shall not be required to elect) that SSG, rather than the Partnership, shall bear any of the foregoing that are related to the business and affairs of SSG. Such reimbursements shall be in addition to any reimbursement of SSG as a result of indemnification pursuant to Section 6.3. If SSG issues shares of Class A Common Stock and contributes the net proceeds of such issuance to the Partnership, the reasonable expenses incurred by SSG in such issuance will be assumed by the Partnership.

6.8.3 To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership. Unless otherwise determined by the General Partner, no reimbursement or indemnification payment made pursuant to this Section 6.8 shall be considered a distribution to the payee.

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6.8.4 Unreimbursed Expenses. From time to time, Limited Partners may incur expenses directly related to duties carried out on behalf of the Partnership. The General Partner, in its discretion, may agree to cause the Partnership to reimburse certain expenses or categories of expenses, but to the extent not so agreed then any such expenses, although directly related to duties carried out on behalf of the Partnership, are the responsibility of and shall be borne by the Limited Partners incurring such expenses and are not reimbursable by the Partnership.

ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS

7.1 Transfers.

7.1.1 No Limited Partner or Assignee may Transfer all or any portion of his, her or its Units (or beneficial interest therein) without (a) the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion and (b) in the case of a Class B Limited Partner, the simultaneous transfer of an equal number of shares of such Limited Partner’s Class B Common Stock corresponding to such Units to the transferee of such Units. Notwithstanding the foregoing, (i) Qualified Transfers by a Limited Partner do not require the consent of the General Partner; provided, that the transferee shall be subject, pursuant to an Admission Agreement and the vesting provisions of this Agreement (in the case of Class B Units and Class B2 Units), and all other provisions of this Agreement as if the transferring Limited Partner held the Units and under no circumstances shall a person other than a transferring Class B Limited Partner or Class C Limited Partner be allowed to have any voting or management role with respect to the Partnership and (ii) Transfers pursuant to the Class B Exchange Agreement or the Class C Exchange Agreement do not require the consent of the General Partner. Any purported Transfer that is not in accordance with this Agreement shall be null and void.

7.1.2 In the event of a purported Transfer of any portion of any Class B Units or Class B2 Units to a spouse of an Active Partner or Former Active Partner (or Assignee of an Active Partner or Former Active Partner in a Qualified Transfer) incident to a divorce (whether pursuant to a divorce decree, community property partition or other agreement between such Limited Partner and such Limited Partner’s spouse), the relevant Interest shall be subject to all vesting provisions set forth in this Agreement.

7.1.3 A Partner making a Transfer permitted by this Agreement shall, unless otherwise determined by the General Partner, (i) have delivered to the Partnership an affidavit of non-foreign status with respect to such transferor that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Partnership of such withholding and remittance). In connection with any such Transfer, the transferor and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Partnership against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 7.1.3.

7.2 Further Restrictions. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if the General Partner determines that:

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7.2.1 such Transfer would create a material risk that the Partnership would be classified other than as a partnership for federal, state or local income tax purposes;

7.2.2 such Transfer would create a material risk that registration of the Transferred Units would be required pursuant to any applicable federal or state securities laws;

7.2.3 such Transfer would create a material risk that the Partnership would become a “publicly traded partnership,” as such term is defined in Code section 469(k)(2) or 7704(b);

7.2.4 such Transfer would create a material risk of subjecting the Partnership to regulation under the Investment Company Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

7.2.5 such Transfer would create a material risk that the Partnership would become a reporting company under the Exchange Act or fail to meet the “private placement” safe harbor described in Treas. Reg. § 1.7704-1(h);

7.2.6 such Transfer would result in a violation of applicable Law;

7.2.7 such Transfer would be made to any Person who lacks the legal right, power or capacity to own such Units; or

7.2.8 the Partnership does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner (as determined in the General Partner’s sole and absolute discretion).

7.3 Rights of Assignees. Until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 7 is admitted to the Partnership as a Substitute Partner pursuant to Section 7.6: (a) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Limited Partner that Transferred its Units would be entitled, and (b) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Limited Partner, such other rights remaining with the transferring Limited Partner. In such a case, the transferring Limited Partner shall remain a Limited Partner even if he or she has transferred his or her entire economic interest in the Partnership to one or more Assignees. In the event any Assignee desires to make a further Transfer of any economic interest in the Partnership, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Limited Partner desiring to make such a Transfer.

7.4 Admissions, Withdrawals and Removals. No Person shall be admitted to the Partnership as a Limited Partner except in accordance with Section 3.4 (in the case of Persons obtaining an interest in the Partnership directly from the Partnership) or Section 7.6 (in the case of transferees of a permitted Transfer of an interest in the Partnership from another Person). Except as otherwise specifically set forth in Section 7.7, no Limited Partner shall be entitled to retire or withdraw from being a Limited Partner of the Partnership without the written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. No admission, withdrawal or removal of a Limited Partner shall cause the dissolution of the Partnership. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

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7.5 Withdrawal or Removal of Limited Partner. If any Limited Partner attempts to withdraw from the Partnership (other than pursuant to Section 7.7) without the consent of the General Partner, then, notwithstanding the last sentence of Section 7.4, the General Partner may, in its sole and absolute discretion, permit such withdrawal (without waiving, in any manner, any other rights available to it or the Partnership at law or in equity and in addition to, and not in lieu of, any other remedies to which it or the Partnership may be entitled).

7.6 Admission of Assignees as Substitute Partners. As a condition to being admitted to the Partnership, each Substitute Partner shall execute an Admission Agreement, and such other instruments, in such manner, as the General Partner shall determine. Upon the admission of any Assignee as a Substitute Partner in accordance with this Article 7, all Partners are deemed to consent to the Assignee being admitted to the Partnership and authorize the General Partner to constitute the Assignee a Substitute Partner on the books and records of the Partnership in respect of the relevant Units and to eliminate or adjust, if necessary, the relevant information relating to the predecessor of such Substitute Partner.

7.7 Withdrawal of Partners.

7.7.1 If a Limited Partner has Transferred all of its/his/her Units to the Partnership as provided in this Agreement then such Limited Partner shall withdraw from the Partnership upon such Transfer. If a Limited Partner has Transferred all of its/his/her Units to one or more Assignees, then such Limited Partner shall withdraw from the Partnership if and when all such Assignees have been admitted as Substitute Partners in accordance with this Agreement.

7.7.2 A General Partner will not be entitled to transfer all of its Interest or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

7.8 Exchange.

7.8.1 The Class B Limited Partners, Class B2 Limited Partners, the Partnership and SSG have entered into the Class B Exchange Agreement contemplating the exchange of Class B Units and shares of Class B Common Stock for shares of Class A Common Stock on the terms and conditions set forth in the Class B Exchange Agreement (i) on an elective basis from time to time by the Limited Partner and (ii) on a mandatory basis in the circumstances described in Section 7.8.2. The Class C Limited Partners, the Partnership and SSG have entered into the Class C Exchange Agreement contemplating the exchange of Class C Units for shares of Class A Common Stock on the terms and conditions set forth in the Class C Exchange Agreement (i) on an elective basis from time to time by the Limited Partner and (ii) on a mandatory basis in the circumstances described in Section 7.8.2.

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7.8.2 Units are subject to mandatory exchange in accordance with the Class B Exchange Agreement or the Class C Exchange Agreement (as applicable) in each of the following circumstances:

(a) unless otherwise agreed by the General Partner, upon any Transfer of Units to a Person other than in a Qualified Transfer;

(b) unless otherwise agreed by the General Partner, upon any breach by a Limited Partner or its Designated Individual of its Restrictive Covenant Agreement, as to all Units held by such Limited Partner;

(c) in the discretion of the Class B Committee (as defined in the Stockholders’ Agreement), upon failure to materially comply with, or material breach of, the Stockholders’ Agreement by any Class B Limited Partner or Class C Limited Partner, such Class B Limited Partner or Class C Limited Partner may be required to exchange all of the Units held by such Class B Limited Partner or Class C Limited Partner;

(d) in the discretion of the General Partner, upon the occurrence of an Adjustment Event (whether or not involving a Termination for Cause), the Affected Partner may be required to exchange all of the Units held by such Class B Limited Partner; and

(e) a Class C Limited Partner is subject to a Termination for Cause (provided that any such mandatory exchange shall be without penalty or reduction in the amount of Exchange Consideration such Class C Limited Partner would otherwise be entitled to under the Class C Exchange Agreement);

(f) in the discretion of the General Partner, with the consent of Limited Partners whose Units represent Base Percentage Interests exceeding seventy-five percent (75%) of the Base Percentage Interests of all Limited Partners in the aggregate, all Limited Partners may be required to exchange all Units then held by the Limited Partners.

7.8.3 Any discretion exercised by the General Partner or the Class B Committee under Section 7.8.2 need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated.

7.9 Drag-Along Transaction.

7.9.1 The terms of this Section 7.9 shall apply to a Drag-Along Transaction. There shall be no liability on the part of SSG, the General Partner or the Partnership or any other Person to any Partner if any sale of Units pursuant to this Section 7.9 is not consummated for whatever reason.

7.9.2 Drag-Along Rights

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(a) If there should be a Drag-Along Transaction, the General Partner may, in its sole discretion, require (the “Drag-Along Right”) each Limited Partner (other than a Class A Limited Partner) to (A) sell all (but not less than all) of the Units (together with an equal number of the associated shares of Capital Stock, if any) then held by that Partner to the purchaser in accordance with this Section 7.9.2 or (B) require that Partner to surrender those Units (together with an equal number of the associated shares of Capital Stock, if applicable) for redemption by the Partnership, as the transaction may require, subject to all applicable provisions of this Section 7.9. Notwithstanding the foregoing, the General Partner may, in its sole discretion, allow any Person owning Units of record or beneficially that is employed by the SSG Group to retain, and exclude from a Drag-Along Transaction, a portion of those Units in connection with any Drag-Along Transaction.

(b) The General Partner shall give notice to each other Partner, not fewer than thirty (30) days prior to the consummation of any contemplated Drag-Along Transaction, setting forth the principal terms of the Drag-Along Transaction (including the proposed closing date) in reasonable detail and advising as to whether its Drag-Along Rights are exercised or waived.

(c) If the General Partner elects to exercise the Drag-Along Right in connection with a Drag-Along Transaction, it shall provide to each other Partner all documents required to be executed by each of them to consummate the Drag-Along Transaction prior to the closing date of the Drag-Along Transaction. Each other Partner shall deliver (or cause to be delivered) to the General Partner, before the proposed closing date of the Drag-Along Transaction, all such documents. If any Partner fails to deliver (or cause to be delivered) these documents and the Drag-Along Transaction is subsequently consummated, the Partnership shall cause its books and records to show that the Units owned of record or beneficially by the defaulting Partner or beneficial owner, as applicable, are bound by the provisions of this Section 7.9 and that they may be Transferred only to the Persons who purchased the Units in the Drag-Along Transaction or, in the case of a Drag-Along Transaction that is structured as a redemption of Units, to the Partnership for redemption.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall any Class C Limited Partner be subject to the Drag-Along Right if such Class C Limited Partner is required to enter into, or be bound by or subject to any provision in (or agree or commit to enter into or be bound by or subject to), any non-solicitation, non-competition or similar restrictive covenant that would materially limit or restrict such Class C Limited Partner’s freedom to engage in any business or investment activity.

7.9.3 The consideration for any Units included in a Drag-Along Transaction shall be the same as the price per share of Class A Common Stock that is paid in that transaction; provided, however, that if for any reason, Units of the Partnership are included in the transaction at a higher price, that higher price shall be the price of the Units. The form of consideration for any transaction pursuant to an exercise of the Drag-Along Right shall be cash.

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7.9.4 If a Drag-Along Transaction is consummated, promptly after such consummation, the General Partner shall furnish the terms of the Drag-Along Transaction as any other Partner may reasonably request. Also, the General Partner shall cause to be remitted to each other Partner that has complied with its obligations hereunder or who is deemed to have sold its Units pursuant hereto the proceeds of the sale attributable to the sale of such Partner’s Units (subject to any agreed holdbacks or escrows in connection with such sale, and net of such Partner’s pro rata portion of all costs and expenses incurred by SSG or the General Partner on behalf of the Partnership and the Partners in connection therewith). Likewise, upon receipt of any deferred consideration (such as pursuant to the release of an escrow or holdback, the payment of an earnout, or the receipt of a tax refund, for example), SSG, the General Partner or the Partnership, as applicable, shall cause to be remitted to each other Partner its pro rata portion of that amount. For the purposes of this Section 7.9, each Partner’s “pro rata” portion of any amount shall be the amount that is equal to the percentage obtained by dividing the number of Units held by that Partner and included, redeemed or exchanged in the Drag-Along Transaction by the aggregate number of Units of all Partners that are included in or redeemed in the transaction.

7.9.5 In connection with any Drag-Along Transaction, each Partner shall use his, her or its commercially reasonable best efforts to aid SSG, the General Partner and the Partnership in the consummation of the transaction and shall take all actions necessary, proper or advisable in connection therewith as are requested by the General Partner, including casting votes or providing written consents in favor of the transaction if required by applicable Law or requested by the General Partner. As part of this cooperation, each Partner shall: execute and deliver the definitive transaction documents and all related documentation and take such other action in support of the sale as shall be reasonably requested by the General Partner, and make such representations and warranties and provide such indemnification as may be reasonably requested by the purchaser, provided that the liability for indemnification, if any, of such Partner shall not exceed the amount of consideration actually paid to such Partner. No Partner shall have any liability for any representation or warranty made by another Partner, and the terms and conditions of any Partner’s participation in a Drag-Along Transaction shall be substantially identical to the terms applicable to all other Persons selling securities in that transaction.

7.10 Adjustment Events Relating to Class B Units.

7.10.1 The Partners hereby acknowledge and agree that Class B Units have been and are being issued or Transferred to Active Partners of the Partnership in consideration of the valuable services being rendered by such Class B Limited Partners to or for the benefit of the SSG Group. In recognition of the fact that any Class B Limited Partner in respect of which an Adjustment Event occurs (an “Affected Partner”) will cease to render such services, upon the occurrence of an Adjustment Event, an Admission Agreement may provide that such Affected Partner shall be entitled to retain only a portion of the Class B Units held by such Class B Limited Partner immediately prior to the Adjustment Event (the “vested portion”), which vested portion shall be calculated by multiplying the Base Percentage Interest held by the Affected Partner immediately prior to the occurrence of the Adjustment Event by a percentage (the “Adjustment Percentage”) determined in accordance with the applicable Admission Agreement, which may be by reference to the time that has elapsed between the Start Date and the occurrence of the Adjustment Event; provided, that (i) in no event shall such Adjustment Percentage exceed one hundred percent (100%), and (ii) the General Partner shall have the authority to increase the Adjustment Percentage (i.e., reduce the reduction in Base Percentage Interest that would otherwise apply) in its sole and absolute discretion.

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7.10.2 Unless expressly stated in any applicable Admission Agreement that the provisions of this Section 7.10.2 are to be overridden, (i) in the event of an Adjustment Event by reason of Death or permanent disability, the Adjustment Percentage shall be 100% and (ii) the Adjustment Percentage shall equal one hundred percent (100%) in the event of a Drag-Along Transaction or Change of Control.

7.10.3 Notwithstanding anything to the contrary, and whether or not the Affected Partner is otherwise subject to any vesting provisions, an Affected Partner whose Adjustment Event constitutes a Termination for Cause (as determined by the General Partner) shall equal zero percent (0%), regardless of when such Adjustment Event occurs. In the event that the Affected Partner disagrees with any determination that such Affected Partner’s Adjustment Event constituted a Termination for Cause, then such dispute shall be resolved pursuant to Article 9. If it is determined pursuant to Article 9 that the Adjustment Event did not constitute a Termination for Cause, then the Affected Partner’s sole and exclusive remedy shall be to have its Adjustment Percentage recalculated pursuant to this Section 7.10 taking into account the fact that the Adjustment Event did not constitute a Termination for Cause.

7.10.4 All Units of an Affected Partner forfeited pursuant to the terms of this Agreement or an Admission Agreement shall be canceled by the Partnership. The General Partner shall determine the consequences of such forfeiture and cancellation with respect to the Capital Accounts of the Partners. Unless otherwise determined by the General Partner, the amount of any such reduction shall be reallocated to the remaining Active Partners with respect to which an Adjustment Event has not occurred, pro rata in accordance with the relative percentage of the Class B Units held by each such Class B Limited Partner on the date of the Adjustment Event.

7.11 Vesting of Class B2 Units.

7.11.1 For so long as a Class B2 Limited Partner is an Active Partner, the Class B2 Units issued to a Class B2 Limited Partner in an Admission Agreement shall vest as follows: (a) zero percent (0%) during the first three (3) years from the Issuance Date, (b) thirty percent (30%) on the third (3rd) anniversary of the Issuance Date, (c) five and eighty-three one hundredths percent (5.83%) for each Vested Quarter after the third (3rd) anniversary of the Issuance Date; provided, that the General Partner may, in its sole discretion, accelerate the vesting of any Class B2 Units. Notwithstanding the foregoing, if a Class B2 Limited Partner is an Active Partner through the closing of a Change of Control, all of his or her Class B2 Units shall become one hundred percent (100%) vested upon the occurrence of such Change of Control.

7.11.2 The Partners hereby acknowledge and agree that Class B2 Units have been issued to Active Partners of the Partnership in consideration of the valuable services being rendered by such Class B2 Limited Partners to or for the benefit of the SSG Group. In recognition of the fact that an Affected Partner will cease to render such services, (a) upon the occurrence of an Adjustment Event prior to the Full Vesting Date of any Class B2 Units held by such Affected Partner (i) in the event such Adjustment Event constitutes a Termination Without Cause or Retirement, such Affected Partner shall be entitled to retain such Class B2 Units that are Vested Class B2 Units, if any, and such Class B2 Units that are Unvested Class B2 Units

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shall be forfeited to, and canceled by, the Partnership and (ii) in the event such Adjustment Event does not constitute a Termination Without Cause or Retirement, all such Class B2 Units (including all such Vested Class B2 Units and all such Unvested Class B2 Units) shall be forfeited to, and canceled by the Partnership, and (b) upon the occurrence of an Adjustment Event on or following the Full Vesting Date of any Class B2 Units held by such Affected Partner, (i) in the event such Adjustment Event does not constitute a Termination for Cause, such Affected Partners shall be entitled to retain all such Vested Class B2 Units and (ii) in the event such Adjustment Event constitutes a Termination for Cause, all such Vested Class B2 Units shall be forfeited to and canceled by the Partnership.

7.11.3 In the event that the Affected Partner disagrees with any determination that such Affected Partner’s Adjustment Event constituted a Termination for Cause or was a Termination Without Cause, then such dispute shall be resolved pursuant to Article 9. If it is determined pursuant to Article 9 that the Adjustment Event was a Termination Without Cause, then the Affected Partner’s sole and exclusive remedy shall be retain its Vested Class B2 Units.

7.12 Anti-Dilution Issuances Related to Units Acquired by the 2019 Equity Investors Pursuant to the 2019 Equity Transaction. Upon the Full Vesting Date of any Class B2 Unit or immediately prior to the closing of a Change of Control or Drag-Along Transaction in respect of which any Class B2 Unit would be entitled to participate in the receipt of proceeds (each such occasion, an “Anti-Dilution Trigger”), the Partnership will issue to each 2019 Equity Investor holding Units at the time of such Anti-Dilution Trigger its pro rata share (based on its respective Units originally acquired pursuant to the 2019 Equity Transaction and still held as compared to all Class B Units originally acquired by the 2019 Equity Investors pursuant to the 2019 Equity Transaction) and for no additional consideration, of additional Class B Units (“Anti-Dilution Units”) representing 0.14375 times the sum of (i) the number of B2 Units that are becoming fully vested or participating, as the case may be, in such Anti-Dilution Trigger plus (ii) the number of Anti-Dilution Units so issued.

7.13 Adjustments Relating to Class C Units. No split, dividend, combination, reclassification, recapitalization, reorganization or other similar transaction shall occur with respect to the Class C Units unless the same split, dividend, combination, reclassification, recapitalization, reorganization or similar transaction occurs simultaneously with respect to all other classes of Units, unless otherwise approved by the holders of a majority of the then outstanding Class C Units. For the avoidance of doubt, the issuances described in Section 7.12 will not trigger an adjustment under this Section 7.13.

ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE PARTNERSHIP

8.1 Limitations. The Partnership may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

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8.2 Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Partnership to be dissolved, liquidated, and terminated:

(a) the sale of all or substantially all of the assets of the Partnership;

(b) by the election of the General Partner; or

(c) judicial dissolution.

Any purported dissolution of the Partnership other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3 Effect of Dissolution. The dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

8.4 No Capital Contribution Upon Dissolution. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Partner. Accordingly, if any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Partner shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other person for any purpose whatsoever.

8.5 Liquidation.

8.5.1 Upon dissolution of the Partnership, the General Partner shall appoint a “Liquidator” of the Partnership, which may be the General Partner. The Liquidator shall liquidate the assets of the Partnership, and after allocating (pursuant to Article 5) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) first, to pay the costs and expenses of the winding-up, liquidation and termination of the Partnership;

(b) second, to the payment of the obligations of the Partnership,

(c) third, to the setting up of any reserves for contingencies which the Liquidator may consider necessary; and

(d) thereafter, to the Partners in accordance with Article 4.

8.5.2 Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Partnership assets would cause undue loss to the Partners, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Partnership assets except those necessary to satisfy the Partnership’s debts and obligations, or distribute the Partnership assets to the Partners in kind.

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ARTICLE 9

MEDIATION AND ARBITRATION

9.1 Resolution of Disputes Among Partners. If a dispute arises out of or in any way related to this Agreement, or the breach thereof, or any other aspect of the business relationship of the parties, and if said dispute cannot be settled through direct discussions, the parties must first endeavor to settle the dispute in an amicable manner by mediation before resorting to arbitration. Such mediation shall be conducted before a third party neutral in either New York, New York or San Diego, California (at the option of the Partnership), selected or appointed from the panel of neutrals maintained by Judicial Arbitration & Mediation Services (“JAMS”) pursuant to the process outlined in Rule 15 of JAMS Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”) in effect as of the date hereof. The costs of the mediation shall be split between the parties. Thereafter, any unresolved dispute, controversy or claim arising out of or in any way related to this Agreement, or the breach thereof, or any other aspect of the business relationship of the parties, shall be settled by final and binding arbitration in accordance with Sections 9.2 through 9.13.

9.2 Single Arbitrator; Governing Rules. Any dispute that is not resolved through mediation shall be resolved by confidential mandatory, binding arbitration conducted in accordance with this Article. The party desiring to arbitrate such dispute shall file and serve a written demand for arbitration on all other parties to the dispute. The arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in either New York, New York or San Diego, California (at the option of the Partnership) selected or appointed from the lists of arbitrators maintained by JAMS. A panel of arbitrators is neither intended nor permitted. The arbitration shall be conducted pursuant to the JAMS Rules in effect as of the date hereof, as modified herein. The Arbitrator shall be mutually agreed upon by the parties to the arbitration or, if the parties cannot agree on an arbitrator, shall be selected or appointed in accordance with the procedures specified in the JAMS Rules. This provision shall not prohibit the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

9.3 Discovery. In agreeing to the arbitration procedures and rules set forth in this Article 9, the parties specifically intend to control and limit the time, money, and other resources committed to resolving any disputes or issues that may arise among them. Therefore, the parties specifically waive the discovery rights they might otherwise have under the JAMS Rules, California Code of Civil Procedure sections 1283, 1283.05, 1283.1, and 2016 through 2036, or similar laws or regulations of the United States or any other state, including without limitation, New York, and instead agree that each party to any arbitration pursuant to this Agreement may conduct only the following limited discovery:

(a) Up to fifty (50) document production requests or interrogatories, in any combination thereof, without subparts;

(b) Up to two (2) depositions of other parties or percipient witnesses, not to exceed one seven (7)-hour day per deposition, provided, however, that nothing contained herein shall limit a party’s right to conduct up to one seven (7) hour deposition of any witness designated to testify at the arbitration hearing; and

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(c) Depositions of any expert witnesses, provided, however, that no party may designate or call as witnesses more than three (3) experts.

Notwithstanding the foregoing limitations, the Arbitrator may, on application of any party, for good cause and under extraordinary circumstances, permit such additional discovery as the Arbitrator deems necessary to resolve the issues in dispute, consistent with the parties’ stated intent to control and limit the time, money, and other resources committed to resolving those issues. In the event any arbitration commenced hereunder involves extra-contractual claims, regardless of whether those are the exclusive claims raised in the arbitration, the parties agree that Sections 9.3(a) and 9.3(b) shall be modified as follows to provide for the following discovery (and Section 9.3(c) shall continue to apply without modification):

(x) up to seventy (70) document production requests or interrogatories, in any combination thereof, without subparts; and

(y) up to three (3) depositions of other parties or percipient witnesses, not to exceed one seven (7)-hour day per deposition, provided, however, that nothing contained herein shall limit a party’s right to conduct up to one seven (7) hour deposition of any witness designated to testify at the arbitration hearing.

9.4 Arbitration Hearing. The arbitration hearing shall take place in New York, New York or San Diego, California (as selected by the Partnership) at a location and at dates and times specified by the Arbitrator. The Arbitrator will give all parties adequate notice of the dates, times, and location of the arbitration hearing. The length of the arbitration hearing shall be limited to five (5) days of no more than eight (8) hours per day. The time allotted for the arbitration hearing shall be allocated equally among the parties to the hearing. Unless the Arbitrator allows adjournment for good cause, the arbitration hearing shall be continued on successive Business Days until it is concluded. The Arbitrator shall have jurisdiction to proceed with the arbitration notwithstanding the failure or refusal of any party to comply with these rules or with the Arbitrator’s orders or directions, or to attend any hearing, but only after giving that party written notice that the Arbitrator intends to do so. In conducting the arbitration hearing, the Arbitrator shall be governed by the evidentiary rules and principles set forth in the California Evidence Code, and may order any party to produce and to supply copies of any documents in the party’s custody, possession, or control that the Arbitrator deems to be relevant to determination of the issues in dispute.

9.5 Timely Determination. The parties agree to act at all times so as to facilitate, and not to frustrate or to delay, the efficient, expeditious, and inexpensive resolution of the matters in dispute. The Arbitrator is authorized and directed to make orders, on his or her initiative or upon application of any party to the dispute, to ensure that the arbitration proceeds in an efficient, expeditious and inexpensive manner, and in particular, to enforce strictly the time limits provided for in these rules or set by order of the Arbitrator. The parties acknowledge and agree that it is their intention that arbitration hearing will commence as soon as possible, but in any event, no later than one hundred twenty (120) days after appointment of the Arbitrator, which

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deadline has been set recognizing the time required to complete the limited discovery authorized under Section 9.3 above. However, upon his or her own motion or the application of any party to the arbitration, and for good cause shown under extraordinary circumstances, the Arbitrator may extend the time for commencement of the arbitration hearing.

9.6 Award or Decision. The Arbitrator shall make a written award or decision permitted under this Agreement. The award or decision of the Arbitrator shall be final and binding on the parties, whether participating in the proceeding or not. The Arbitrator is directed to make all reasonable efforts to make his or her award within fifteen (15) days following completion of the arbitration hearing. The parties agree that any judge the New York Supreme Court or the United States District Court sitting in New York County or of the San Diego County Superior Court or of the United States District Court sitting in San Diego shall have the power to enforce or enter judgment based on the Arbitrator’s award.

9.7 Limitations. Subject to Section 9.8, the Arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute subject to this Article 9. In rendering a decision, the arbitrators shall apply the applicable law of the State of Delaware.

9.8 Remedies. This Agreement is not intended to, and does not, create an employment relationship among the parties or any of them. Other than for cases involving extra-contractual claims, the parties specifically acknowledge and agree that their remedies against one another are limited to compensatory damages and, if necessary and appropriate to enforce the provisions of this Agreement, specific performance, declaratory relief and injunctions. The Arbitrator shall have the authority to award punitive damages or interest on an award for extra-contractual claims only and, for the avoidance of doubt, for any arbitration involving both contractual and extra-contractual claims, the arbitrator shall be empowered to award punitive damages or interest on an award in the arbitrator’s discretion only for the portion of the arbitration involving extra-contractual claims.

9.9 Statute of Limitations. The demand for arbitration must be filed and served within one (1) year of the date of the acts, events, or transactions giving rise to the claims alleged in the demand become known to the Person making such claims. The Arbitrator shall dismiss as time-barred any claim not properly identified in a timely filed and served demand for arbitration.

9.10 Continuing Project. Any aspect of this Agreement not at issue in and not materially affected by the arbitration proceedings and all non-disputed terms of this Agreement shall continue during any arbitration proceedings.

9.11 Jurisdiction and Venue. The parties consent to personal jurisdiction and venue in New York County, New York and San Diego County, California and hereby waive any challenge to the exercise of personal jurisdiction by a court thereof.

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9.12 Fees. The Arbitrator may award all reasonable costs and attorneys’ fees to the prevailing party or parties in the arbitration hearing. A party who prevails on one or more but less than all of its claims shall be entitled only to a proportionate share of fees corresponding to those claims on which it prevailed to be determined by the Arbitrator. Such costs shall include witness fees, deposition transcript fees, travel costs, expert witness fees, photocopying charges and fees charged by the Arbitrator. In any judicial enforcement or confirmation proceeding, the prevailing parties or Partner(s) shall be entitled to recover its/their reasonable costs incurred in connection therewith.

9.13 Coordination with Tax Receivable Agreements. To the extent any provision of this Article 9 is inconsistent with a provision of the Tax Receivable Agreements, the provisions of the Tax Receivable Agreements shall control.

ARTICLE 10

MISCELLANEOUS

10.1 Amendments.

10.1.1 Subject to the rights of any Partner set forth in a Class Designation, this Agreement may be amended, supplemented, waived or modified by the written consent of the General Partner in its sole discretion without the approval of any other Partner or other Person; provided, that to the extent that any such amendment, supplement, waiver or modification would adversely affect the legal rights of the holders of any given class of Units in relation to other classes of Units, such amendment shall require the consent of the holders of a majority of the then outstanding Units of each such adversely affected class.

10.1.2 In making any amendments, there shall be prepared and filed by, or for, the General Partner such documents and certificates as may be required under the Act and under the Law of any other jurisdiction applicable to the Partnership.

10.2 Voting. With respect to all Partnership decisions as to which Partners are entitled and/or required to vote, consent, or give approval under the provisions of this Agreement or the Act, unless otherwise specifically provided herein, each Partner shall be entitled to one vote for each Unit.

10.3 Accounting and Fiscal Year. Subject to Code section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner, pursuant to Section 6.4. Unless otherwise required by Code section 706, the fiscal year of the Partnership (“Fiscal Year”) shall end on March 31 of each year, or on such other date permitted under the Code as the General Partner shall determine.

10.4 Entire Agreement. This Agreement (including the Schedules hereto and any Class Designation), together with the Class B Exchange Agreement, the Class C Exchange Agreement, the Tax Receivable Agreements and the Registration Rights Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. The parties hereto acknowledge that, notwithstanding any other provision of this Agreement, the General Partner, on its own behalf or on behalf of the Partnership, without any act, consent or approval of any other Partner, may enter into side letters or other writings to or with one or more Limited Partners which have the effect of limiting, but not otherwise supplementing, the rights under this Agreement (each, a “Side Letter”). The parties agree that any limits established in a Side Letter to or with one or more Limited Partners shall govern solely with respect to such Limited Partner(s) notwithstanding any other provision of this Agreement.

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10.5 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

10.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by registered or certified mail, return receipt requested, postage prepaid, addressed to any Partner at the principal executive office of the Partnership or at such other address as such Partner may from time to time specify by notice to the Partnership, or (c) sent by e-mail to the e-mail address maintained by the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, or (ii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed, or (iii) on the date when such e-mail is transmitted, provided that email notice shall not be effective if the transmitter of the e-mail receives a non-deliverable or similar message indicting that the email has not been received.

10.7 Governing Law; Certain Waivers. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. The Partners waive any and all rights they may have to a jury trial, and any and all rights they may have to punitive, special, exemplary, or consequential damages, in respect of any dispute based on this Agreement.

10.8 Approvals. Except as otherwise explicitly provided herein to the contrary, whenever a Partner’s approval or consent is required (other than the approval of SSG or the General Partner), such approval or consent shall not be unreasonably withheld or delayed. If the General Partner provides written notice to a Partner requesting that the Partner approve or consent to an action or proposal, which action or proposal is specified in the written notice, the Partner’s approval or consent (as the case may be) shall be deemed given thirty (30) days thereafter if the Partner has not responded to the notice from the General Partner prior to such thirtieth (30th) day.

10.9 Power of Attorney. Each Partner (other than SSG and the General Partner) authorizes the General Partner and its designees to act as its attorney-in-fact to execute such documents, certificates and filings as may be necessary or appropriate to effectuate the terms of this Agreement, including the execution of any amendments to this Agreement permitted under the terms hereof.

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10.10 Construction. This Agreement shall be construed as if all parties prepared this Agreement.

10.11 Interpretation. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate. References to “including” shall be read as “including, without limitation”. Any reference to an entity which has been the subject of a conversion shall be deemed to include reference to such entity’s predecessor or successor (as the case may be), and any reference to an agreement shall be deemed to include any amendment, restatement or successor agreement.

10.12 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substitute Partners or otherwise.

10.13 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

10.14 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

10.15 Spousal Consent. Each Partner agrees to use reasonable efforts, as requested by the General Partner, to obtain the consent of such Partner’s spouse, if applicable, to all of the terms of this Agreement that are or may become applicable to such spouse, and to prevent any marital dissolution from interfering in any way with the activities and business of the Partnership, its Affiliates or any of its Partners.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Partnership Agreement as of the day and year first above written.

General Partner:

STEPSTONE GROUP HOLDINGS LLC

By:
Name:
Title:

Limited Partners:

By the General Partner, as attorney-in-fact:

STEPSTONE GROUP HOLDINGS LLC

By:
Name:
Title:

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Exhibit D

CLASS C EXCHANGE AGREEMENT

This CLASS C EXCHANGE AGREEMENT (this “Agreement”), dated as of     , 2021, is hereby entered into by and among StepStone Group Inc., a Delaware corporation (the “Company”), StepStone Group LP, a Delaware limited partnership (the “Partnership”), and the Partnership Unitholders (as defined herein).

RECITALS

WHEREAS, on July 7, 2021, the Company and certain Partnership Unitholders entered into that certain Transaction Agreement (“Transaction Agreement”), pursuant to which certain partners of Greenspring Associates L.P. contributed their partnership interests, and certain members of Greenspring Back Office Solutions, LLC, contributed their partnership interests or membership interests, as applicable, to the Partnership in exchange for Class C Units; and

WHEREAS, the parties hereto desire to provide for the exchange of Exchangeable Units (as defined herein) for cash or shares of Class A Common Stock, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement and those terms shall have the meanings respectively ascribed to them.

“Agreement” has the meaning set forth in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required to close.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Partnership Unitholder in an Exchange, multiplied by (y) the price per share, net of underwriting discounts and commissions, at which Class A Common Stock is issued by the Company in an underwritten offering or block trade commenced in anticipation of the applicable Exchange for purposes of providing liquidity for Partnership Unitholders (a “Liquidity Offering”); or (z) if no such Liquidity Offering in which the exchanging Partnership Unitholder participates occurs within 60 days after the receipt of the Exchange Notice, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends, stock combinations, recapitalizations, reorganizations, mergers, consolidations, other business combinations or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the amount specified in clause (y) shall be reasonably determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Company and who do not have an interest in the Exchangeable Units and shares of Class B Common Stock being Exchanged.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Committee” has the meaning set forth in the Stockholders’ Agreement.

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“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Class B Holder” shall have the meaning set forth in the Stockholders’ Agreement.

“Class C Holder Restriction” means that no holder of Class C Units may Exchange (other than pursuant to a Mandatory Exchange) (i) any Exchangeable Units issued to it in the Contributions until the first anniversary of the Effective Date, (ii) more than one third (1/3) of such Partnership Unitholder’s Exchangeable Units issued to it in the Contributions until the second anniversary of the Effective Date, and (iii) more than two thirds (2/3) of such Partnership Unitholder’s Exchangeable Units issued to it in the Contributions until the third anniversary of the Effective Date; provided, that the Board of Directors (or a committee to which the Board of Directors has delegated such authority) may, in its sole discretion and subject to conditions, release all or a portion of such Exchangeable Units from the foregoing restriction; provided, further, that to the extent the Board of Directors (or a committee to which such Board of Directors has delegated such authority) voluntarily and affirmatively releases all or a portion of the shares of Common Stock or Class B Units (as defined in the Partnership Agreement) held by the Class B Holders from any transfer restrictions applicable to such securities prior to the date or time when such restrictions would otherwise expire or be released, the restrictions applicable to the Exchangeable Units pursuant to this definition shall similarly and proportionately be released from the restrictions set forth in this definition, subject to continued compliance with the Company’s insider trading policies. The number of Exchangeable Units and the relevant fractions will be calculated based on the number of Exchangeable Units held on the Effective Date.

“Class C Unit” means (i) each Class C Unit (as such term is defined in the Partnership Agreement) issued as of the date hereof in connection with the Contributions and (ii) each Class C Unit or other interest in the Partnership that may be issued by the Partnership in the future that is designated by the Partnership as a “Class C Unit,” including any interest converted into or exchanged for a Class C Unit.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

“Contribution Notice” has the meaning set forth in Section 2.1(b)(iii).

“Contributions” means the contribution by certain partners of Greenspring Associates L.P. of their partnership interests, and by certain members of Greenspring Back Office Solutions, LLC, of their partnership interests or membership interests, as applicable, to the Partnership in exchange for Class C Units pursuant to the Transaction Agreement.

“Effective Date” means     , 2021.

“Elective Exchange” has the meaning set forth in Section 2.1(a)(i)(A).

“Elective Exchange Date” has the meaning set forth in Section 2.1(a)(i)(D).

“Elective Exchange Notice” has the meaning set forth in Section 2.1(a)(i)(B).

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” shall mean, in the case of any Exchange, either (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate, or (y) the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

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“Exchange Notice” means an Elective Exchange Notice or Mandatory Exchange Notice.

“Exchange Rate” means, in respect of any Exchange, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to the Exchange and the denominator of which shall be the number of Partnership Units owned by the Company immediately prior to the Exchange. On the date of this Agreement, the Exchange Rate shall be 1, subject to adjustment pursuant to Section 2.2.

“Exchangeable Unit” means each Class C Unit.

“General Partner” has the meaning set forth in the Partnership Agreement.

“Mandatory Exchange” has the meaning set forth in Section 2.1(a)(ii)(A).

“Mandatory Exchange Date” has the meaning set forth in Section 2.1(a)(ii)(A).

“Mandatory Exchange Notice” has the meaning set forth in Section 2.1(a)(ii)(A).

“Minimum Exchangeable Amount” means the lesser of (a) Exchangeable Units estimated to have a fair value of at least $100,000 at the time the Exchange Notice is delivered and (b) all of the Exchangeable Units held by such Partnership Unitholder; provided, that the Board of Directors may in its discretion authorize a Minimum Exchangeable Amount that is less than (a) or (b).

“Notice” has the meaning set forth in Section 4.3.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Ninth Amended and Restated Limited Partnership Agreement of StepStone Group LP, dated as of the date hereof, as the same may be further amended or restated from time to time in accordance with the terms thereof.

“Partnership Unitholder” means each holder of one or more Exchangeable Units that is a party hereto as of the date hereof or that becomes a party to this Agreement pursuant Section 4.1.

“Partnership Units” means all units not subject to vesting, including Class A Units, Class B Units and Class C Units issued by the Partnership and outstanding from time to time.

“Permitted Transferee” has the meaning set forth in Section 4.1.

“Person” means an individual, corporation, company, limited liability company, association, estate, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

“Policies” means the policies or guidelines set by the Company from time to time that shall be applicable to, and applied consistently with respect to, all unitholders in the Partnership (including policies intended to ensure orderly liquidity for exchanging Partnership Unitholders, stability in the trading market for the Partnership’s securities and compliance with laws restricting the trading in securities while in possession of material non-public information). As of the date of this Agreement, it is expected that the policies or guidelines will generally permit one Exchange Date each calendar quarter; provided that, unless otherwise approved by the Partnership, no Elective Exchange Date may occur earlier than five Business Days after delivery of an Elective Exchange Notice and no Mandatory Exchange Date may occur earlier than ten Business Days after delivery of a Mandatory Exchange Notice; and provided further that the Board of Directors may from time to time specify additional Exchange Dates. For the avoidance of doubt, the Company may modify or replace its applicable policies at any time, which policies will be made available to the Partnership Unitholders.

“Retraction Deadline” has the meaning set forth in Section 1.1(a)(i)(E).

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“Retraction Event” means a 5% or greater drop in the reported closing trading price of a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor.

“Retraction Notice” has the meaning set forth in Section 1.1(a)(i)(E).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, effective on or about the date hereof, among the Company, the Partnership and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Takeover Laws” has the meaning set forth in Section 3.1.

“Tax Receivable Agreement” means one or more of those certain Tax Receivable Agreements, dated on or about the date hereof, among the Company, the Partnership, each of the TRA Partners and the TRA Representative (each as defined therein), as the same may be further amended from time to time.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

ARTICLE II

EXCHANGES

Section 2.1 Exchange of Exchangeable Units for Class A Common Stock.

(a) The Exchanges.

(i) Elective Exchanges.

(A) Subject to Section 2.1(c), and otherwise upon the terms and subject to the conditions hereof and of the Partnership Agreement, each Partnership Unitholder shall have the right from time to time (but subject to the Class C Holder Restriction) to surrender Exchangeable Units in at least the Minimum Exchangeable Amount (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement, the Policies and the Partnership Agreement) to the Partnership and to thereby cause the Partnership to deliver to that Partnership Unitholder (or its designee) the Exchange Consideration as set forth herein (an “Elective Exchange”).

(B) A Partnership Unitholder shall exercise its right to an Elective Exchange by delivering to the Partnership, with a contemporaneous copy delivered to the Company, in each case during normal business hours at the principal executive offices of the Partnership and the Company, respectively, a written election of exchange in respect of the Exchangeable Units to be exchanged substantially in the form of Exhibit A hereto (an “Elective Exchange Notice”), duly executed by such Partnership Unitholder.

(C) A Partnership Unitholder may specify, in an applicable Elective Exchange Notice, that the Elective Exchange is to be contingent (including as to timing) upon the occurrence of any transaction or event, including the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering, block trade, change of control transaction or otherwise) of shares of Class A Common Stock or any merger, consolidation or other business combination. The termination of a transaction or event specified in the preceding sentence, prior to the consummation thereof, shall terminate all of the exchanging Partnership Unitholder’s, Partnership’s and Company’s rights and obligations under this Section 2.1(a)(i) arising from that particular Elective Exchange Notice, and all actions taken to effect the Elective Exchange contemplated by that Elective Exchange Notice shall be deemed rescinded.

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(D) After the Elective Exchange Notice has been delivered to the Partnership, and unless such Partnership Unitholder timely has delivered a Retraction Notice pursuant to Section 1.1(a)(i)(E) or the Partnership has refused to honor the request in full pursuant to Section 2.1(b)(i), the Partnership will effect the Elective Exchange in accordance with the Policies and inform the Partnership Unitholder of the effective date of such Elective Exchange (the “Elective Exchange Date”).

(E) Notwithstanding anything herein to the contrary, if a Retraction Event occurs after the delivery of an Elective Exchange Notice and prior to 5:00 p.m., New York City time, on the Business Day immediately prior to the applicable Elective Exchange Date (the “Retraction Deadline”), a Partnership Unitholder may withdraw or amend its Elective Exchange Notice, in whole or in part, by giving written notice at any time prior to the Retraction Deadline (a “Retraction Notice”) to the Partnership (with a copy to the Company) specifying (A) the number of withdrawn Exchangeable Units and (B) the number of Exchangeable Units as to which the Elective Exchange Notice remains in effect. The timely delivery of a Retraction Notice indicating an entire withdrawal of the Elective Exchange Notice shall terminate all of the exchanging Partnership Unitholder’s, Partnership’s and Company’s rights and obligations under this Section 2.1(a)(i) arising from that particular Elective Exchange Notice, and all actions taken to effect the Elective Exchange contemplated by that Elective Exchange Notice shall be deemed rescinded.

(ii) Mandatory Exchanges.

(A) Upon the occurrence of any of the circumstances set out in Section 7.8.2 of the Partnership Agreement and in accordance with the terms and conditions thereof, the General Partner or the Class B Committee, as applicable, may exercise its right to cause a mandatory exchange of a Partnership Unitholder’s Exchangeable Units (a “Mandatory Exchange”) by delivering to the Partnership Unitholder a written notice pursuant to the notice provisions of the Partnership Agreement (an “Mandatory Exchange Notice”) specifying the basis for the Mandatory Exchange, the Exchangeable Units of the Partnership to which the Mandatory Exchange applies and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. Upon the Mandatory Exchange Date, unless the Partnership has determined such Mandatory Exchange would be in breach of Section 2.1(b)(i), the Partnership will effect the Mandatory Exchange in accordance with the Policies.

(b) Additional Terms Applying to Exchanges.

(i) For the avoidance of doubt, and notwithstanding anything else in this Agreement or the Partnership Agreement to the contrary: (A) the Company may elect to settle an Exchange, in whole or in part, by delivery of the Cash Settlement as to all or any portion of the total number of Exchangeable Units being surrendered and delivery of Class A Common Stock as to any remaining portion not satisfied by the Cash Settlement; and (B) the Board of Directors (or a committee to which the Board of Directors has delegated such authority) may, in its reasonable discretion, deny or limit, in whole or in part, any Exchange that fails to comply with any requirements therefor that the Company, the Partnership, or the Board of Directors may have established, or that, if effected, would adversely affect the trading markets in the Company’s Common Stock as determined by the Board of Directors (or a committee thereof to which the Board of Directors has delegated such authority) in its reasonable discretion. In particular, a Partnership Unitholder shall not be entitled to an Exchange, and the Company and Partnership shall have the right to refuse to honor any request for an Exchange, at any time or during any period if the Company or the Partnership determines, after consultation with counsel, that such Exchange (x) would be prohibited by law or regulation (including, without limitation, the unavailability of a registration of such Exchange under the Securities Act or an exemption from the registration requirements thereof) or (y) would not be permitted under any agreement with the Company, the Partnership or any of their subsidiaries to which the applicable Partnership Unitholder is party (including, without limitation, the Partnership Agreement) or (solely in the case of an Exchange requested by an officer, director or other personnel of the Company, the Partnership or any of their subsidiaries) any written policies of the Company related to restrictions on trading applicable to its officers, directors or other personnel.

(ii) On an Exchange Date, all rights of the exchanging Partnership Unitholder as a holder of the Exchangeable Units shall cease, and unless the Company has elected Cash Settlement as to all Exchangeable Units tendered, such Partnership Unitholder (or its designee) shall be treated for all purposes as having become the record holder of the shares of Class A Common Stock to be received by the exchanging Partnership Unitholder in respect of such Exchange.

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(iii) At least two Business Days before the Exchange Date, the Company shall give written notice (the “Contribution Notice”) to the Partnership (with a copy to the exchanging Partnership Unitholders) of its intended settlement method; provided that if the Company does not timely deliver a Contribution Notice, the Company shall be deemed not to have elected the Cash Settlement method.

(c) Exchange Consideration. On or promptly after an Exchange Date, provided the Partnership Unitholder has satisfied its obligations under Section 2.1(b)(i), the Company shall cause the Transfer Agent to register electronically in the name of such Partnership Unitholder (or its designee) in book-entry form the shares of Class A Common Stock issuable upon the applicable Exchange, or, if the Company has so elected, shall deliver or cause to be delivered to such Partnership Unitholder (or its designee), the Cash Settlement. Notwithstanding the foregoing, the Company shall have the right but not the obligation (in lieu of the Partnership) to have the Company acquire Exchangeable Units directly from an exchanging Partnership Unitholder in exchange for shares of Class A Common Stock or, at the option of the Company, the Cash Settlement. If an exchanging Partnership Unitholder receives the shares of Class A Common Stock or the Cash Settlement that such Partnership Unitholder is entitled to receive from the Company pursuant to this Section 2.1(c), the Partnership Unitholder shall have no further right to receive shares of Class A Common Stock from the Partnership or the Company in connection with that Exchange. Notwithstanding anything set forth in this Section 2.1(c) to the contrary, to the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Partnership or the Company will, pursuant to the Exchange Notice submitted by the Partnership Unitholder, deliver the shares of Class A Common Stock deliverable to such exchanging Partnership Unitholder through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such exchanging Partnership Unitholder in the Exchange Notice. Upon any Exchange, the Partnership or the Company, as applicable, shall take such actions as (A) may be required to ensure that such Partnership Unitholder receives the shares of Class A Common Stock or the Cash Settlement that such exchanging Partnership Unitholder is entitled to receive in connection with such Exchange pursuant to this Section 2.1 and (B) may be reasonably within its control that would cause such Exchange to be treated for purposes of the Tax Receivable Agreement as an “Exchange” (as such term is defined in the Tax Receivable Agreement). Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company elects a Cash Settlement, the Company shall only be obligated to contribute to the Partnership (or, if the Company elects to settle directly pursuant to Section 2.1(a)(ii), settle directly for an amount equal to), an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the Company of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement. Except as otherwise required by applicable law, the Company shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the exchanging Partnership Unitholder.

(d) Joinder to Stockholders’ Agreement. For clarity, any Exchange of Class C Units for shares of Class A Common Stock shall be accompanied by and conditioned on delivery by such exchanging Partnership Unitholder of a joinder to the Stockholders’ Agreement, in form and substance acceptable to the Company.

(e) Expenses. Subject to any other arrangement or agreement among the Partnership and an applicable Partnership Unitholder, the Company, the Partnership, and each exchanging Partnership Unitholder shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Partnership Unitholder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Partnership Unitholder) or the Cash Settlement is to be paid to a Person other than the Partnership Unitholder that requested the Exchange, then such Partnership Unitholder or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(f) Publicly Traded Partnership. Notwithstanding anything to the contrary herein, if the General Partner of the Partnership determines that an Exchange would pose a material risk that the Partnership would become a “publicly traded partnership” under Section 7704 of the Code, the Exchange shall be null and void.

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Section 2.2 Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any stock split, reverse split, stock dividend, stock combination, reclassification, recapitalization, reorganization, merger, consolidation, other business combination or other similar event or transaction relating to, affecting or in respect of the Class A Common Stock (an “Adjustment Transaction”), including any Adjustment Transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then upon any subsequent Exchange, an exchanging Partnership Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Partnership Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such Adjustment Transaction, including taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such Adjustment Transaction. For the avoidance of doubt, if there is any Adjustment Transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 2.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 2.3 Class A Common Stock to be Issued.

(a) Class A Common Stock Reserve. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Company or any subsidiary thereof).

(b) Rule 16(b) Exemption. The Company has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Company (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Company for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Company (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company upon the registration of any class of equity security of the Company pursuant to Section 12 of the Exchange Act.

(c) Takeover Law. If any Takeover Law or other similar law or regulation becomes or is deemed to become applicable to this Agreement or any of the transactions contemplated hereby, the Company shall use its reasonable best efforts to render such law or regulation inapplicable to all of the foregoing.

(d) Validity of Class A Common Stock. The Company covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any Person.

Section 2.4 Withholding.

(a) Withholding of Class A Common Stock Permitted. If the Company or the Partnership shall be required to withhold any amounts by reason of any federal, state, local or foreign tax laws or regulations in respect of any Exchange, the Company or the Partnership, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a fair market value equal to the amount of any taxes that the Company or the Partnership, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Partnership Unitholder.

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(b) Notice of Withholding. If the Company or the Partnership determines that any amounts by reason of any federal, state, local or foreign tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Partnership, as the case may be, shall use commercially reasonable efforts to promptly notify the exchanging Partnership Unitholder and shall consider in good faith any theories, positions or alternative arrangements that such Partnership Unitholder raises (reasonably in advance of the date on which the Company or the Partnership believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided that none of the Company or the Partnership is required to incur additional costs as a result of such obligation and this Section 2.4(b) shall not in any manner limit the authority of the Company or the Partnership to withhold taxes with respect to an exchanging Partnership Unitholder pursuant to Section 2.4(a).

Section 2.5 Tax Treatment. Unless otherwise required by applicable law, the parties hereto acknowledge and agree that an Exchange with the Partnership or the Company shall be treated as a direct exchange between the Company and the Partnership Unitholder for U.S. federal and applicable state and local income tax purposes. The parties hereto intend to treat any Exchange consummated hereunder as a taxable exchange for U.S. federal and applicable state and local income tax purposes except as otherwise agreed to in writing by the exchanging Partnership Unitholder and the Company or required by applicable law. This Agreement shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.

Section 2.6 Contribution of the Company. In connection with any Exchange between a Partnership Unitholder and the Partnership, the Company shall contribute to the Partnership the shares of Class A Common Stock or Cash Settlement that the Partnership Unitholder is entitled to receive in such Exchange. Unless the Partnership Unitholder has timely delivered a Retraction Notice as provided in Section 1.1(a)(i)(E), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) the Company shall make a capital contribution to the Partnership (in the form of the shares of Class A Common Stock or the Cash Settlement that the Partnership Unitholder is entitled to receive in such Exchange) required under this Section 2.6 and (ii) the Partnership shall issue to the Company a number of Class A Units equal to the number of Exchangeable Units surrendered by the Partnership Unitholder. The timely delivery of a Retraction Notice shall terminate all of the Partnership’s and the Company’s rights and obligations under this Section 2.6 arising from the Exchange Notice.

Section 2.7 Apportionment of Distributions. Distributions with a Distribution Record Date (as defined in Section 4.7.1 of the Partnership Agreement) on or before the Exchange Date shall be made to the Exchanging Partnership Unitholder.

Section 2.8 Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Partnership, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), the General Partner or a designee of any of the foregoing that are within such Person’s authority hereunder shall be reasonable and made in good faith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company represents and warrants that (i) it is a corporation duly incorporated and is existing and in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the Class A Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including the issuance of the Class A Common Stock) have been duly authorized by all necessary corporate action on the part of the Company, including all actions determined by the Board of Directors to be reasonably necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to an Exchange shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any United States jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby (collectively, “Takeover Laws”) to the extent permitted by applicable law, (iv) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) result in a violation of the certificate of incorporation of the Company or the bylaws of the Company or (B) conflict with, or constitute a default (or an event

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that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (C) based on the representations to be made by each Partnership Unitholder pursuant to the written election in the form of Exhibit A attached hereto in connection with Exchanges made pursuant to the terms of the Agreement, result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, except with respect to clause (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations that would not reasonably be expected to have a material adverse effect on the Company or its business, financial condition or results of operations.

Section 3.2 Representations and Warranties of the Partnership. The Partnership represents and warrants that (i) it is a limited partnership duly formed and is existing and in good standing under the laws of the State of Delaware, (ii) it has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by the Partnership and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Partnership, (iv) this Agreement constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby will not (A) result in a violation of the Partnership Agreement or the certificate of limited partnership of the Partnership or (B) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Partnership is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Partnership or by which any property or asset of the Partnership is bound or affected, except with respect to clause (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations that would not reasonably be expected to have a material adverse effect on the Partnership or its business, financial condition or results of operations.

Section 3.3 Representations and Warranties of the Partnership Unitholders. Each Partnership Unitholder, severally and not jointly, represents and warrants that (i) if it is not a natural person, that it is duly incorporated or formed and, to the extent such concept exists in its jurisdiction of organization, is existing and in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Partnership Unitholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Partnership Unitholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and (v) the execution, delivery and performance of this Agreement by such Partnership Unitholder and the consummation by such Partnership Unitholder of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the certificate of incorporation, bylaws or other organizational documents of such Partnership Unitholder, (B) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Partnership Unitholder is a party or by which any property or asset of such Partnership Unitholder is bound or affected, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Partnership Unitholder, except with respect to clause (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations that would not in any material respect result in the unenforceability against such Partnership Unitholder of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Additional Partnership Unitholders. If a Partnership Unitholder validly transfers any or all of such holder’s Class C Units to another Person in a transaction in accordance with, and not in contravention of, the Partnership Agreement, then such transferee (each, a “Permitted Transferee”) shall, as a condition to such transfer, be required to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon

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such Permitted Transferee shall become a Partnership Unitholder hereunder. To the extent the Partnership issues Exchangeable Units in the future to a Person who is not a Partnership Unitholder, then the Partnership shall, as a condition to such issuance, require each holder of such Exchangeable Units to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such holder shall become a Partnership Unitholder hereunder. Other than to a Permitted Transferee, a Partnership Unitholder may not assign or transfer any of its rights or obligations under this Agreement. No Person shall have any rights hereunder until he, she, or it has executed this Agreement (including by executing a joinder thereto).

Section 4.2 Term; Termination. This Agreement shall remain in effect (i) as to the Partnership and the Company, until the date on which no Class C Units remain outstanding and there exist no rights to acquire Exchangeable Units, and (ii) as to any Partnership Unitholder, until the date such Partnership Unitholder no longer holds or has any right to acquire Exchangeable Units.

Section 4.3 Notifications. Any notice, demand, consent, election, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing or electronic form and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronically or by facsimile transmittal. A notice must be addressed:

If to the Company or the Partnership at:

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

E-mail: jennifer.ishiguro@stepstonegroup.com

Attention: Chief Legal Officer

with a copy (which shall not constitute notice to the Company or the Partnership) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 351-4000

Email: afabens@gibsondunn.com

Attention: Andrew Fabens

If to any Partnership Unitholder, to the address and other contact information set forth in the records of the Partnership from time to time.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three Business Days after such notice is mailed to an address within the United States of America or (ii) seven Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent electronically or by facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. The Partnership or the Company may designate, by notice to all of the Partnership Unitholders, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees. Partnership Unitholders may designate, by notice to the Partnership and the Company, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 4.4 Complete Agreement. This Agreement, together with the Partnership Agreement and the Tax Receivable Agreement, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof.

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Section 4.5 Applicable Law; Venue; Waiver of Jury Trial.

(a) Applicable Law. The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b) Venue. Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, if (but only if) such court lacks jurisdiction, any state or federal court of the State of Delaware) in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined solely and exclusively in such court and the appellate courts therefrom. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any court other than as aforesaid. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(c) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.5.

Section 4.6 References to this Agreement; Headings. Unless otherwise indicated, “Sections,” “clauses” and “Exhibits” mean and refer to designated Sections, clauses, and Exhibits of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 4.7 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and Permitted Transferees.

Section 4.8 Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, (i) “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, (ii) “any” shall mean “one or more,” and (iii) “including”, “include” and “includes” shall be deemed followed by the words “without limitation.”

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Section 4.9 Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or portion of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 4.10 Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 4.11 No Third-Party Beneficiaries. Each Partnership Unitholder on the date hereof is expected to become a party to this Agreement. Each of their Permitted Transferees and each Person who is or becomes a Partnership Unitholder may become a party hereto, subject to their execution and delivery to the Partnership and the Company of an executed joinder to this Agreement in form and substance acceptable to the Partnership and the Company. This Agreement is not otherwise intended to, and does not, provide or create any rights or benefits in any Person.

Section 4.12 Mutual Drafting. The parties hereto are sophisticated and have been advised by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 4.13 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 4.14 Amendment. The provisions of this Agreement may be amended only by an instrument in writing approved by the affirmative vote or written or electronic consent of each of (i) the Company, (ii) the Partnership, and (iii) Partnership Unitholders holding a majority of the then outstanding Class C Units; provided that no amendment may disproportionately and adversely affect the rights of a Partnership Unitholder in respect of the Class C Units compared to the rights of other Partnership Unitholders in respect of the Class C Units without the consent of such affected Partnership Unitholder

Section 4.15 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages would be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party that may be injured (in addition to any other remedies that may be available to that party) shall be entitled (without the need to post any bond, surety, or other security) to one or more preliminary or permanent orders (a) restraining and enjoining any act that would constitute a breach or (b) compelling the performance of any obligation that, if not performed, would constitute a breach.

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Section 4.16 Independent Nature of Partnership Unitholders’ Rights and Obligations. The obligations of each Partnership Unitholder hereunder are several and not joint with the obligations of any other Partnership Unitholder, and no Partnership Unitholder shall be responsible in any way for the performance of, or failure to perform, the obligations of any other Partnership Unitholder hereunder. The decision of each Partnership Unitholder to enter into this Agreement has been made by such Partnership Unitholder independently of any other Partnership Unitholder. Nothing contained herein, and no action taken by any Partnership Unitholder pursuant hereto, shall be deemed to constitute the Partnership Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Partnership Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Company acknowledges that the Partnership Unitholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

STEPSTONE GROUP INC.

By:
Name:
Title:

STEPSTONE GROUP LP

By:	StepStone Group Holdings LLC, its general partner

By:
Name:

CLASS C UNITHOLDERS:

By:

By:

By:

By:

By:

By:

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EXHIBIT A

FORM OF

ELECTIVE EXCHANGE NOTICE

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

E-mail: jennifer.ishiguro@stepstonegroup.com

Attention: Chief Legal Officer

StepStone Group LP

450 Lexington Avenue, 31st Floor

New York, NY 10017

Telephone: (212) 351-6100

E-mail: jennifer.ishiguro@stepstonegroup.com

Attention: Chief Legal Officer

Reference is hereby made to the Class C Exchange Agreement, dated as of     , 2021 (the “Exchange Agreement”), among StepStone Group Inc., a Delaware corporation (the “Company”), StepStone Group LP, a Delaware limited partnership (the “Partnership”), and the Partnership Unitholders (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Partnership Unitholder hereby transfers to the Partnership or the Company (in the event that the Company determined to effect a direct exchange with the undersigned Partnership Unitholder) the number of Exchangeable Units set forth below, in Exchange for either shares of Class A Common Stock to be issued in its name (or the name of its designee) as set forth below or, at the option of the Company, the Cash Settlement payable to the account set forth below, in accordance with the terms of the Exchange Agreement.

Legal Name of Partnership Unitholder[1]:

Maximum Number of Class C Units to be Exchanged (which amount is estimated to have a fair value of at least $100,000 or represents all Class C Units held by the undersigned):

Limitation on Tax Benefit Payments under Section 2.01(d) of the Tax Receivable Agreement:

If the Partnership Unitholder desires the shares of Class A Common Stock be settled through delivery to the holder’s brokerage account with Morgan Stanley Smith Barney LLC (“Morgan Stanley”). The Company is authorized to deliver such Class A Common Stock to the account specified by Morgan Stanley. The Partnership’s transfer agent may request further information from the Partnership Unitholder.

If the Company elects Cash Settlement:
Broker Name:
Account Number:
Legal Name of Account Holder:

[1]	If the holder is an entity, such as an LLC or a trust, please indicate the formal legal name of the holder.

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[Include bracketed language if entering into a Rule 10b5-1 plan.] [The Partnership Unitholder has entered into a Rule 10b5-1 plan (“Plan”) with Morgan Stanley on or about the date hereof. Partnership Unitholder acknowledges and agrees that to the extent Class A Common Stock is to be sold pursuant to the Plan, the shares delivered upon Exchange shall be used first for such purpose.]

Exercise Contingencies: In accordance with Section 2.1(a)(i)(C) of the Exchange Agreement, the undersigned Partnership Unitholder notifies the Company that this election to exchange is contingent upon:

(1) the Exchange occurring on [DATE] (or as soon thereafter as the Company can effect such Exchange) (“Exchange Date”); and

(2) [add other conditions, as desired, for example, to track the Rule 10b5-1 plan] [the closing price of the Company’s Class A Common Stock is at least $[XX.XX] per share on the last trading day prior to the Exchange Date].

The undersigned Partnership Unitholder hereby represents and warrants that (i) the Partnership Unitholder has all requisite legal capacity and authority to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) the execution and delivery of this Exchange Notice and the consummation of the Exchange have been duly authorized by all necessary corporate or other entity action on the part of the Partnership Unitholder; (iii) this Exchange Notice constitutes a legal, valid and binding obligation of the undersigned Partnership Unitholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally; (iv) the Exchangeable Units subject to this Exchange Notice are being transferred to the Partnership or the Company, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim (except for those arising under the Exchange Agreement, the Policies and the Partnership Agreement); (v) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Exchangeable Units subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Exchangeable Units to the Partnership or the Company, as applicable; (vi) the Partnership Unitholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and is not acquiring the shares of Class A Common Stock with the intent to distribute them in violation of the Securities Act; (vii) the Partnership Unitholder is not aware of any material non-public information concerning the Company or the Class A Common Stock; and (viii) the Class C Units being exchanged have been held by the undersigned for a period of at least one year (after taking into account any tacking of the holding period allowed by Rule 144(d) under the Securities Act).

The undersigned hereby irrevocably constitutes and appoints any officer of the Partnership as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer the Partnership Units subject to this Exchange Notice and to deliver to the undersigned the shares of Class A Common Stock or the Cash Settlement to be delivered in Exchange therefor.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Partnership Unitholder:

Name:
Authorized Signatory

Dated:

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EXHIBIT B

FORM OF

JOINDER

This Joinder (“Joinder”) is a joinder to the Exchange Agreement, dated as of     , 2021 (the “Agreement”), among StepStone Group Inc., a Delaware corporation (the “Company”), StepStone Group LP, a Delaware limited partnership (the “Partnership”), and each of the Partnership Unitholders from time to time party thereto. Capitalized terms used but not defined in this Joinder shall have the meanings given to them in the Agreement. The Partnership, the Company and the undersigned agree that all questions concerning the construction, validity and interpretation of this Joinder shall be governed by, and construed in accordance with, the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise. In the event of any conflict between this Joinder and the Agreement, the terms of this Joinder shall control.

The undersigned, having acquired shares of Class C Units, hereby joins and enters into the Agreement. By signing and returning this Joinder to the Partnership and the Company, the undersigned (A) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Partnership Unitholder contained in the Agreement, with all attendant rights, duties and obligations of a Partnership Unitholder thereunder and (B) makes each of the representations and warranties of a Partnership Unitholder set forth in Section 3.3 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder by the Partnership and the Company, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Unitholder Name:

By:
Name:
Title:
Address for notices:

Copies to:

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Exhibit E

Earnout Addendum

Capitalized terms used but not defined in this Exhibit E shall have the meanings ascribed to such terms in the Agreement, of which this Exhibit E forms a part.

Section 1.1 Earnout Consideration. Subject to and in accordance with Section 2.12 of the Agreement and this Exhibit E, Parent shall make the Earnout Payment (if any) to the Sellers in the amount and pursuant to the payment mechanics and procedures described in the remaining provisions of this Exhibit E. Furthermore, in accordance with Section 2.12 of the Agreement, the parties acknowledge that the Earnout Payment (if any) is intended by the parties to be treated as part of the Merger Consideration and except as otherwise required by Law, the parties will treat any such Earnout Payment as an adjustment to the Merger Consideration for Tax purposes.

Section 1.2 Certain Defined Terms. For the purposes hereof, the following terms have the meanings set forth below:

“Administration Revenue” means revenue generated from the provision by GBOS or its Affiliates of fund administration or related services to investment management firms that are not Affiliates of GBOS.

“Distribution Fees” means any placement fees, commissions, bonuses or other amounts paid or payable to third parties or commission based compensation paid or payable to the business development personnel of Parent or its Affiliates in respect of distribution (however styled) of Qualifying Greenspring Products and Solutions.

“Earnout Period” means the period beginning on January 1, 2024 and ending on December 31, 2024.

“Group Companies Change of Control” means (i) any sale of 50% or more of the voting securities or voting power of the Group Companies to one or more unaffiliated Persons (in each case, other than a Seller or any Person directly or indirectly Affiliated with a Seller), (ii) any sale of all or substantially all of the assets of the Group Companies to one or more unaffiliated Persons (in each case, other than a Seller or any Person directly or indirectly Affiliated with a Seller), or (iii) any merger or other transaction pursuant to which over 50% of the voting securities or voting power of the Group Companies immediately after such transaction is owned or controlled (directly or indirectly) by Persons that are not Affiliates of Parent (in each case, other than a Seller or any Person directly or indirectly Affiliated with a Seller). Notwithstanding the foregoing, the sale, spin-out or transfer of GBOS (or all or substantially all of its assets) on a stand-alone basis shall not constitute a Group Companies Change of Control.

“Multiplier” means the fraction obtained by dividing $50,000,000 by $23,700,000.

“Net Management Fee Revenues” means the gross fee income of Parent derived from fixed management or investment advisory fees paid by Clients or Parent Clients with respect to Qualifying Greenspring Products and Solutions, net of any Distribution Fees, waived management fees, deemed contribution offsets, discounts or rebates ceded to such Clients or Parent Clients in connection with such Qualifying Greenspring Products and Solutions. For the avoidance of doubt, Net Management Fee Revenue does not include revenue derived from any profits interest, carried interest, incentive fees or similar entitlement to participate in investment returns.

“Qualifying Greenspring Products and Solutions” means investment products, solutions or dedicated advisory engagements of the Group Companies provided to Clients to the extent related to primary, secondary or direct investments (including co-investments) in early stage, growth equity and venture capital funds or companies. Qualifying Greenspring Products and Solutions include Consenting Clients, but do not include (i) investment products or solutions of the Group Companies to the extent they do not relate to primary, secondary or direct investments (including co-investments) in early stage, growth equity and venture capital funds or companies, (ii) investment products or solutions provided by Parent or its Affiliates or Subsidiaries (excluding any of the Group Companies) at any time prior to the Closing Date and any renewals of those products or solutions or successors to those products or solutions, in each case, relating to primary, secondary or direct investments (including co-investments) in early stage, growth equity and venture capital funds or companies, in the cases of the foregoing clauses (i) or (ii), regardless of whether such products or solutions are provided by any Group Company Employee, or (iii) any investment products or solutions of businesses or Persons acquired, consolidated, merged or otherwise combined with the Group Companies after the Closing Date.

“Qualifying Revenue” means the Net Management Fee Revenues derived from each Qualifying Greenspring Product and Solution (not including any Administration Revenue) earned and accrued in respect of the Earnout Period, calculated in a manner consistent with the financial statements of Parent.

Section 1.3 Payment and Procedures

(a) For purposes of facilitating the administration of the calculation of the Earnout Payment, in July and January of each year during the period commencing on the Closing Date and ending on January 31, 2025, the Seller Representative and Parent shall meet (either in person or telephonically) to review each new investment product or solution that was formed by Parent or its Affiliates since the date of such last meeting to determine whether such product or solution is a Qualifying Greenspring Product and Solution. Parent and Seller Representative shall consider all such investment products and solutions and shall, in good faith, determine whether such product or solution is a Qualifying Greenspring Product and Solution within thirty (30) Business Days of such meeting. Any dispute as to whether or not such investment product or solution is a Qualifying Greenspring Product and Solution shall be resolved in accordance with the dispute resolution provisions set forth in clauses (c), (d) and (e) of this Section 1.3 below.

(b) Parent shall deliver to the Seller Representative a written statement (the “Earnout Statement”) no later than two Business Days after the date on which Parent’s quarterly report on Form 10-Q for the quarterly period ending December 31, 2024 is filed with the SEC (and if Parent is not required to file such report, then the last date on which such report would have been required to be filed with the SEC), setting forth in reasonable detail a calculation of the Earnout Payment, including the Net Management Fee Revenues derived from each Qualifying Greenspring Product and Solution for the Earnout Period.

(c) During the 30 days immediately following the Seller Representative’s receipt of the Earnout Statement, the Seller Representative shall be permitted to review Parent’s calculations set forth in such Earnout Statement, and granted reasonable access to Parent’s and its Representative’s working papers and other reports used by Parent to prepare such calculations; provided, that Parent’s external third-party accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in customary form and in substance reasonably acceptable to such accountants. Such Earnout Statement shall become final and binding upon the parties on the 30th day following receipt thereof by the Seller Representative unless the Seller Representative gives written notice of its disagreement (an “Earnout Notice of Disagreement”) in good faith with such calculation to Parent prior to such date, which notice shall specify in reasonable detail the nature and amount of any disagreement so asserted. An Earnout Notice of Disagreement shall only be valid to the extent the disagreements described therein relate to mathematical errors or disagreements as to the application of the relevant definitions and other applicable provisions in this Earnout Addendum and the Agreement. If a timely Earnout Notice of Disagreement is received by Parent and the disagreements specified therein are validly raised in accordance with the foregoing sentence, then such Earnout Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to every matter specified in the Earnout Notice of Disagreement, or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Accounting Firm as set forth in Section 1.3(d) below.

(d) During the 15 days immediately following the delivery of an Earnout Notice of Disagreement (an “Earnout Resolution Period”), Parent and the Seller Representative shall seek in good faith to resolve any differences validly raised in such Earnout Notice of Disagreement. If, at the conclusion of an Earnout Resolution Period, the Seller Representative and Parent have not reached an agreement on any disagreement validly raised in such Earnout Notice of Disagreement (to the extent specified in the Earnout Notice of Disagreement delivered in accordance with Section 1.3(c) above), then, at the written election of either the Seller Representative or Parent, all amounts and issues specified in such Earnout Notice of Disagreement remaining in dispute shall be promptly submitted by the Seller Representative and Parent to the Independent Accounting Firm for a determination resolving such amounts and issues. After reviewing such written submissions and any underlying materials as the Independent Accounting Firm reasonably requests (and which Parent and the Seller Representative shall make readily available), the Independent Accounting Firm shall promptly (and in any event, within twenty (20) days) make a final determination of the Revenue for the Earnout Period based solely on presentations by Parent and the Seller Representative (and not by independent review), which determination shall be binding on the parties; provided, however, that the foregoing shall not prohibit Parent or the Seller Representative from bringing any Action (including any Action seeking an injunction, specific performance, or other equitable relief) (x) in connection with an actual or threatened breach by a party of the terms and conditions set forth in this Earnout Addendum or (y) to enforce any final determination by the Independent Accounting Firm, in each case, in any court or other tribunal of competent jurisdiction and otherwise in accordance with Section 8.10 of the Agreement. In making such determination, the Independent Accounting Firm shall function as an expert and not as an arbitrator. The Independent Accounting Firm (i) shall be bound by the principles set forth in this Section 1.3, (ii) shall limit its review to matters specifically set forth and validly raised in the Earnout Notice of Disagreement and (iii) shall not assign a value to the Earnout Payment greater than the greatest value for the Earnout Payment claimed by either party or less than the smallest value for the Earnout Payment claimed by either party.

(e) Section 2.11(d) of the Agreement shall apply hereunder mutatis mutandis.

(f) Subject to Parent’s offset rights as set forth in Section 5.15(g) of the Agreement and withholding rights and obligations as set forth in Section 2.13 of the Agreement, within 10 Business Days after the applicable Earnout Payment is finally determined pursuant to this Agreement, Parent shall pay (or cause SSGLP to pay, in whole or in part) to the Seller Representative in cash the Earnout Payment (for distribution to the Sellers in accordance with their Allocated Shares), net of applicable withholding Taxes (if any), by wire transfer of immediately available funds in U.S. dollars to such account as may be designated in writing by the Seller Representative at least two (2) Business Days in advance.

(g) All Earnout Payments shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of U.S. state or local or non-U.S. Law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code) unless otherwise required by applicable Law. The parties shall file all Tax Returns and take all positions for Tax purposes consistent with the foregoing.

Section 1.4 Earnout Payments

(a) Pursuant to the mechanics and procedures in Section 1.3, in the event the Qualifying Revenue for the Earnout Period is equal to or greater than $106,600,000 (the “Lower Revenue Threshold”), the Earnout Payment shall be the amount specified in Section 1.4(b) (the “Earnout Payment”). In the event the Qualifying Revenue for the Earnout Period is less than the Lower Revenue Threshold, the Sellers shall not be entitled to the Earnout Payment.

(b) In the event the Qualifying Revenue for the Earnout Period is:

(i) equal to the Lower Revenue Threshold, then the Earnout Payment shall be an amount equal to $25,000,000;

(ii) greater than the Lower Revenue Threshold, but less than $130,300,000 (the “Upper Revenue Threshold”), the Earnout Payment shall be an amount equal to the sum of $25,000,000 plus an amount equal to the product of (x) the Multiplier multiplied by (y) (A) the Qualifying Revenue less (B) the Lower Revenue Target; and

(iii) equal to or greater than the Upper Revenue Threshold, then the Earnout Payment shall be an amount equal to $75,000,000.

Section 1.5 Additional Covenants and Agreements.

(a) Following the Closing and until the end of the Earnout Period, (i) Parent and SSGLP shall have the right to own and operate the Group Companies in any way that they deem appropriate, in their sole discretion, (ii) Parent and its Affiliates shall have no obligation to own or operate the Group Companies in order to maximize the Earnout Payment, (iii) there is no guarantee and assurance that any Seller will receive all or any portion an Earnout Payment, (iv) neither Parent nor any of its Affiliates owe any fiduciary duty to any Seller or any of its direct or indirect equityholders, (v) the parties intend the express provisions of the Agreement and this Exhibit E to govern their contractual relationship in respect of the Earnout Payments and (vi) the Sellers acknowledge and agree that the contingent right to receive payment the Earnout Payment is not a security; provided, however, that following the Closing and until the end of the Earnout Period, Parent (a) shall not, without the consent of the Seller Representative, take any action that is intended to eliminate or materially reduce the Earnout Payment or impair the ability to earn the Earnout Payment, (b) shall use commercially reasonable efforts to ensure the Group Companies have reasonably sufficient working capital and staffing to continue to operate and develop the Qualifying Greenspring Products and Solutions, (c) shall not require any continuing investment team employee of the Group Companies to spend a material amount of time on responsibilities (other than serving on any investment committee or the Private Equity Executive Committee of Parent) unrelated to Qualifying Greenspring Products and Solutions (unless otherwise consented to by the Seller Representative) and (d) shall maintain books and records of the Group Companies in a manner necessary to enable the tracking and calculation of the Earnout Payment hereunder. Attached hereto as Schedule A to this Earnout Addendum are operating principles to inform governance and integration with respect to the Earnout Payment described herein.

(b) In the event that a Group Companies Change of Control occurs prior to the end of the Earnout Period and Parent or its Affiliates receive an aggregate amount of cash or publicly traded securities in connection with such Group Companies Change of Control representing net proceeds of at least $1,000,000,000, Parent shall pay to the Seller Representative (for distribution to the Sellers in accordance with their Allocated Shares) an aggregate amount equal to $75,000,000 (any such payment, the “Acceleration Payment”) as promptly as possible after the occurrence of such Group Companies Change of Control. In the event that an Acceleration Payment is paid or becomes payable, no other amount or Earnout Payment shall by payable hereunder.

(c) No direct or indirect right or interest of a Seller under Section 2.12 of the Agreement or any provision this Earnout Addendum may be assigned, transferred or otherwise disposed of, in whole or in part, and any attempted assignment or transfer shall be void and of no force or effect without the prior written consent of Parent. The Sellers acknowledge and agree that Parent’s obligations with respect to the Earnout Payment shall be deemed satisfied upon payment of the Earnout Payment in accordance with the Agreement and this Exhibit E.

(d) Any Seller’s right and interest to any portion of the Earnout Payment shall not be represented by any certificate or other instrument or otherwise represent any ownership interest in Parent.

Schedule A

In order to achieve the Qualifying Revenue in calendar 2024 that is necessary for the Earnout Payment, new and successor products and solutions may need to be introduced. The nature, size, timing and related characteristics of those new and successor venture capital and growth equity products and solutions may be important considerations with regard to whether or not an Earnout Payment is ever earned. With regard to how new and successor products and solutions will be approved and introduced, the parties have discussed that the then partners of the venture capital and growth equity sector team of the private equity asset class team of SSGLP (the “VC and Growth Equity Sector Team”), after good faith consultation with the private equity executive committee of SSGLP, shall make such decisions. Initially, the partners of the VC and Growth Equity Sector Team will be Messrs: Avirett, Borton, Callahan, Coelho, Lim, Adair Newhall, Ashton Newhall, and Somerville and Ms. Kang.

It is understood and agreed that nothing in this Schedule A or the Earnout Addendum shall confer any employment or similar rights to any individuals and that at all times Parent retains the ultimate control of the VC and Growth Equity Sector Team and the private equity executive committee of SSGLP, including but not limited to the composition thereof. The purpose of this Schedule A is to provide context to the Earnout Addendum with regard to discussions among the parties concerning how decisions will be made relating to new and successor venture capital and growth equity products and solutions of Parent and its Affiliates following the Closing and prior to December 31, 2024.

Exhibit G

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of     , 2021 (the “Effective Date”), by and among (i) StepStone Group Inc., a Delaware corporation (the “Company”), (ii) StepStone Group LP, a Delaware limited partnership (the “Partnership”), and (iii) the persons and entities named as Class B Holders and Greenspring Holders on the signature pages hereto. Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company, the Partnership and certain of the Class B Holders are party to that certain Stockholders Agreement of the Company, dated as of September 18, 2020 (the “Original Agreement”), which provides for certain governance rights and obligations of the Company and its stockholders;

WHEREAS, the Class B Holders, together with their Permitted Transferees, Beneficially Own (x) shares of the Company’s Class A Common Stock and/or (y) shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and Class B partnership units in the Partnership (“Class B Units”), which Class B Units, subject to certain restrictions, are exchangeable from time to time at the option of the Beneficial Owner thereof for shares of Class A Common Stock pursuant to the terms of an Exchange Agreement between the Company, the Partnership and its Class B unitholders (the “Class B Exchange Agreement”) and the Ninth Amended and Restated Limited Partnership Agreement of the Partnership (as may be amended from time to time, the “Partnership Agreement”);

WHEREAS, on July 7, 2021, the Company and the Greenspring Holders entered into that certain Transaction Agreement, pursuant to which the Company agreed to acquire Greenspring Associates, LLC and its subsidiaries and certain of its Affiliates, in exchange for cash, shares of Class A Common Stock and Class C partnership units in the Partnership (the “Class C Units”), which Class C Units are exchangeable into shares of Class A Common Stock pursuant to the terms of that certain Class C Exchange Agreement entered into by and among the Company, the Partnership and the Class C unitholders of the Partnership (the “Class C Exchange Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety as follows in order to admit the Greenspring Holders as parties and in order to provide for certain governance rights, transfer restrictions and other matters with respect to Class B Holders and the Greenspring Holders on and after the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) a Permitted Transferee of such Person; provided, that the Company, the Partnership and their respective subsidiaries shall not be deemed to be Affiliates of the Class B Holders or the Greenspring Holders. As used in this definition, (i) the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and (ii) the terms “controlled by” and “under common control” shall have correlative meanings.

“Agreement” means this Amended and Restated Stockholders Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

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“Beneficial Ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that, for purposes of this Agreement, (i) Beneficial Ownership shall not be attributed to any Person as a result of any “group” deemed to form as a result of this Agreement, (ii) no Person shall Beneficially Own any Company Shares to be issued upon the exercise of options, warrants, restricted stock units or similar rights granted pursuant to the Company’s equity compensation plans, unless and until such shares are actually issued and (iii) no Person shall be deemed to Beneficially Own any Company Shares issuable with respect to Class B2 Units of the Partnership unless and until the Full Vesting Date (as such term is defined in the Partnership Agreement) for such Class B2 Units has occurred. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.

“Board Designees” has the meaning set forth in Section 2.2(b).

“Board of Directors” means the Board of Directors of the Company.

“Chair” means the Chair of the Class B Committee, as designated by the Class B Committee from time to time.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Committee” means the committee selected by the terms of this Agreement to, among other things, make decisions with respect to the matters set forth herein.

“Class B Common Stock” has the meaning set forth in the recitals.

“Class B Exchange Agreement” has the meaning set forth in the recitals.

“Class B Holder” means a Person from time to time Beneficially Owning Class B Common Stock.

“Class B Supermajority” means Class B Holders holding two thirds (2/3) of the outstanding Company Shares (excluding, for this purpose, Company Shares that are subject to vesting (but including, for the avoidance of doubt, any such shares previously subject to vesting to the extent vested)) held by all Class B Holders or over which Class B Holders or their Permitted Transferees have voting control.

“Class B Units” has the meaning set forth in the recitals.

“Class C Exchange Agreement” has the meaning set forth in the recitals.

“Class C Units” has the meaning set forth in the recitals.

“Committee Majority” means Committee Members representing more than 50% of the Voting Power held by all Committee Members.

“Committee Member” means a member of the Class B Committee.

“Common Shares” means shares of the Company’s Common Stock.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble and includes its successors.

“Company Shares” means, as of any date of determination, (i) all outstanding shares of Common Stock, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security (including Class B, Class B2 or Class C Units) or the vesting of any restricted stock unit, (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization; and (iv) any other securities that may hereafter be issued by the Company that have the right to vote on any matter presented to the stockholders of the Company for a vote, in all cases over which a Person has, exercises, or has the legal ability to exercise voting power.

“Director” means a member of the Board of Directors.

“Effective Date” has the meaning set forth in the preamble.

“Exchange Act” has the meaning set forth in Section 5.12.

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“Greenspring Holders” means Ashton Newhall and Jim Lim and any other former holder of Class C Units whose Class C Units are exchanged for shares of Class A Common Stock pursuant to the Class C Exchange Agreement.

“Greenspring Merger Shares” means the shares of Class A Common Stock issued to the Greenspring Holders as consideration in the Mergers.

“Greenspring Mergers” means the mergers contemplated by the Transaction Agreement, pursuant to which (i) Alto Merger Sub 1, Inc. will be merged with and into Greenspring Associates, Inc., a wholly owned subsidiary of the Company, with Greenspring Associates, Inc. surviving such merger and continuing as a wholly owned subsidiary of the Company; and (ii) Alto Merger Sub 2, Inc. will be merged with and into Greenspring Back Office Solutions, Inc., a wholly owned subsidiary of the Company, with Greenspring Back Offices Solution, Inc. surviving such merger and continuing as a wholly owned subsidiary of the Company.

“Necessary Action” means, with respect to a specified result, all commercially reasonable and lawful actions required to cause such result that are within the power of a specified Person, including without limitation (i) causing all Company Shares to be present or represented at any meeting of stockholders of the Company for purposes of determining whether a quorum has been established, (ii) voting (or causing to be voted) the Company Shares, or granting a proxy (or causing a proxy to be granted) with respect to the voting of the Company Shares, (iii) duly executing and delivering (or causing to be duly executed and delivered) any action by written consent of stockholders in lieu of a meeting with respect to the Company Shares, or granting a proxy (or causing the granting of a proxy) with respect to action by written consent in lieu of a meeting with respect to the Company Shares, (iv) adopting or causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company or Partnership, (v) executing and delivering agreements and instruments, (vi) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (vii) requesting members of the Board of Directors, subject to any fiduciary duties that such members may have as Directors of the Company (including pursuant to Section 2.2(c)), to act in a certain manner, including requesting members of the Board of Directors or any nominating or similar committee of the Board of Directors to recommend the appointment of any Board Designees as provided by this Agreement.

“Original Agreement” has the meaning set forth in the recitals.

“Original Agreement Effective Date” means September 18, 2020.

“Partnership” has the meaning set forth in the preamble and includes its successors.

“Partnership Agreement” has the meaning set forth in the recitals.

“Permitted Transferee” means any Person to whom a Class B Holder or Greenspring Holder has validly transferred Class B Units or Class C Units in accordance with, and not in contravention of, the Partnership Agreement.

“Person” means and includes an individual, a corporation, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Secretary” means the Secretary of the Class B Committee, as designated by the Class B Committee from time to time.

“Sunset” has the meaning assigned to such term in the Company’s Amended and Restated Certificate of Incorporation.

“Voting Power” of a Committee Member means, at the time of determination, the total number of votes which such Committee Member is entitled to cast in the general election of directors of the Company (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity). For purposes of this definition, a Committee Member shall be deemed entitled to vote any securities that such Person Beneficially Owns; provided, that, if securities are Beneficially Owned by more than one Committee Member, then for purposes of this definition the votes of such securities will be deemed allocated among such Committee Members in any manner they shall agree in a writing delivered to the Company or, in the absence of such a writing, equally among such Committee Members.

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ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Class B Committee.

(a) Initial Composition of the Class B Committee. As of the Effective Date, the Class B Committee comprises Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman. As of the Effective Date, Monte Brem is the Chair and Jason Ment is the Secretary.

(b) Term of the Committee Members. Each Committee Member shall serve until the earliest to occur of: (i) the Sunset, (ii) the time at which such Person ceases to Beneficially Own any shares of Class B Common Stock, and (iii) the time at which such Committee Member is removed pursuant to Section 2.1(f).

(c) Action by the Class B Committee. Unless otherwise stated in this Agreement, any action to be taken, approved or adopted by the Class B Committee shall be deemed taken upon the affirmative vote of a Committee Majority (which vote may occur at a meeting or in writing).

(d) Composition of the Class B Committee. The Class B Committee may determine from time to time the number of members constituting the Class B Committee. Whenever the Class B Committee increases or decreases the number of members of the Class B Committee, a notice of such action shall be delivered promptly to all Class B Holders.

(e) Vacancies. In the event of any vacancy on the Class B Committee, whether as a result of the death, disability, removal or resignation of any Committee Member or by an increase in the number of members of the Class B Committee, a Committee Majority shall have the exclusive right to appoint a member to fill such vacancy. An appointment to fill a vacancy shall be effected by the vote of Committee Members constituting a Committee Majority (which vote may occur at a meeting or in writing). Written notice of any appointment shall be promptly delivered to all Class B Holders. No additional action shall be required by this Agreement to effect such appointment, but if any Necessary Action is otherwise required to effect such appointment, then the Class B Committee or the Class B Holders, as applicable, shall take promptly all such Necessary Action.

(f) Removal. Any Committee Member may be removed (whether for or without cause) by the vote of Committee Members constituting a Committee Majority (which vote may occur at a meeting or in writing). Written notice of removal (which notice shall state which Committee Members voted for removal) shall be promptly delivered to all Class B Holders and Greenspring Holders. No additional action shall be required by this Agreement to effect such removal, but if any Necessary Action is otherwise required to effect such removal, then the Class B Committee or the Class B Holders, as applicable, shall take promptly all such Necessary Action.

(g) Chair. The Class B Committee may appoint a Chair from time to time and may remove the Chair at any time (whether for or without cause). The powers and duties of the Chair shall include: (i) presiding at meetings of the Class B Committee (unless otherwise determined by the Class B Committee); (ii) executing, on behalf of the Class B Committee or the Class B Holders, as applicable, any documents or notices required or authorized by this Agreement; and (iii) performing such other duties as the Class B Committee may from time to time determine.

(h) Secretary. The Class B Committee may appoint one or more Secretaries from time to time and may remove any such Secretary at any time (whether for or without cause). The powers and duties of the Secretary shall include: (i) acting as Secretary at all meetings of the Class B Committee and recording the proceedings of such meetings; (ii) seeing that all notices required to be given under this Agreement are duly given; (iii) executing, on behalf of the Class B Committee or the Class B Holders, as applicable, any documents or notices required or authorized by this Agreement; and (iv) performing such other duties as the Class B Committee may from time to time determine.

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Section 2.2 Board of Directors.

(a) Composition of Initial Board. As of the Effective Date, the Board of Directors is comprised of Monte Brem, Valerie Brown, Jose Fernandez, Scott Hart, David Hoffmeister, Thomas Keck, Mark Maruszewski, Michael McCabe, Steven Mitchell, Anne Raymond and Robert Waldo. The Directors are divided into three classes of directors, each of whose members serve for staggered terms (commencing from the Original Agreement Effective Date) as follows:

(i) the Class I directors include Monte Brem, Robert Waldo and Valerie Brown;

(ii) the Class II directors include Jose Fernandez, Thomas Keck, Michael McCabe, and Steven Mitchell; and

(iii) the Class III directors include Scott Hart, David Hoffmeister, Anne Raymond.

The initial term of the Class I directors expire at the Company’s first annual meeting of stockholders for the election of directors following the closing of the Company’s initial public offering; the initial term of the Class II directors shall expire at the Company’s second annual meeting of stockholders for the election of directors following the closing of the Company’s initial public offering; and the initial term of the Class III directors shall expire at the Company’s third annual meeting for the election of directors following the closing of the Company’s initial public offering. Following the initial term, each Class I director, Class II director and Class III director shall have a three- year term.

(b) Voting Agreement. Not less than 90 days prior to the anniversary of the immediately preceding year’s annual meeting of the Company’s stockholders (which anniversary, in the case of the first annual meeting of stockholders following the closing of the initial public offering of the Company, shall be deemed to be September 8, 2020), the Class B Committee shall provide notice (the “Designation Notice”) to the Board of Directors of a list of individuals designated by the Class B Committee to be elected as directors at the upcoming annual meeting (the “Board Designees”). Subject to the special rights of any holders of one or more series of Preferred Stock to elect directors, the Company, the Class B Holders and the Greenspring Holders shall take all Necessary Action to cause the Persons designated by the Class B Committee to be the full slate of nominees recommended by the Board of Directors (or any committee or subcommittee thereof for election as directors at each annual or special meeting of stockholders at which directors are to be elected). Each Class B Holder and Greenspring Holder shall take all Necessary Action (including by voting, or causing to be voted, all Company Shares that it owns of record or over which it has voting power or control, including all Company Shares owned by it, whether those shares are held by it on the date hereof or hereafter acquired), (x) to elect each nominee for the Board of Directors identified pursuant to the immediately preceding sentence and (y) with respect to any other matter presented to the stockholders of the Company for consideration, to adopt or reject such matter as directed by the Class B Committee.

(c) Additional Obligations. Notwithstanding anything to the contrary in this Article II, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination of a particular Board Designee pursuant to this Section 2.2 would constitute a breach of its fiduciary duties or does not otherwise comply with the corporate governance requirements of the Company pertaining to the Board of Directors (provided that any such determination with respect to any Board Designee pursuant to this Section 2.2 shall be made no later than 30 days after the Board of Directors receives the Designation Notice), then the Board of Directors shall inform the Class B Committee in writing of that determination and explain in reasonable detail the basis for it and the Class B Committee shall, as promptly as reasonably practicable thereafter (but in any event within 10 days) designate another individual for nomination to the Board of Directors, and the Board of Directors and the Company shall take all Necessary Action required by this Article II with respect to the nomination of such substitute Board Designee. It is hereby acknowledged and agreed that the fact that a particular Board Designee is a Class B Holder or an Affiliate, director, professional, partner, member, manager, employee or agent of a Class B Holder or is not an “independent director,” as defined by the applicable national securities exchange on which the Company’s Class A Common Stock shall then be listed, shall not in and of itself constitute an acceptable basis for such determination by the Board of Directors.

(d) Vacancies. The Class B Committee shall have the exclusive right to request, by delivery of notice to the Board of Directors, the removal of any Board Designee from the Board of Directors (whether for or without cause). Promptly after receipt of any such request, the Company, the Class B Holders and the Greenspring Holders shall take all Necessary Action to cause the removal (whether for or without cause) of any such Board Designee at the request of the Class B Committee, including, if requested by the Class B Committee, by calling a special meeting of stockholders for the removal of directors. In the event of the death, disability, removal or resignation of any Board

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Designees theretofore serving on the Board of Directors, or any increase of the size of the Board of Directors (other than in connection with the provision of special rights to elect directors to the holders of one or more series of Preferred Stock), the Class B Committee shall have the exclusive right to appoint (or designate a director for appointment) a director to fill the vacancy resulting therefrom (for the remainder of the then-current term), and the Company, the Class B Holders and the Greenspring Holders shall take any and all Necessary Action to cause any such vacancy to be filled by such replacement or additional directors so designated as promptly as reasonably practicable.

Section 2.3 Stockholder Votes and Consents Generally; Proxy.

(a) Each Class B Holder and Greenspring Holder shall take all Necessary Action to vote (or cause to be voted), or to provide written consent (or cause to be provided a written consent) in respect of, all Company Shares over which such Class B Holder or Greenspring Holder has voting control in the manner specified by the Class B Committee from time to time. The agreement set forth in the prior sentence is specifically intended to last for the duration of this Agreement.

(b) To facilitate performance of the parties’ obligations under this Article II, each Class B Holder and Greenspring Holder hereby irrevocably grants to and appoints the persons named as Chair and Secretary from time to time, separately and not jointly and acting on behalf of the Class B Committee, as such Class B Holder’s or Greenspring Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of that Class B Holder or Greenspring Holder, to vote or act by written consent with respect to such Class B Holder’s or Greenspring Holder’s Company Shares, and to grant (or cause to be granted) a consent, proxy or approval in respect of those Company Shares, in each case in accordance with such Class B Holder’s or Greenspring Holder’s agreements contained in this Agreement. Each Class B Holder and Greenspring Holder hereby affirms that the proxy set forth in this Section 2.2(b) is irrevocable, coupled with an interest, intended to be valid for the full term of this Agreement (or, if earlier, until the last date permitted by applicable law), and given to secure the performance of the obligations of such Class B Holder or Greenspring Holder under this Agreement. Such Class B Holder or Greenspring Holder further acknowledges and agrees that such proxy and power of attorney shall constitute a durable power of attorney, that such proxy and power of attorney is intended to and shall attach to and run with all such Class B Holder’s or Greenspring Holder’s Company Shares; and that any direct or indirect sale, pledge, hypothecation, gift, bequest, transfer or other disposition (whether by merger, consolidation, operation of law or otherwise) shall be binding upon any such transferee (and shall not become effective unless so binding). For the avoidance of doubt, except as expressly contemplated by this Section 2.2(b), no Class B Holder or Greenspring Holder has granted a proxy to any Person to exercise the rights of such Class B Holder or Greenspring Holder under this Agreement or any other agreement to which such Class B Holder or Greenspring Holder is a party.

(c) In furtherance of the foregoing, at the request of the Class B Committee (or its designee), each Class B Holder and Greenspring Holder shall deposit into a voting trust, in customary form, and for the duration of the term of this Agreement, or such shorter period as the Class B Committee may request, all Company Shares then held (or thereafter acquired) by such Class B Holder or Greenspring Holder. Any such voting trust shall name the Class B Committee (or its designee) as trustee, and provide that all Company Shares deposited in the voting trust shall be voted in accordance with this Agreement.

Section 2.4 Agreement of Company and Partnership. Each party hereto hereby agrees that it will take all Necessary Actions to cause the matters addressed by this Article II to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of each of the Company and of Partnership or, if there be no Secretary, such other officer or employee of the Company or of Partnership as may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Article II.

Section 2.5 Restrictions on Other Agreements. Except as expressly provided above, no Class B Holder or Greenspring Holder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Company Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Class B Holders, Greenspring Holders, holders of Company Shares that are not parties to this Agreement or otherwise).

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Section 2.6 Mandatory Exchange. If any Class B Holder or Greenspring Holder (x) fails to comply with any of its obligations hereunder or (y) otherwise materially breaches any provision of this Agreement applicable to him, her or it, the Class B Committee may, in its sole discretion, require the Company, Partnership, such Class B Holder or such Class C Holder and/or his, her or its respective Permitted Transferee to exchange any or all Class B Units (and any corresponding shares of Class B Common Stock) or Class C Units Beneficially Owned by such Class B Holder or Greenspring Holder (or any of his, her or its Permitted Transferees), as applicable, for shares of Class A Common Stock pursuant to the terms of the Class B Exchange Agreement or the Class C Exchange Agreement, as applicable; and in the event of any such exchange, each Person party hereto shall take all Necessary Action to cause the exchange to be effected.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Mutual Representations and Warranties. Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the Effective Date:

(a) Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such party is a natural person, such person has full capacity to contract. This Agreement has been duly executed by each of the parties hereto and constitutes his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his, her or its rights and responsibilities under this Agreement. No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.

(b) Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of his, her or its obligations hereunder does not and will not (i) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

(c) Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

Section 3.2 Representations and Warranties of the Class B Holders. Each Class B Holder hereby represents and warrants to each other party to this Agreement that, as of the Effective Date, the shares of Common Stock and Class B Units, in each case as listed for such Class B Holder and/or its Permitted Transferee on the Company’s records as of the Effective Date, are Beneficially Owned by such Class B Holder or its Permitted Transferee, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind that would impair such Class B Holder’s ability to perform its obligations hereunder.

Section 3.3 Representations and Warranties of the Greenspring Holders. Each Greenspring Holder hereby represents and warrants to each other party to this Agreement that, as of the Effective Date, the shares of Common Stock as listed for such Greenspring Holder and/or its Permitted Transferee on the Company’s records as of the Effective Date, are Beneficially Owned by such Greenspring Holder or its Permitted Transferee, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind that would impair such Greenspring Holder’s ability to perform its obligations hereunder.

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ARTICLE IV

GREENSPRING HOLDER LOCK-UP

Section 4.1 Greenspring Holder Lock-Up. No Greenspring Holder may Transfer (i) any of its Greenspring Merger Shares until the first anniversary of the Effective Date, (ii) more than one third (1/3) of such Greenspring Holder’s Greenspring Merger Shares until the second anniversary of the Effective Date and (iii) more than two thirds (2/3) of such Greenspring Holder’s Greenspring Merger Shares until the third anniversary of the Effective Date; provided, that the Board of Directors (or a committee to which such Board of Directors has delegated such authority) may, in its sole discretion and subject to conditions, release all or a portion of such Greenspring Merger Shares from the foregoing restriction; provided, further, that to the extent the Board of Directors (or a committee to which such Board of Directors has delegated such authority) voluntarily and affirmatively releases all or a portion of the shares of Common Stock held by the Class B Holders from any transfer restrictions applicable to such shares prior to the date or time when such restrictions would otherwise expire or be released, the restrictions applicable to the Greenspring Merger Shares under this Section 4.1 shall similarly and proportionately be released from the restrictions set forth in this Section 4.1, subject to continued compliance with the Company’s insider trading policies. Nothing in this Section 4.1 shall prevent the Greenspring Holders from engaging in any short sales or other hedging or derivative transactions with respect to any of the Greenspring Merger Shares in compliance with the Company’s insider trading policies and applicable law or regulation.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall terminate and be of no further force and effect upon (a) the written agreement of a Class B Supermajority, (b) a Sunset, (c) its provisions becoming illegal or being interpreted by any governmental authority to be illegal, (d) any securities exchange on which the Common Shares are traded asserting that its existence will threaten the continued listing of the Common Shares on that securities exchange, including the commencement of formal delisting procedures, for 180 days without resolution, or (e) with respect to each Class B Holder or Greenspring Holder, at such time that such Class B Holder or Greenspring Holder and its Permitted Transferees cease to Beneficially Own any Common Stock; provided, that if any provision of this Agreement is determined or interpreted to be illegal pursuant to clause (c) above or if any securities exchange on which the Company Shares are traded asserts for the requisite period that its existence will threaten the continued listing of the Common Shares on that securities exchange pursuant to clause (d), each Class B Holder and Greenspring Holder shall take all Necessary Action to amend or modify the putatively illegal provision, or, as applicable, to cause the Common Shares to be listed on another United States national securities exchange, if that exchange will so permit without requiring modification of this Agreement or to modify this Agreement to the minimum extent necessary to permit listing to be continued on the existing securities exchange or such alternative securities exchange, each at the request of the Class B Committee.

Section 5.2 Survival. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 5.2 and Section 5.8; and (ii) the rights with respect to the breach of any provision hereof by the Company.

Section 5.3 Successors and Assigns; Beneficiaries; Additional Class B Holders and Greenspring Holders.

(a) Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the Company, Partnership, the Greenspring Holders and Class B Holders holding a majority of the voting interest of Common Stock held by the Class B Holders, and any attempted assignment, without such consents, will be null and void; provided, that each Class B Holder and Greenspring Holder (from time to time party hereto) shall be entitled to assign (solely in connection with a transfer of Common Stock, Class B Units or Class C Units) its rights and obligations hereunder to any of its Permitted Transferees, and such Permitted Transferees shall be required to sign a joinder to this Agreement in the form reasonably specified by the Board of Directors, in which case the Permitted Transferee shall make the representations and warranties set forth in Section 3.2 and such other representations and warranties as the Board of Directors may reasonably require as of the effective date of such assignment. No such assignment shall be effective until such joinder has been executed and delivered to the Secretary.

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(b) Any Person who becomes the Beneficial Owner of any shares of Class B Common Stock or any person that exchanges Class B Units or Class C Units for shares of Class A Common Stock pursuant to the Class B Exchange Agreement or the Class C Exchange Agreement after the date hereof may be required by the Company to become a party to and sign a joinder to this Agreement, in form and substance reasonably acceptable to Parent, as a Class B Holder or Greenspring Holder, as applicable. The joinder of any such Person shall not require the consent of any other Class B Holder or Greenspring Holders.

Section 5.4 Amendment and Modification; Waiver of Compliance.

(a) This Agreement may be amended only by a written instrument duly executed by the Company, the Partnership, the Greenspring Holders and a Class B Supermajority.

(b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.5 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its street address, Partnership email address or facsimile number set forth in the records of the Company or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified pursuant to this Section 5.5 and the appropriate confirmation is received on a business day, (ii) if given by mail, 72 hours after such communication is deposited in the mail with first class, certified or registered postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 5.5 on a business day.

Section 5.6 Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter. Except as expressly provided herein with respect to the Class B Committee, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 5.7 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, each Person party hereto shall take all Necessary Action to cause this Agreement to be amended so as to provide, to the maximum extent reasonably possible, that the purposes of the Agreement can be realized, and to modify this Agreement to the minimum extent reasonably possible.

Section 5.8 CHOICE OF LAW AND VENUE; WAIVER OF RIGHT TO JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN

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THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF (BUT ONLY IF) SUCH COURT LACKS JURISDICTION, THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF SUCH COURTS OF THE STATE OF DELAWARE AS PROVIDED IN CLAUSE (1) OF THIS SECTION; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 5.9 Specific Performance.

(a) Each party hereto acknowledges that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms, or is otherwise breached, and that money damages would not be a sufficient remedy therefor. Thus, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to a decree or order of specific performance to enforce the observance and performance of that covenant or obligation and an injunction restraining any breach or threatened breach.

(b) Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9, and each party irrevocably waives any right that it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) The remedy of specific performance shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available to a party at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such parties from recovery of monetary damages.

Section 5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 5.11 Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

Section 5.12 Schedule 13D. In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to the limitations set forth therein, each Class B Holder and Greenspring Holder hereto agrees to either (i) file an appropriate Schedule 13D no later than 10 calendar days following the Effective Date or (ii) execute a power of attorney in favor of one or more designees of the Class B Committee (which shall initially be Monte Brem, Scott Hart, Jason Ment and Jennifer Ishiguro, separately and not jointly) and provide promptly such information as is requested by the Class B Committee from time to time to make Schedule 13D filings on behalf of such Class B Holder or Greenspring Holder.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the undersigned has signed this Stockholders Agreement as of the date first above written.

STEPSTONE GROUP INC.

By:
Name:
Title:

STEPSTONE GROUP LP

By:	StepStone Group Holdings LLC, its general partner

By:
Name:
Title:

CLASS B HOLDERS:

All non-institutional limited partners of StepStone Group LP and SC Partners LP

By:	StepStone Group Holdings, LLC, as attorney-in-fact

Name:
Title:

GREENSPRING HOLDERS:

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